As filed with the Securities and Exchange Commission on May 1, 2009

Registration No. 333- 144199

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

Post-Effective Amendment No. 2 to

FORM S-1

Registration Statement Under The Securities Act of 1933

LPATH, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	2836	16-1630142
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

6335 Ferris Square, Suite A, San Diego, California 92121 Phone: (858) 678-0800	Scott R. Pancoast Chief Executive Officer 6335 Ferris Square, Suite A, San Diego, California 92121 Phone: (858) 678-0800
(Address and telephone number of registrants principal executive offices and principal place of business)	(Name, address and telephone number of agent for service)

Copies to:

WESLEY J. PAUL, ESQ.

Michelman & Robinson, LLP

114 West 47th Street, 24th Floor

New York, New York 10036

Telephone:  (212) 730-7700

Approximate date of proposed sale to public:  From time to time after the effectiveness of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933,  as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $.001 per share (2)	17,733,737	$1.475	(3)(3)	$26,157,262.08	$803.03
Class A Common Stock, $.001 per share (4)	7,914,703	$1.05	(5)(5)	$8,310,438.15	$255.13
Total	25,648,440			$34,467,700.23	$1,058.16	(6)

(1)   In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)   Represents shares of Class A common stock currently outstanding to be sold by the selling security holders.

(3)   Fee calculated in accordance with Rule 457(c) of the Securities Act.  Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on June 27. 2007.

(4)   Represents shares of Class A common stock issuable upon the exercise of outstanding warrants.

(5)   Pursuant to Rule 457(g), calculated based upon the exercise price of the warrants held by the selling security holders.

(6)   Registration fee has been previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED, MAY 1, 2009

LPATH, INC.

17,733,737 shares of Common Stock

7,995,932 shares of Common Stock Issuable Upon the exercise of Warrants

The prospectus relates to the resale by certain selling security holders of Lpath, Inc. of up to 25,751,688 shares of our Class A common stock in connection with the resale of:

•                  up to 17,733,737 shares of our Class A common stock which were issued in connection with a private placement that closed in April and June 2007; and

•                  up to 7,995,932 shares of our Class A common stock which may be issued upon exercise of certain warrants issued in connection with a private placement that closed in April and June 2007 (including warrants issued to our placement agents in such offering).

The selling security holders may offer to sell the shares of Class A common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices.  For a description of the plan of distribution of the shares, please see page 25 of this prospectus.

Our Class A common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol “LPTN.” On April 27, 2009, the closing sale price of our Class A common stock on the OTC Bulletin Board was $0.85.

Investing in our securities involves significant risks.  See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

Our offices are located at 6335 Ferris Square, Suite A, San Diego, California 92121.  Our telephone number is (858) 678-0800.  Our website can be found at www.lpath.com.

The date of the prospectus is         , 2009.

You should rely only on the information contained in this prospectus.  We have not, and the selling security holders have not, authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus.  Our business, financial condition, results of operations, and prospects may have changed since that date. In this prospectus, (i) “Lpath,” “the Company,” “we,” “us,” and “our” refer to Lpath, Inc., a Nevada corporation, unless the context otherwise requires; (ii) references to “Lpath Therapeutics” or “LTI” refer to Lpath Therapeutics, Inc., our wholly owned subsidiary; and (iii) references to “common stock” or “Class A common stock” refer to the Company’s Class A common stock, par value $0.001.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  Because it is a summary, it does not contain all of the information you should consider before making an investment decision.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

Corporate Background

We are a biotechnology company focused on the discovery and development of lipidomic-based therapeutics, an emerging field of medical science whereby bioactive lipids are targeted to treat human diseases.

Lpath Therapeutics Inc., our predecessor company, was incorporated in September 1997 in the state of Delaware as Medlyte Diagnostics, Inc.  The company commenced operations in January 1998.  Our predecessor company changed its name to Medlyte, Inc. in July 2001 and to Lpath Therapeutics Inc. in July 2004.

Effective November 30, 2005, Neighborhood Connections, Inc. (“NCI”), a publicly traded Nevada corporation, completed the acquisition of Lpath Therapeutics, Inc. (“LTI”) through a reverse triangular merger in which Neighborhood Connections Acquisition Corporation (“NCI Sub”), a wholly owned subsidiary of NCI formed solely for the purpose of facilitating the merger, merged with and into LTI (“the Merger”).  LTI was the surviving corporation in the Merger and, as a result, became a wholly owned subsidiary of NCI.  On December 2, 2005, NCI amended its Articles of Incorporation to change its name to Lpath, Inc.

Although NCI acquired LTI as a result of the Merger, the stockholders of LTI received a majority of the voting interest in the combined enterprise as consideration for entering into the Merger.  Additionally, the Merger resulted in LTI’s management and Board of Directors assuming operational control of NCI.  At the time of the Merger, NCI fell within the definition of a “shell company” as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934.

Immediately preceding the Merger on November 30, 2005, LTI raised $6.0 million through the private placement of units consisting of two shares of LTI common stock and one LTI warrant.

For accounting purposes, this Merger is being accounted for in accordance with guidance set forth for transactions of this type by the Securities and Exchange Commission, which views mergers of this type to be capital transactions rather than business combinations.  Therefore, the Merger was accounted for as the issuance of LTI common stock by LTI  for the net monetary assets of NCI, accompanied by a recapitalization.

Our offices are located at 6335 Ferris Square, Suite A, San Diego, California 92121.  Our telephone number is (858) 678-0800.  Our website can be found at www.lpath.com.

THE OFFERING

Key Facts of the Offering

Shares of Class A common stock being registered	17,733,737

Total shares of Class A common stock outstanding as of the date of this prospectus	52,931,971

Number of shares of Class A common stock issuable upon the exercise of warrants	7,995,932

Total proceeds raised by us from the disposition of the Class A common stock by the selling security holders or their transferees

We will receive no proceeds from the disposition of already outstanding shares of Class A common stock by the selling security holders or their transferees. We may receive proceeds of up to $8,290,000 from the exercise of the 8,950,588 unexercised warrants covered by this prospectus.

Summary Financial Data

The following summary audited financial information for the fiscal years ended December 31, 2008 and 2007, includes balance sheet and statement of operations data from our audited financial statements.  The information contained in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes included in this prospectus.

	Lpath, Inc. For the Year Ended December 31,
Statement of Operations Data:	2008	2007
Revenues	$2,861,149	$372,348
Research and Development Expense	10,116,124	12,418,554
General and Administrative Expense	4,480,260	3,429,676
Loss from Operations	(11,735,235)	(15,475,882)
Net Loss	(11,459,985)	(15,091,760)
Loss per Share	$(0.24)	$(0.39)

	December 31,
Balance Sheet Data:	2008	2007
Working Capital	$3,261,433	$6,127,775
Total Assets	9,421,952	8,651,988
Current Liabilities	5,375,244	1,621,379
Total Stockholders’ Equity	$3,569,800	$6,335,228

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements set forth in this prospectus, including information incorporated by reference, constitute “Forward Looking Statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may,” or words or expressions of similar meaning. All such forward looking statements involve risks and uncertainties, including, but not limited to: statements regarding our research and development programs; proposed marketing and sales; patents and regulatory approvals; the effect of competition and proprietary rights of third parties; the need for and availability of additional financing and our access to capital; the future trading of our Class A common stock; the seeking of joint development, licensing or distribution and collaboration and marketing arrangements with pharmaceutical companies; and the period of time for which our existing cash will enable us to fund our operations.  In addition to the items described in this report under the heading “Risk Factors,” many important factors affect our ability to achieve our stated objectives and to successfully develop and commercialize any product candidates, including, among other things, our ability to obtain substantial additional funds, to obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each stage of development, to meet applicable regulatory standards and to receive required regulatory approvals, to meet obligations and required milestones under agreements, to be capable of manufacturing and distributing products in commercial quantities at reasonable costs, to compete successfully against other products and to market products in a profitable manner.  Therefore, prospective investors are cautioned that the forward-looking statements included in this report may prove to be inaccurate.  In light of the significant uncertainties inherent to the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by us or any other person that our objectives and plans will be achieved in any specified time frame, if at all.  Except to the extent required by applicable laws or rules, we do not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

RISK FACTORS

Investing in us entails substantial risks.  Factors that could cause or contribute to differences in our actual results include those discussed in the following section.  You should consider carefully the following risk factors, together with all of the other information included in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of our common stock.

Risks primarily associated with our business:

Our intellectual property rights are valuable, and our inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights and other intellectual property rights are critically important assets to us.  Events outside of our control could jeopardize our ability to protect our intellectual property rights.  For example, effective intellectual property protection may not be available in every country in which our products and services are distributed.  In addition, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective.  Any significant impairment of our intellectual property rights could harm our business or our ability to compete.  Protecting our intellectual property rights is costly and time consuming, and the unauthorized use of our intellectual property could cause these costs to rise significantly and materially affect our operating results.

While our goal is to obtain patent protection for our innovations, they may not be patentable or we may choose not to protect certain innovations that later turn out to be important for our business.  Even if we do obtain protection for our innovations, the scope of protection gained may be insufficient or a patent issued may be deemed invalid or unenforceable, as the issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent.  The patenting process, enforcement of issued patents, and defense against claims of infringement are inherently costly and risky.  We may not have the financial resources to defend our patents, thereby reducing our competitive position and our business prospects.  Specific risks associated with the patent process include the following:

•                  The United States or foreign patent offices may not grant patents of meaningful scope based on the applications we have already filed and those we intend to file.

•                  If our current patents do not adequately protect our drug molecules and the indications for their use, then we will not be able to prevent imitation and any product may not be commercially viable.

•                  Some of the issued patents we now license may be determined to be invalid.

•                  If we have to defend the validity of the patents that we have in-licensed, the costs of such defense could be substantial, and there is no guarantee of a successful outcome.

•                  In the event any of the patents we have in-licensed is found to be invalid, we may lose competitive position and may not be able to receive royalties for products covered in part or whole by that patent under license agreements.

In addition, changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use our discoveries or to develop and commercialize our technology and products without providing any compensation to us. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending our intellectual property rights. For example, some countries, including many in Europe, do not grant patent claims directed to methods of treating humans, and in these countries patent protection may not be available at all to protect our drug candidates.

Although we try to avoid infringement, there is the risk that we will use a patented technology owned by another person or entity and/or be sued for infringement. For example, U.S. patent applications are confidential while pending in the Patent and Trademark Office, and patent offices in foreign countries often publish patent applications for the first time six months or more after filing. Further, we may not be aware of published or granted conflicting patent rights. Any conflicts resulting from patent applications and patents of others could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. In addition, defending or indemnifying a third party against a claim of infringement can involve lengthy and costly legal actions, and there can be no guarantee of a successful outcome.

Specifically, we have filed patents to protect our compositions of matter and methods  to treat several disease states, including cancer, cardiovascular disease, cerebrovascular disease, hyperproliferative diseases, and Angiogenesis.  We do not know whether our claims will be granted.  Even if we do obtain protection for our innovations, the scope of protection gained may be insufficient or a patent issued may be deemed invalid or unenforceable.

We also seek to maintain certain intellectual property as trade secrets.  The secrecy of this information could be compromised by third parties, or intentionally or accidentally disclosed to others by our employees, which may cause us to lose any competitive advantage we enjoy from maintaining these trade secrets.

We may in the future be subject to intellectual property rights claims, which are costly to defend, which could require us to pay damages, and which could limit our ability to use certain technologies in the future.

Companies in the pharmaceutical, biopharmaceutical and biotechnology industries own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations by others of intellectual property rights.  As our products get closer to commercialization, there is greater possibility that we may become subject to an infringement claim based on use of our technology such that we would be unable to continue using the technology without obtaining a license or settlement from third parties.  Any intellectual property claims, whether merited or not, could be time-consuming and expensive to litigate and could cause us to divert critical management and financial resources to the resolution of such claims. We may not be able to afford the costs of litigation.  Any legal action against our company or our collaborators or us could lead to:

•                  payment of damages, potentially treble damages, if we are found to have willfully infringed a party’s patent rights;

•                  injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell products; or

•                  we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all.

As a result, an adverse determination also could prevent us from offering our products to the marketplace.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

There is significant litigation in our industry regarding patent and other intellectual property rights. Biotechnology companies that are much larger and with greater financial strength have gone out of business after fighting and losing an infringement battle.  We may be exposed to future litigation by third parties based on claims that our drug candidates, technologies or activities infringe the intellectual property rights of others. If our drug development activities are found to infringe any such patents, we may have to pay significant damages. A patentee could prevent us from licensing the patented technology for the identification or development of drug compounds. There are also many patents relating to chemical compounds and the uses thereof. If our compounds are found to infringe any such patents, we may have to pay significant damages. A patentee could prevent us from making, using or selling the patented compounds. We may need to resort to litigation to enforce a patent issued or licensed to us, protect our trade secrets or determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

We may be required to license technology from competitors or others in order to develop and commercialize some of our products and services, and it is uncertain whether these licenses would be available.

Third party patents may cover some of the products or services that we are developing or plan to develop (either directly or with strategic collaborative partners).   To the extent valid third party patent rights cover our products, we (or our strategic collaborative partners) would be required to seek licenses from the holders of these patents in order to continue developing such products and payments under such licenses would reduce increase our operating expenses.  We may not be able to obtain these licenses on acceptable terms, or at all.  If we fail to obtain a required license or are unable to alter the design of our technology to fall outside the scope of a third party patent, we may be unable to market some of our products, which would limit our prospects for profitability.

If we lose the services of key management personnel, we may not be able to execute our business strategy effectively.

Our future success depends in a large part upon the continued service of key members of our senior management team.  In particular, our CEO Scott Pancoast, our founder and CSO Roger Sabbadini, Ph.D., and our Head of Ocular, Glenn Stoller, M.D., are all critical to our overall management as well as the development of our technology, our culture and our strategic direction.  None of our executive officers and key employees has long-term employment contracts with us, and we do not maintain any key-person life insurance policies.  The loss of any of our management or key personnel could materially harm our business.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire additional qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals.  Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our organization.  Despite the current economic conditions, competition in our industry for qualified employees remains intense. We expect that as more companies in the biotechnology and pharmaceutical industries establish programs to discover drugs that target bioactive lipids, the demand for scientists with experience working with bioactive lipids will increase. As that demand increases, it is likely that certain of our competitors will directly target certain of our employees.  Our continued ability to compete effectively depends on our ability to retain and motivate our existing employees.

We may also need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing, and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies and other emerging entrepreneurial companies, as well as universities and research institutions. Competition for qualified individuals, particularly in the Southern California area, remains intense despite the current economic conditions, which have somewhat softened demand for qualified personnel.  However, we expect that over the longer term we will continue to face stiff competition and may not be able to successfully recruit or retain such personnel. Attracting and retaining qualified personnel will be critical to our success.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property.

Because we operate in the highly technical field of drug discovery and development, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

Our industry is highly competitive, so, even if our products ultimately get approved by the FDA, our success depends on our ability to sustain competitive advantages.

The pharmaceutical, biopharmaceutical and biotechnology industries are very competitive, fast moving and intense, and, despite current economic conditions, are expected to be increasingly so in the future. Other companies have developed and are developing drugs that, if not similar in type to our drugs, are designed to address the same patient or subject population. Therefore, our lead product, other products we have in development, or any other products we may acquire or in-license may not be the best, the safest, the first to market, or the most economical to make or use. If a competitor’s product is better than ours, for whatever reason, then we could make less money from sales, if we are able to generate sales at all.

There are many reasons why a competitor might be more successful than we are, including:

•                  Many competitors have greater financial resources and can afford more technical and development setbacks than we can.

•                  Many competitors have been in the drug-discovery and drug-development business longer than we have. They have greater experience than us in critical areas like clinical testing, obtaining regulatory approval, and sales and marketing. This experience and their name recognition give them a competitive advantage over us.

•                  Some competitors may have a better patent position protecting their technology than we have or will have to protect our technology. If we cannot use our proprietary rights to prevent others from copying our technology or developing similar technology, then our competitive position will be harmed.

•                  Some companies with competitive technologies may move through stages of development, approval, and marketing faster than we do. If a competitor receives FDA approval before we do, then it will be authorized to sell its products before we can sell ours. Because the first company “to market” often has a significant advantage over latecomers, a second-place position could result in less-than-anticipated sales.

The United States Food, Drug, and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, non-infringed versions of a drug in order to facilitate the approval of abbreviated new drug application for generic substitutes. These same incentives also encourage manufacturers to submit new drug applications, known as 505(b)(2) applications, that rely on literature and clinical data not originally obtained by the drug sponsor. In light of these incentives and especially if our lead product (or our other drug candidates in development or any other products we may acquire or in-license) are commercially successful, other manufacturers may submit and gain successful approval for either an abbreviated new drug application or a 505(b)(2) application that will compete directly with our products.  Such competition will likely cause a reduction in our revenues.

We may not successfully manage any growth that we may experience.

Our future success will depend upon the expansion of our operations and the effective management of any such growth, which will place a significant strain on our management and on our administrative, operational, and financial resources. To manage any such growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

Our drug-development programs depend upon third-party researchers who are outside our control.

We depend upon independent investigators and collaborators, such as universities, medical institutions, and clinical research organizations to conduct our pre-clinical and clinical trials under agreements with us. Such agreements are often standard-form agreements typically not subject to extensive negotiation.  These investigators or collaborators are not our employees, and in general we cannot control the amount or timing of resources that they devote to our programs.  These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us.

If conflicts arise with our collaborators, they may act in their self-interests, which may be adverse to our interests.

Conflicts may arise in our collaborations we have entered into or may enter into due to one or more of the following:

•                  disputes with respect to payments that we believe are due under a collaboration agreement;

•                  disagreements with respect to ownership of intellectual property rights;

•                  unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities;

•                  delay of a collaborator’s development or commercialization efforts with respect to our drug candidates; or

•                  termination or non-renewal of the collaboration.

In addition, in our collaborations, we may be required to agree not to conduct independently, or with any third party, any research that is competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Our collaborators, however, may be able to develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations.

Our collaborations with outside scientific and clinical advisors may be subject to restriction and change.

We work with scientific and clinical advisors at academic and other institutions who are experts in the fields of oncology, ophthalmology, and autoimmune disorders (such as multiple sclerosis). They assist us in our research and development efforts and advise us with respect to our clinical trials. These advisors are not our employees and may have other commitments that would limit their future availability to us. Although our scientific and clinical advisors and collaborators generally agree not to engage in competing work, if a conflict of interest arises between their work for us and their work for another entity, we may lose their services, which may impair our reputation in the industry and delay the clinical development of our drug candidates.

In addition, our advisors at academic or other institutions may be subject to the rules and regulations of such institutions which may limit or even prohibit their respective future involvement with us, such as with providing cooperation on publications.

We are dependent on third-party manufacturers, over whom we have limited control, to manufacture our products.

The manufacturing process of ASONEP and any other therapeutic products we may want to commercialize is expected to involve a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA. Moreover, our proposed products may be manufactured only in a facility that has undergone a satisfactory inspection and certification by the FDA.  We do not have any manufacturing facilities ourselves and expect to rely on one or more third-party manufacturers to properly manufacture our lead product ASONEP and any other products we may develop or in-license and may not be able to quickly replace our manufacturing capacity if we were unable to use a third party’s manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if such facilities are deemed not in compliance with current GMP requirements, and the noncompliance could not be rapidly rectified. Our inability or reduced capacity to have ASONEP and any other products we may develop or in-license manufactured would prevent us from successfully commercializing our proposed products.  Our dependence upon third parties for the manufacture of our proposed products may adversely affect our profit margins and our ability to develop and deliver proposed products on a timely and competitive basis.  Any delays in formulation and manufacturing objectives may cause a delay in our clinical program, and could have an adverse effect on the price of our company’s shares.

We have a limited product and technology portfolio at the current time.

Although our clinical and pre-clinical drug candidates, ASONEP and iSONEP might ultimately show clinical relevance in multiple disease states, we have validated it only against cancer and AMD and only in animal models.

Our ImmuneY2 process of generating monoclonal antibodies against lipid mediators may not be successful against future targets.  As such, there can be no assurance that we will be able to develop a monoclonal antibody against our next target, and thus, Lpathomab may fail to become a drug candidate at all.

There can be no assurance that any of our other product ideas will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

There can be no assurance that any programs or technologies that we might license in or acquire in the future will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

Acquisitions or in-licensing of drug-development programs could result in operating difficulties, dilution and other harmful consequences.

We may acquire complementary companies, products, or technologies or seek to in-license certain technologies, but have only limited experience in these types of transactions.  We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions.  From time to time, we may engage in discussions regarding potential acquisitions or the in-licensing or certain technologies we believe are critical to our business.  Any one of these transactions could have a material effect on our financial condition and operating results.  In addition, the process of integrating an acquired company, business or technology may create unforeseen operating difficulties and expenditures and therefore entails significant risk.  As a result, we will incur a variety of costs in connection with an acquisition and may never realize its anticipated benefits.

Any acquisitions we make may disrupt operations and divert management’s attention from day-to-day operations, which could impair our relationships with current employees, collaborators, and strategic partners.  We may also have to, or choose to, incur debt or issue equity securities to pay for any future acquisitions.  The issuance of equity securities for an acquisition could be substantially dilutive to our stockholders.  In addition, our profitability may suffer because of acquisition-related costs or amortization or impairment costs for acquired goodwill and other intangible assets.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may not be able to generate product revenue.

We do not currently have an organization for the sales, marketing and distribution of pharmaceutical products. In order to market any products that may be approved by the FDA, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. In addition, we have no experience in developing, training or managing a sales force and will incur substantial additional expenses in doing so. The cost of establishing and maintaining a sales force may exceed its cost effectiveness. Furthermore, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.

Risks associated with the financing, revenue, and internal controls of the Company:

We are a development stage company, and we may be unable to generate significant revenues and may never become profitable.

We are a development stage company that has generated approximately $4.9 million in revenues to date.  Our revenue has been from grants to support our research and development activities and revenues paid under our collaboration agreement with Merck.  In the event that Merck elects to terminate the agreement, our expected revenues would be substantially reduced.  We expect to incur significant research and development costs for the foreseeable future.  We may not be able to validate and market products in the future that will generate significant revenues.  In addition, any revenues that we may generate may be insufficient for us to become profitable.

In particular, potential investors should be aware that we have not proven that we can:

•                  raise sufficient additional capital in the public and/or private markets to continue the development of our drug product candidates through clinical trials and other regulatory approval thresholds;

•                  obtain the regulatory approvals necessary to commence selling our therapeutic drugs or diagnostic products in the U.S., Europe or elsewhere;

•                  develop and manufacture drugs in a manner that enables us to be profitable and meets regulatory, strategic partner and customer requirements;

•                  develop and maintain relationships with key vendors that will be necessary to optimize the market value of the drugs we develop;

•                  maintain relationships with strategic partners that will be necessary to commercialize the drugs we develop or develop relationships with other strategic partners with respect to our other drug candidates other than ASONEP;

•                  respond effectively to competitive pressures; or

•                  recruit and build a management team to accomplish our business plan.

If we are unable to accomplish these goals, our business is unlikely to succeed.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

We have a limited operating history from which to evaluate our business.  We have only generated approximately $4.9 million in revenues to date, and have not received FDA approval for marketing any of our product candidates.  Failure to obtain FDA approval for our products would have a material adverse effect on our ability to continue operating.  Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of development.  We may not be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, operating results and financial condition.

Because of this limited operating history and because of the emerging nature of the markets in which we compete, our historical financial data is of limited value in estimating future operating expenses.  Our budgeted expense levels are based in part on our expectations concerning future revenues.  However, our ability to generate any revenues beyond grants or fees based on our current agreement with Merck depends largely on receiving marketing approval from the FDA.  Moreover, if FDA approval is obtained, the size of any future revenues depends on the choices and demand of individuals, which are difficult to forecast accurately.  We may be unable to adjust our operations in a timely manner to compensate for any unexpected shortfall in revenues.  Accordingly, a significant shortfall in demand for our products could have an immediate and material adverse effect on our business, results of operations, and financial condition.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control.  For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as any indication of our future performance.  Our quarterly and annual expenses are likely to increase substantially over the next several years depending upon the level of our drug development activities. Revenues from the SBIR grants and revenue from Merck may not continue at the current levels.  Our operating results in future quarters may fall below expectations.  Any of these events could adversely impact our business prospects and make it more difficult to raise additional equity capital at an acceptable price per share.  Each of the risk factors listed in this “Market Risks” section may affect our operating results.

Our business and our industry are constantly changing and evolving over time.  Furthermore, we compete in an unpredictable industry and regulatory environment.  Our ability to succeed depends on our ability to compete in this fluctuating market.  As such, our actual operating results may differ substantially from our projections.

The report of the independent registered public accounting firm on our 2008 consolidated financial statements contains a going concern modification.

Even though we raised net proceeds of approximately $6.3 million in a private placement that we closed in the third quarter of 2008 (the “2008 Private Placement”), and received $5.0 million in funding under the terms of our collaborative agreement with Merck, of which $7.8 million remains available at December 31, 2008, the report of the independent registered public accounting firm covering our consolidated financial statements for the years ended December 31, 2008 and December 31, 2007 stated that certain factors, including our net losses and our net cash used in our operating activities, when compared with our net cash position, raise substantial doubt as to our ability to continue as a going concern notwithstanding the proceeds from our private placement.

Although we raised net proceeds of approximately $6.3 million in 2008 and entered into a collaborative development agreement with Merck, we may require substantial additional financing in order to carry out our planned activities beyond 2009.

The amount of cash we had on hand as of March 31, 2009 was approximately $6.7 million.  This amount plus the funds we anticipate will be received under the Merck collaboration agreement would be sufficient to meet our cash requirements to the end of 2009.  Although we believe work under the collaborative agreement with Merck is progressing as planned, there can be no assurance that Merck will not cancel the agreement before the conclusion of the initial development period. In the event that Merck decides to cancel its agreement with us, we would need to seek additional sources of capital.  During the first twelve months of the collaboration, Merck may terminate the arrangement upon 30 days written notice to Lpath.  We expect to continue to incur cash losses from operations during 2009.  While we had cash totaling $6.7 million as of March 31, 2009, the cost of its ongoing drug discovery and development efforts, including general and administrative expenses, are expected to consume between $12 and $19 million in 2009.  Additional capital may be required to continue to fund the company’s research and development projects in 2009 and beyond.  We expect we will be required to issue additional equity or debt securities or enter into other financial arrangements, including relationships with corporate and other partners, in order to raise substantial additional capital necessary to fund the next five to ten year period during which we will be required to conduct product development and FDA testing through Phase 3 testing. Depending upon market conditions, we may not be successful in raising sufficient additional capital for our long-term requirements. If we fail to raise sufficient additional financing, we will not be able to develop our product candidates, we will be required to reduce staff, reduce or eliminate research and development, slow the development of our product candidates and outsource or eliminate several business functions. Even if we are successful in raising such additional financing, we may not be able to successfully complete planned clinical trials, development, and marketing of all, or of any, of our product candidates. In such event, our business, prospects, financial condition and results of operations could be materially adversely affected. We may be required to reduce our staff, discontinue certain research or development programs of our future products, and cease to operate.

The recent volatility in the financial markets could adversely affect us or our partners or suppliers.

As widely reported, financial markets in the United States and abroad have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in securities prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. Among other risks we face, the current tightening of credit in financial markets may adversely affect our ability to obtain financing in the future, including our ability to fund the further development of iSONEP and our other product candidates. In addition, current economic conditions could harm the liquidity or financial position of our partners or suppliers, which could, in turn, cause such parties to fail to meet their contractual or other obligations to us.

We may be unable to maintain an effective system of internal controls and accurately report our financial results or prevent fraud, which may cause our current and potential stockholders to lose confidence in our financial reporting and adversely impact our business and our ability to raise additional funds in the future.

Effective internal controls are necessary for us to provide reliable financial statements and effectively prevent fraud.  If we cannot provide reliable financial statements or prevent fraud, our operating results and our reputation could be harmed as a result, causing stockholders and/or prospective investors to lose confidence in management and making it more difficult for us to raise additional capital in the future.

A significant  source of revenue, grant funds from the National Institutes for Health, may not continue to be a source of revenue in the future.

Although we have applied for many grants thus far and have been awarded five of them, in the future, the National Institutes of Health (“NIH”) may not find our grant applications worthy of such grants.  In addition, the NIH requires audits of those recipients of grant funds exceeding $500,000 in any year, a threshold that we exceeded in 2008. Such audits test the allowability and allocation of expenditures and ultimately compliance with OMB Circular A-133 audit requirements.  There can be no assurance that we will pass such an audit, and failure to pass could result in a material adverse effect on our cash flow and our business operations.

Risks primarily associated with the Company’s stock:

The price of our common stock may be volatile.

The trading price of our common stock may fluctuate substantially. Our common stock is traded on the Over-the-Counter Bulletin Board (“OTCBB”) and is quoted under the symbol LPTN. The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists. Our common stock is thus subject to this volatility.

The price of the common stock that will prevail in the market after the sale of the shares of common stock by the selling stockholders may be higher or lower than the price you have paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Those factors that could cause fluctuations include, but are not limited to, the following:

•                  price and volume fluctuations in the overall stock market from time to time;

•                  fluctuations in stock market prices and trading volumes of similar companies;

•                  actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•                  general economic conditions and trends;

•                  sales of large blocks of our stock;

•                  departures of key personnel;

•                  changes in the regulatory status of our product candidate or clinical trials;

•                  announcements of new products or technologies;

•                  regulatory developments in the United States and other countries; and

•                  failure of our common stock to be listed quoted on the Nasdaq Capital Market, American Stock Exchange or other national market system.

If additional authorized shares of our common stock available for issuance or shares eligible for future sale were introduced into the market, it could hurt our stock price.

We are authorized to issue 100,000,000 shares of common stock.  As of March 31, 2009, there were an aggregate of 75,080,148 shares of our common stock issued and outstanding on a fully diluted basis.  That total includes 5,615,611 shares of our common stock that may be issued upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units, and 16,533,466 shares of common stock that may be issued upon the exercise of outstanding warrants.  The exercise of options and/or warrants may cause substantial dilution to those who hold shares of common stock prior to such exercises.  We are also unable to estimate the amount, timing or nature of future sales of outstanding common stock.  Sales of substantial amounts of the common stock in the public market by these holders or perceptions that such sales may take place may lower the common stock’s market price.

Sales of additional equity securities may adversely affect the market price of our common stock and your rights in us may be reduced.

We expect to continue to incur product development and selling, general and administrative costs, and in order to satisfy our funding requirements, we will need to sell additional equity securities, in transactions similar in size and scope to our prior private placements, which may be subject to registration rights (as in our prior private placements). The sale or the proposed sale of substantial amounts of our common stock in the public markets may adversely affect the market price of our common stock and our stock price may decline substantially. Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, new equity securities issued may have greater rights, preferences or privileges than our existing common stock.

There is no assurance of an established public trading market.

A regular trading market for our common stock may not be sustained in the future. FINRA (formerly, NASD) has enacted changes that limit quotation on the OTCBB to securities of issuers that are current in their reports filed with the SEC. The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time. The OTCBB is an inter-dealer, over-the-counter market that provides significantly less liquidity than a listing on the Nasdaq Stock Markets or other national securities exchange. Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for the Nasdaq Stock Market. Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price. Market prices for our common stock will be influenced by a number of factors, including:

•                  the issuance of new equity securities pursuant to a future offering;

•                  competitive developments;

•                  variations in quarterly operating results;

•                  change in financial estimates by securities analysts;

•                  the depth and liquidity of the market for our common stock;

•                  investor perceptions of our company and the technologies industries generally; and

•                  general economic and other national conditions.

Our common stock is considered “a penny stock” and, as a result, it may be difficult to trade a significant number of shares of our common stock.

The Securities and Exchange Commission (“SEC”) has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. Following our reorganization and merger on November 30, 2005, the market price of our common stock has been less than $5.00 per share.  As a result of our prior private placements, we will have more than doubled the number of shares outstanding since the time of our listing on the OTCBB in November 2005.  Consequently, it is likely that the market price for our common stock will remain less than $5.00 per share for the foreseeable future and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors hereunder to sell their shares. In addition, because our common stock is traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

We are able to issue shares of preferred stock with rights superior to those of holders of our common stock.

Our Certificate of Incorporation provide for the authorization of 5,000,000 shares of “blank check” preferred stock. Pursuant to our Certificate of Incorporation, our Board of Directors is authorized to issue such “blank check” preferred stock with rights that are superior to the rights of stockholders of our common stock, at a purchase price then approved by our Board of Directors, which purchase price may be substantially lower than the market price of shares of our common stock, without stockholder approval.  Pursuant to agreements with us, until July 2009, some of our investors have pre-emptive rights with respect to the issuance of additional shares of capital stock in most capital raising transactions (which includes preferred stock).

We do not intend to pay dividends.

We have never declared or paid any dividends on our securities. We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Risks primarily associated with the drug discovery and development industry and with market and regulatory conditions in general:

We must obtain governmental approval for each of our products, which is an expensive and complicated process in which any of a number problems could arise that would adversely affect our business.

The development, production and marketing of our products are subject to extensive regulation by government authorities in the United States and most other developed countries.  The process of obtaining approval from the FDA in the United States requires conducting extensive pre-clinical and clinical testing.

We have limited experience in, and limited resources available for, regulatory activities. Failure to comply with applicable regulations can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions and criminal prosecution.

Any of the following events can occur and, if any did occur, any one could have a material adverse effect on our business, financial conditions and results of operations:

•                  difficulty in securing centers to conduct trials;

•                  difficulty in enrolling patients in conformity with required protocols or projected timelines;

•                  unexpected adverse reactions by patients or a temporary suspension or complete ban on trials of our products due to adverse side effects;

•                  clinical trials may not yield sufficiently conclusive results for regulatory agencies to approve the use of our lead product, other products in development, or any other products we may acquire or in-license;

•                  there can be delays, sometimes long delays, in obtaining approval for our product candidates, including, but not limited, to requests for additional clinical trials;

•                  the rules and regulations governing product candidates such as ours can change during the review process, which can result in the need to spend time and money for further testing or review;

•                  if approval for commercialization is granted, it is possible the authorized use will be more limited than we believe is necessary for commercial success, or that approval may be conditioned on completion of further clinical trials or other activities; and

•                  once granted, approval can be withdrawn, or limited, if previously unknown problems arise with our human-use product or data arising from its use.

In addition, most of our product candidates target lipids, as opposed to proteins, and the FDA has not previously approved any similar product.  Thus, we may encounter unexpected safety, efficacy, or manufacturing issues as we seek to obtain marketing approval.

These and other factors could delay marketing approval from the FDA or cause us to fail to receive any approval from the FDA or other governmental authorities.

Clinical trials are expensive, time-consuming and difficult to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Further, the medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways that we may not be able to accurately predict. The clinical trial process is also time-consuming, and we do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all. We estimate that the clinical trials for our first product candidate, ASONEP, will not be completed before 2010 at the earliest.  Significant delays may adversely affect our financial results and the commercial prospects for ASONEP (or our other potential products or any other products we may acquire or in-license), and delay our ability to become profitable. Product development costs to us and our collaborators will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Furthermore, as failure can occur at any stage of the trials, we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•                  changes to applicable regulatory requirements;

•                  unforeseen safety issues;

•                  determination of dosing issues;

•                  lack of effectiveness in the clinical trials;

•                  slower than expected rates of patient recruitment;

•                  inability to monitor patients adequately during or after treatment;

•                  inability or unwillingness of medical investigators to follow our clinical protocols;

•                  inability to maintain a supply of the investigational drug in sufficient quantities to support the trials; and

•                  suspension or termination of clinical trials for various reasons, including noncompliance with regulatory requirements or changes in the clinical care protocols and standards of care within the institutions in which our trials take place.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in any INDs or the conduct of these trials.  A number of companies in the biotechnology and drug development industries have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.

The results of our clinical trials may not support either further clinical development or the commercialization of our product candidates.

Even if our clinical trials are completed as planned, their results may not support either the further clinical development or the commercialization of our product-candidates. The FDA or government authorities may not agree with our conclusions regarding the results of our clinical trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results from any later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues.

Delays in patient enrollment for clinical trials could increase costs and delay regulatory approvals.

The rate of completion of our clinical trials will depend on the rate of patient enrollment. There may be substantial competition to enroll patients in clinical trials for our lead product ASONEP and any other products we may develop or in-license. This competition has delayed the clinical trials of other biotechnology and drug development companies in the past. In addition, recent improvements in existing drug therapy may make it more difficult for us to enroll patients in our clinical trials as the patient population may choose to enroll in clinical trials sponsored by other companies or choose alternative therapies. Delays in patient enrollment can result in increased development costs and delays in regulatory approvals.

Health care reform, which includes amendments to the Food and Drug Act, may adversely impact our business.

The United States government and other governments have shown significant interest in pursuing healthcare reform.   Any government-adopted reform measures could adversely impact:

•                  the pricing of healthcare products in the United States or internationally; and

•                  the amount of reimbursement available from governmental agencies or other third party payors.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, that relate to healthcare availability, methods of delivery or payment for products and services, or sales, marketing or pricing may cause our revenue to decline, and we may need to revise our research and development programs.

On September 27, 2007, the Food and Drug Administration Amendments Act of 2007 (the “FDAAA”) was enacted, giving the FDA enhanced post-market authority, including the authority to require post-market studies and clinical trials, labeling changes based on new safety information, and compliance with risk evaluation and mitigation strategies approved by the FDA. The FDA’s exercise of its new authority could result in delays or increased costs during the period of product development, clinical trials and regulatory review and approval, increased costs to assure compliance with new post-approval regulatory requirements, and potential restrictions on the sale of approved products.

We will incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the SEC, will result in increased costs to us as we evaluate the implications of these laws and regulations and respond to their requirements. In particular, we expect that our auditing and other related fees and expenses are expected to increase substantially in the near future. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

We may incur significant or currently undeterminable costs in complying with environmental laws and regulations.

We use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. As appropriate, we will store these materials and wastes resulting from their use at our or our outsourced laboratory facility pending their ultimate use or disposal. We will contract with a third party to properly dispose of these materials and wastes. We will be subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes. We may also incur significant costs complying with environmental laws and regulations adopted in the future.

If Medicare and other third-party payors, including managed care organizations, do not provide adequate reimbursement for our drugs or our diagnostic products, if commercialized, the commercial success of our product candidates could be compromised.

Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that our product candidates, if commercialized, are: experimental or investigational; not medically necessary; not appropriate for the specific patient; or not cost-effective.

Reimbursement by Medicare may require a review that will be lengthy and that will be performed under the provisions of a National Coverage Decision process with payment limits as the Secretary of Health and Human Services (“HHS”) determines appropriate. We cannot guarantee that the Secretary of HHS will act to approve any of our products, if commercialized, on a timely basis, or at all.  In addition, there have been and will most likely continue to be significant efforts by both federal and state agencies to reduce costs in government healthcare programs and otherwise implement government control of healthcare costs. Any future changes in Medicare reimbursement that may come about as a result of enactment of healthcare reform or of deficit-reduction legislation will likely continue the downward pressure on reimbursement rates.  In addition, emphasis on managed care in the United States may continue to pressure the pricing of healthcare services.  In certain countries outside the United States, pricing and profitability of prescription pharmaceuticals are subject to government control. Third party payors, including Medicare, are challenging the prices charged for medical products and services.  In addition, government and other third-party payors increasingly are limiting both coverage and the level of reimbursement for many drugs and diagnostic products. If government and other third-party payors do not provide adequate coverage and reimbursement for our products, it may adversely affect our business.  Since policy-level reimbursement approval is required from each private payor individually, seeking such approvals is a time-consuming and costly process.  If we are unable to obtain adequate reimbursement approval from Medicare and private payors for any of our products, or if the amount reimbursed is inadequate, our ability to generate revenue will be limited.

Physicians and patients may not accept and use our drugs.

Even if the FDA approves our initial lead product, ASONEP (or any other product we commercialize), physicians and patients may not accept and use it. Acceptance and use of ASONEP, or any of our future products, will depend upon a number of factors including:

•                  perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs and the use of controlled substances;

•                  cost-effectiveness of our drugs or diagnostic products relative to competing products;

•                  availability of reimbursement from government or other healthcare payors for our lead product, ASONEP which is expected to cost as much as $30,000 or more per year of treatment and any other products we commercialize; and

•                  effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would severely harm our business.

Any claims relating to improper handling, storage or disposal of biological, hazardous and radioactive materials used in our business could be costly and delay our research and development efforts.

Our research and development activities involve the controlled use of potentially harmful hazardous materials, including volatile solvents, biological materials such as blood from patients that has the potential to transmit disease, chemicals that cause cancer, and various radioactive compounds. Our operations also produce hazardous waste products.  We face the risk of contamination or injury from the use, storage, handling or disposal of these materials.  We are subject to federal, state, and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products.  The cost of compliance with these laws and regulations could be significant, and current or future environmental regulations may impair our research, development or production efforts.  In the event of contamination or injury, we could be subject to criminal sanctions or fines or held liable for damages, our operating licenses could be revoked, or we could be required to suspend or modify our operations and our research and development efforts.

We may occasionally become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time we may become engaged in disputes regarding our commercial transactions.  These disputes, if they occur, could result in monetary damages or other remedies that could adversely impact our financial position or operations.  Even if we prevail in these disputes, they may distract our management from operating our business and the cost of defending these disputes would reduce our operating results.

We may be subject to product liability claims.

The development, manufacture, and sale of pharmaceutical products expose us to the risk of significant losses resulting from product liability claims.  Although we intend to obtain and maintain product liability insurance to offset some of this risk, we may be unable to secure such insurance or it may not cover certain potential claims against us.

We may not be able to afford to obtain insurance due to rising costs in insurance premiums in recent years.  If we are able to secure insurance coverage, we may be faced with a successful claim against us in excess of our product liability coverage that could result in a material adverse impact on our business.  If insurance coverage is too expensive or is unavailable to us, we may be forced to self-insure against product-related claims.  Without insurance coverage, a successful claim against us and any defense costs incurred in defending ourselves may have a material adverse impact on our operations.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees.  As of April 30, 2009, no warrants covered by this prospectus have been exercised.  We may receive up to $8,290,000 from the exercise of the unexercised warrants covered by this prospectus.  The proceeds we could receive from the exercise of such warrants have not yet been earmarked for any specific use beyond working capital needs because there is no certainty that we will ever receive any proceeds from the exercise of such warrants.  The proceeds we received from the outstanding shares of Class A common stock covered by this prospectus, which were sold by us in private placements, are intended to be used to advance our various programs, including clinical development of our most advanced programs.

SELLING SECURITY HOLDERS

We are registering the following: (i) shares of our Class A common stock purchased by investors in our 2007 private placement offering, (ii) shares of our Class A common stock issuable upon the exercise of warrants purchased by those investors in the same offering and (iii) shares of our Class A common stock issuable upon the warrants issued to the placement agent and sub-agents engaged in our 2007 private placement.

We are also registering an additional amount of 81,229 shares of our Class A common stock issuable upon the exercise of warrants from holders who participated in our 2007 private placement offering.  Such holders received adjustments to their respective warrants received in such 2007 placement as a result of certain weighted average price protection rights which were triggered in connection with our 2008 private placement offering which closed in August 2008.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

Selling Security Holder	Common Stock Beneficially Owned Before Offering		Shares of Common Stock Being Offered in the Offering (1)	Common Stock Beneficially Owned After Offering (1)	Percent After Offering
LBI Group Inc.*** 399 Park Avenue 9th Floor New York, NY 10022	7,591,098	(3)	7,591,098	—0—	*

Barclays Bank PLC 1 Churchill Place London, E14 5HP, England	8,421,100	(32)	8,421,100

WHI Morula Fund, LLC 191 N. Wacker Drive, Suite 1500 Chicago, IL 60606	1,425,870	(4)	1,425,870	—0—	*

WHI Growth Fund Q.P., L.P. 191 N. Wacker Drive, Suite 1500 Chicago, IL 60606	2,368,594	(5)	2,368,594	—0—	*

Panacea Fund, LLC 191 N. Wacker Drive, Suite 1500 Chicago, IL 60606	1,425,870	(6)	1,425,870	—0—	*

WHI Select Fund, L.P. 191 N. Wacker Drive, Suite 1500 Chicago, IL 60606	1,140,707	(7)	1,140,707	—0—	*

Biogen IDEC MA Inc. A wholly owned subsidiary of Biogen IDEC Inc. 14 Cambridge Center Cambridge, MA 02142	2,839,240	(8)	2,370,490	468,750	*

Roaring Fork Capital SBIC, L.P. 5350 S. Roslyn St., Suite 380 Greenwood Village, CO 80111	3,926,894	(9)	1,069,394	2,857,500	6.9%

E. Jeffrey Peierls 73 S. Holman Way Golden, CO 80401	3,514,671	(10)	142,586	1,840,000	4.1%

UD E.F. Peierls for B.E. Peierls 73 S. Holman Way Golden, CO 80401	54,183	(10)	54,183	—0—	*

UD E.F. Peierls for E.J. Peierls 73 S. Holman Way Golden, CO 80401	54,183	(10)	54,183	—0—	*

UD J.N. Peierls for B.E. Peierls 73 S. Holman Way Golden, CO 80401	74,145	(10)	74,145	—0—	*

Selling Security Holder	Common Stock Beneficially Owned Before Offering		Shares of Common Stock Being Offered in the Offering (1)	Common Stock Beneficially Owned After Offering (1)	Percent After Offering

UD J.N Peierls for E.J. Peierls 73 S. Holman Way Golden, CO 80401	74,145	(10)	74,145	—0—	*

UD E.S. Peierls for E.F. Peierls Et al. 73 S. Holman Way Golden, CO 80401	34,220	(10)	34,220	—0—	*

UW Jennie Peierls for B.E. Peierls 73 S. Holman Way Golden, CO 80401	65,589	(10)	65,589	—0—	*

UW Jennie Peierls for E.J. Peierls 73 S. Holman Way Golden, CO 80401	65,589	(10)	65,589	—0—	*

UW E.S. Peierls for BEP Art VI-Accum 73 S. Holman Way Golden, CO 80401	44,202	(10)	44,202	—0—	*

UW E.S. Peierls for EJP Art VI-Accum 73 S. Holman Way Golden, CO 80401	28,518	(10)	28,518	—0—	*

The Peierls Foundation, Inc. 73 S. Holman Way Golden, CO 80401	2,391,760	(10)	951,760	1,440,000	3.2%

UD Ethel F. Peierls Charitable Lead Trust 73 S. Holman Way Golden, CO 80401	245,551	(10)	85,551	160,000	*

Brian Eliot Peierls 7808 Harvestman Cove Austin, TX 78731	2,897,121	(11)	99,810	1,760,000	3.9%

Scott R. Pancoast (2) 6335 Ferris Square, Suite A San Diego, CA 92121	1,639,022	(12)	13,546	1,625,476	1.8%

Theresa L. and John W. Trzcinka 1773 Playa Vista San Marcos, CA 92078	172,622	(13)	28,446	144,216	*

Elise R. Stoller Living Trust 88 The Serpentine Roslyn, NY 11576	529,056	(14)	20,318	508,738	*

William S. Shestowsky 7652 Marker Road San Diego, CA 92130	43,794	(15)	13,546	30,248	*

Selling Security Holder	Common Stock Beneficially Owned Before Offering		Shares of Common Stock Being Offered in the Offering (1)	Common Stock Beneficially Owned After Offering (1)		Percent After Offering
Genevieve Hansen PMB 168 P.O. Box 5000 Rancho Santa Fe, CA 92067	213,721	(16)	28,446	185,275		*

J. Scott Liolios *** 2431 W. Coast Highway #205 Newport Beach, CA 92663	353,536	(17)	142,586	210,950		*

Bernard S. Carrey 1012 Rainbow Court Bradenton, FL 34212	34,519	(18)	34,519	—0—		*

Richard Molinsky 51 Lords Highway East Weston, CT 06883	35,646	(19)	35,646	—0—		*

Sterling Securities International Ltd Suite # 6203 P.B. Box 561 I-5 Irish Town Imoki House Gibraltar	197,027	(20)	197,027	—0—		*

Investment Strategies Fund LP 605 Third Avenue, 19th Floor New York, NY 10158	71,292	(21)	71,292	—0—		*

Boris Volman 135-30 Grand Central Parkway, Apt. 512 Kew Gardens, NY 11435	142,229	(22)	142,229	—0—		*

Charles C. Feddermann 3 Robinhood Court Lincolnshire, IL 60069	182,586	(23)	182,586	40,000		*

Alexander Ruckdaschel 123 East 83rd Street New York, NY 10028	71,292	(24)	71,292	—0—		*

Mai N. Pogue, IRA 7851 Fisher Island Drive Fisher Island, FL 33109	85,550	(25)	85,550	—0—		*

Jacqueline Pogue Tanner 20 Hedgerow Lane Greenwich, CT 06831	18,148	(26)	18,148	—0—		*

Gerald Pogue, Jr. 60 Patterson Avenue Greenwich, CT 06830	14,258	(27)	14,258	—0—		*

Warrant STRATEGIES Fund, L.L.C. 350 Madison Ave. 10th Floor New York, New York 10017	28,807	(28)	28,436	371		*

Gary Davis*** 300 East 56th Street New York, NY 10004	227,816	(28)	113,831	113,985	(31)	*

Selling Security Holder	Common Stock Beneficially Owned Before Offering		Shares of Common Stock Being Offered in the Offering (1)	Common Stock Beneficially Owned After Offering (1)	Percent After Offering

Salvatore Saraceno*** c/o Griffin Securities, Inc. 17 State Street New York, NY 10004	161,610	(29)	159,529	2,081	*

Mark Zizzamia*** c/o Griffin Securities, Inc. 17 State Street New York, NY 10004	313,566	(29)	309,528	4,038	*

Julia Lancian*** c/o Griffin Securities, Inc. 17 State Street New York, NY 10004	20,261	(29)	20,000	261	*

Adrian Stecyk*** c/o Griffin Securities, Inc. 17 State Street New York, NY 10004	778,507	(29)	771,864	6,643	*

Michael Boylan 10 Riverdell Drive Essex Junction, VT	61,291		60,502	789	*

McGinn Smith & Company, Inc.** 99 Pine Street Albany, NY	259,129	(30)	244,204	14,925	*

*	Less than 1.0%
**	Registered broker-dealer
***	Affiliate or registered representative of a registered broker-dealer

(1)	Includes shares of Class A common stock issuable upon the exercise of warrants, and is adjusted to reflect the sale of shares pursuant to this offering.

(2)	Address is c/o Lpath, Inc., 6335 Ferris Square, Suite A, San Diego, California 92121.

(3)

Consists of 3,684,211 shares of Class A common stock and 3,906,887 shares of Class A common issuable upon the exercise of warrants owned by LBI Group Inc. (“LBI”). Lehman Brothers Holdings Inc., a former public company and broker-dealer, now in Chapter 11 Bankruptcy receivership, is the parent company of Lehman Brothers Inc.

(4)

Consists of 1,052,640 shares of Class A common stock owned by WHI Morula Fund, LLC (“Morula”) and 373,230 shares of Class A common stock issuable upon the exercise of warrants owned by Morula. Charles Polsky, a Vice President of William Harris Investors, Inc., the manager of Morula, has voting and investment power over the shares of our Class A common stock owned by Morula.

(5)

Consists of 1,748,600 shares of Class A common stock owned by WHI Growth Fund Q.P., L.P. (the “Growth Fund”) and 619,994 shares of Class A common stock issuable upon the exercise of warrants owned by the Growth Fund. Charles Polsky, a Vice President of William Harris Investors, Inc., the general partner of the Growth Fund, has voting and investment power over the shares of our Class A common stock owned by the Growth Fund.

(6)

Consists of 1,052,640 shares of Class A common stock owned by Panacea Fund, LLC (“Panacea”) and 373,230 shares of Class A common stock issuable upon the exercise of warrants owned by Panacea. Charles Polsky, a Vice President of William Harris Investors, Inc., the manager of Panacea, has voting and investment power over the shares of our Class A common stock owned by Panacea.

(7)

Consists of 842,120 shares of Class A common stock owned by WHI Select Fund, L.P. (“WHI Select”) and 298,587 shares of Class A common stock issuable upon the exercise of warrants owned by WHI Select. Charles Polsky, a Vice President of William Harris Investors, Inc., the general partner of WHI Select, has voting and investment power over the shares of our Class A common stock owned by WHI Select.

(8)

Consists of 2,062,500 shares of Class A common stock owned by Biogen IDEC MA Inc. and 776,740 shares of Class A common stock issuable upon the exercise of warrants owned by Biogen IDEC MA Inc. Biogen IDEC MA Inc. is a wholly owned subsidiary of Biogen IDEC Inc. Biogen IDEC Inc. is a publicly traded company. Michael Phelps, the Vice President, Treasurer of Biogen IDEC Inc., has voting and investment power over the shares of our Class A common stock owned by Biogen IDEC MA Inc.

(9)

Consists of 2,641,973 shares of Class A common stock owned by Roaring Fork Capital SBIC, L.P. (“Roaring Fork”) and 1,284,921 shares of Class A common stock issuable upon the exercise of warrants owned by Roaring Fork. Eugene McColley, a Managing General Partner of Roaring Fork, has voting and investment power over the shares of our Class A common stock owned by Roaring Fork.

(10)

Consists of 255,263 shares of Class A common stock and 127,323 shares of Class A common stock issuable upon the exercise of warrants owned directly by Mr. E. Jeffrey Peierls. Also includes 1,602,631 shares of Class A common stock and 789,129 shares of Class A common stock issuable upon the exercise of warrants owned by The Peierls Foundation, Inc. (the “Foundation”), and 163,158 shares of Class A common stock and 82,393 shares of Class A common stock issuable upon the exercise of warrants owned by the U. D. Ethel F. Peierls Charitable Lead Trust (the “Lead Trust”) , and 365,264 shares of Class A common stock and 129,510 shares of Class A common stock issuable upon the exercise of warrants owned in the aggregate by the following trusts: UD E.F. Peierls for B.E. Peierls, UD E.F. Peierls for E.J. Peierls, UD J.N. Peierls for B.E. Peierls, UD J.N. Peierls for E.J. Peierls, UD E.S. Peierls for E.F. Peierls Et al., UW Jennie Peierls for B.E. Peierls, UW Jennie Peierls for E.J. Peierls, UW E.S. Peierls for BEP Art VI-Accum, UW E.S. Peierls for EJP Art VI-Accum (the “Trusts”). Mr. E. Jeffrey Peierls is the President and a Director of the Foundation and is a Co-Trustee of the Lead Trust, and is a Co-Trustee of the Trusts. Mr. E. Jeffrey Peierls has voting and investment power over the shares of our Class A common stock owned by the Foundation, the Lead Trust and the Trusts.

(11)

Consists of 173,684 shares of Class A common stock and 86,126 shares of Class A common stock issuable upon the exercise of warrants owned directly by Mr. Brian Eliot Peierls. Also includes 1,602,631 shares of Class A common stock and 789,129 shares of Class A common stock issuable upon the exercise of warrants owned by the Foundation, and 163,158 shares of Class A common stock and 82,393 shares of Class A common stock issuable upon the exercise of warrants owned by the Lead Trust. Mr. Brian E. Peierls is the Vice President and a Director of the Foundation and is a Co-Trustee of the Lead Trust. Mr. Brian E. Peierls has voting and investment power over the shares of our Class A common stock owned by the Foundation and the Lead Trust.

(12)

Consists of 104,500 shares of common stock owned by Mr. Pancoast, 34,796 shares of common stock issuable upon the exercise of warrants owned by Mr. Pancoast, 1,113,007 shares of common stock issuable upon the exercise of outstanding options, and 386,719 shares that are issuable pursuant to the terms of restricted stock units (RSUs) owned by Mr. Pancoast. Mr. Pancoast is the Chief Executive Officer, President and a director of Lpath, Inc.

(13)

Consists of 26,764 shares of Class A common stock owned jointly by Mr. and Ms. Trzcinka, 8,762 shares of Class A common stock issuable upon the exercise of warrants owned jointly by Mr. and Ms. Trzcinka, 52,632 shares of Class A common stock owned by Ms. Trzcinka, 26,316 shares of common stock issuable upon the exercise of warrants owned by Ms. Trzcinka, 54,813 shares of Class A common stock issuable upon the exercise of outstanding options, and 3,375 shares that are issuable pursuant to the terms of (RSUs) owned by Ms. Trzcinka.

(14)

Consists of`31,700 shares of Class A common stock owned by the Elisa A Stoller Living Trust (the “Stoller Trust”), of which Dr. Stoller is the co-trustee, 5,318 shares of Class A common stock issuable upon the exercise of warrants owned by the Stoller Trust, 3,600 shares of Class A common stock owned by a UTMA account for the benefit of Dr. Stoller’s minor children (the “UTMA”) and 340,000 shares of Class A common stock issuable upon the exercise of outstanding options owned by Dr. Stoller, and 148,438 shares that are issuable pursuant to the terms of (RSUs) owned by . Dr. Stoller has voting and investment power over the shares of our Class A common stock owned by the Stoller Trust and the UTMA.

(15)

Consists of 12,632 shares of Class A common stock owned by Mr. Shestowsky, 4,204 shares of Class A common stock issuable upon the exercise of warrants owned by Mr. Shestowsky 21,333 shares of Class A common stock issuable upon the exercise of outstanding options owned by Mr. Shestowsky, and 5,625 shares that are issuable pursuant to the terms of (RSUs) owned by Mr. Shestowsky.

(16)

Consists of 21,000 shares of Class A common stock owned by Ms. Hansen, 7,446 shares of Class A common issuable upon the exercise of warrants owned by Ms. Hansen, 114,400 shares of Class A common issuable upon the exercise of outstanding options, and 70,875 shares that are issuable pursuant to the terms of (RSUs)owned by Ms. Hansen.

(17)

Consists of 105,263 shares of Class A common stock owned by Mr. Liolios, 37,323 shares of Class A common issuable upon the exercise of warrants owned by Mr. Liolios, 3,000 shares owned in custody for Mr. Liolios’ minor children, 7,950 shares of common stock owned by the Liolios Family Trust, 100,000 shares of Class A common issuable up on the exercise of outstanding warrants owned by Liolios Group, Inc., and 100,000 shares of Class A common issuable up on the exercise of outstanding options owned by Liolios Group, Inc.

(18)	Consists of 10,526 shares of Class A common stock and 23,993 shares of Class A common issuable upon the exercise of warrants owned by Mr. Carrey.

(19)	Consists of 26,315 shares of Class A common stock and 9,331 shares of Class A common issuable upon the exercise of warrants owned by Mr. Molinsky.

(20)

Consists of 145,454 shares of Class A common stock owned by Sterling Securities International Ltd. (“Sterling) and 51,713 shares of Class A common stock issuable upon the exercise of warrants owned by Sterling. Mr. Chris Bonvini, an officer of Sterling, may be deemed to have voting and investment power over the shares of Class A common stock owned by Sterling.

(21)

Consists of 52,631 shares of Class A common stock and 18,661 shares of Class A common issuable upon the exercise of warrants owned by Investment Strategies Fund, L.P. (“ISF”). Mr. Matthew Shefler, a Managing Partner of ISF, has voting and investment power over the shares of Class A common stock owned by ISF.

(22)	Consists of 105,000 shares of Class A common stock and 37,229 shares of Class A common issuable upon the exercise of warrants owned by Mr. Volman.

(23)	Consists of 145,263 shares of Class A common stock and 37,323 shares of Class A common issuable upon the exercise of warrants owned by Mr. Feddermann.

(24)	Consists of 52,631 shares of Class A common stock and 18,661 shares of Class A common issuable upon the exercise of warrants owned by Mr. Ruckdaeschel.

(25)	Consists of 63,157 shares of Class A common stock and 22,393 shares of Class A common issuable upon the exercise of warrants owned by Ms. Pogue.

(26)	Consists of 13,398 shares of Class A common stock and 4,750 shares of Class A common issuable upon the exercise of warrants owned by Ms. Tanner.

(27)	Consists of 10,526 shares of Class A common stock and 3,732 shares of Class A common issuable upon the exercise of warrants owned by Mr. Pogue.

(28)

Consists of shares of Class A common stock issuable upon the exercise of warrants owned by the selling security holder which were transferred from the original warrant holder who received from McGinn, Smith & Company, Inc. (“McGinn Smith & Company”) , in connection with services as a registered representative for McGinn, Smith as one of our placement agents in our April 2007 private placement.

(29)

Consists of shares of Class A common stock issuable upon the exercise of warrants owned by the selling security holder which he or she received from Griffin Securities, Inc., in connection with his or her services as a registered representative for Griffin Securities as one of our placement agents in our April 2007 private placement.

(30)

Consists of shares of Class A common stock issuable upon the exercise of warrants received by McGinn Smith & Company as one of our placement agents in our April 2007 and November 2005 private placements. David Smith, a principal of McGinn Smith & Company, Inc., has voting and investment power over the shares of Class A common stock issuable upon the exercise of the warrants owned by McGinn Smith & Company, Inc.

(31)

Consists of 75,000 shares of Class A common stock and 38,614 shares of Class A common issuable upon the exercise of warrants owned by Mr. Davis, which he purchased in the November 2005 private placement.

(32)	Barclays Plc is a registered broker-dealer.

PLAN OF DISTRIBUTION

The selling security holders, which as used herein includes donees, pledgees, transferees, or other successors-in-interest selling shares of Class A common stock or interests in shares of Class A common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution, or other transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of Class A common stock or interests in shares of Class A common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Each of the selling security holders that are identified as a registered broker-dealer in the selling security holders table above is an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with the resale of our securities under this prospectus. Any commissions received by such selling security holders and any profit on the resale of the shares of our Class A common stock (including the shares of common stock issuable upon the exercise of the warrants) sold by such security holders while acting as principals will be deemed to be underwriting discounts or commissions. Because it is deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933, the selling security holders that are identified as a registered broker-dealer in the selling security holders table will be subject to prospectus delivery requirements under the Securities Act.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of Class A common stock in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the Class A common stock offered by them will be the purchase price of the Class A common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144(b)(1) under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

To the extent required, the shares of our Class A common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling security holders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(b)(1)(i) of the Securities Act.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9, which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny-stock rules, which impose additional sales-practice requirements on broker-dealers that sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny-stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized-risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny-stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny-stock rules require that, prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny-stock rules. Consequently, these penny-stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny-stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our Class A common stock under this prospectus in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder as to which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our Class A common stock from a selling security holder under this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

DESCRIPTION OF SECURITIES

Our authorized capital stock of the Registrant consists of 100,000,000 shares of Class A common stock, par value $0.001 per share, of which there are 52,931,071 issued and outstanding as of March 31, 2009.  In addition, our authorized capital stock includes Five million (5,000,000) authorized Series A Preferred Shares with a par value of $0.001, Five million (5,000,000) authorized Series B Preferred Shares with a par value of $0.001 and Five million (5,000,000) authorized Series C Preferred Shares with a par value of $0.001.  There are currently no shares of Series A, Series B or Series C Preferred Shares issued and outstanding.

Common Stock

Holders of shares of Class A common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of Class A common stock do not have cumulative voting rights.  Holders of Class A common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution, or winding up of the company, the holders of Class A common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  All of the outstanding shares of Class A common stock are fully paid and non-assessable.

Holders of Class A common stock have no preemptive rights to purchase our Class A common stock.  There are no conversion or redemption rights or sinking fund provisions with respect to the Class A common stock.

Preferred Stock

Series A Preferred Shares have a par value of $0.001 and such other terms as determined by the board of Directors prior to their issuance.  Each Series A Preferred Share shall have voting rights and shall carry a voting weight equal to ten (10) shares of Class A common stock.  Each Series A Preferred Share may be converted into ten (10) shares of Class A common stock upon approval by the Board of Directors.

Series B Preferred Shares have a par value of $0.001 per share and such other terms as may be determined prior to their issuance by the Board of Directors.  Each Series B Preferred Share shall have voting rights and shall carry a voting weight equal to two (2) shares of Class A common stock.  Each Series B Preferred Share may be converted into two (2) shares of Class A common stock upon approval by the Board of Directors.

Series C Preferred Shares have a par value of $0.001 per share and such other terms as may be determined by the Board of Directors prior to their issuance.  No Series C Preferred Share shall have voting rights.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, and capital requirements and financial conditions.  The payment of dividends, if any, will be within the discretion of the Board of Directors.  We presently intend to retain all earnings, if any, and accordingly the Board of Directors does not anticipate declaring any dividends prior to a business combination.

Change of Control

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof without any further vote or action by the shareholders.  Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of Class A common stock.  At present, we have no plans to issue any preferred stock nor adopt any series, preferences, or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or otherwise.  We have no present plans to issue any preferred stock.

Warrants

Set forth below is information concerning the various warrants issued by us to our investors, placement agents, consultants and other persons.

Warrants issued to investors in a private placement in August 2008 (the “August 2008 warrants”).

On August 12, 2008, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with various accredited investors (the “Investors”) pursuant to which the Investors agreed to purchase from us an aggregate of approximately 6.8 million restricted shares of our Class A common stock and 1.7 million warrants exercisable to purchase the Company’s Class A common stock at an exercise price of $1.25 per share for an aggregate purchase price of $6.7 million (“August 2008 Offering”).  In accordance with the Purchase Agreement we issued an additional 315,789 restricted shares of our Class A common stock and 78,948 warrants to purchase shares of our Class A common stock.

Exercise Price, Vesting and Term.  The August 2008 warrants are exercisable, without any vesting, until August 13, 2013.  Each August 2008 warrant is exercisable to purchase one share of Class A common stock at an exercise price of $1.25.

Cashless Exercise.  The August 2008 warrants may be exercised using a cashless exercise procedure.

Transferability.  The August 2008 warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.  If the transfer of August 2008 warrants is made pursuant to an exemption from registration, we may require the holder of the August 2008 warrant to provides us with (i) a written opinion of counsel and (ii) an executed investment letter.  Additionally, we may require that the transferee be an “accredited investor” or a “qualified institutional buyer” (as such terms are defined under SEC rules).

Adjustments.  The number of shares of Class A common stock issuable upon the exercise of the August 2008 warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our class A common stock or stock dividend.  In such event, the exercise price and the number of shares of our Class A common stock issuable upon the exercise of each August 2008 warrant will be adjusted by us so that the number of shares of our Class A common stock that the holder of the August 2008 warrant would have received if such holder had exercised his or her August 2008 warrant on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Subsequent Equity Sales.  In the event that we sell or offer to sell our common stock at price per share less than the exercise price of the August 2008 warrants (“Dilutive Issuance”), then the (i) exercise price of the August 2008 warrant will be adjusted by multiplying the exercise price by a fraction, the numerator of which is the number of shares of our common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of our common stock which the aggregate offering price for such Dilutive Issuance would purchase at the then exercise price, and the denominator of which shall be the sum of the number of shares of our common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance and (ii) number of shares issuable upon the exercise of the August 2008 warrants will be proportionately increased so that we will still receive the same aggregate proceeds from the exercise of the August 2008 warrants after the exercise price reduction as we would have received prior to the exercise price adjustment.

Subsequent Rights Offerings.  If we issue rights, options or warrants to all our stockholders entitling them to acquire shares of our common stock at a price per share less than the daily volume weighted average price of our Common Stock at the record date for the issuance of the rights, options and warrants, then the exercise price of the August 2008 warrants will be adjusted by multiplying the exercise price by a fraction, the (x) numerator of which is the sum of the number of shares of our common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such daily volume weighted average price and (y) denominator of which equals the sum of the number of shares of our common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of our common stock offered for subscription or purchase

Pro Rata Distributions.  If we distribute to all of our stockholders evidences of our indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than our Common Stock, then in each such case the exercise price of the August 2008 warrants will be adjusted by multiplying the exercise price of the August 2008 warrant in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction (x) of which the numerator shall be the daily volume weighted average price of our Common Stock on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of our common stock (as determined by the Board of Directors in good faith) and (y) of which the denominator shall be the daily volume weighted average price of our Common Stock on such record date.

Merger, Asset Sale, Etc.  If we effect any merger, consolidation, any sale of all or substantially all of our assets or if any tender offer or exchange offer is completed pursuant to which our stockholders are permitted to tender or exchange their shares for other securities, cash or property, or we effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, then, the holders of the August 2008 warrants will have the right to receive the consideration they would have received in such transaction had they exercised their August 2008 warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.  In the event of any all cash transaction, an issuer tender offer or a transaction involving an entity that acquirer is not traded on an exchange or on a Nasdaq market, then the holders of the August 2008 warrants, then we must repurchase the August 2008 warrants at a cash value determined using the Black-Scholes option pricing formula.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the August 2008 warrants.  We were required to file a registration statement covering the shares of Class A common stock issuable upon the exercise of the August 2008 warrants within 30 calendar days of the first closing of the August 2008 Offering, which we filed on September 11, 2008.  We were required to have that registration declared effective within 120 days of the first closing of the August 2008 Offering.  The registration statement covering the shares of Class A common stock underlying the August 2008 warrants was declared effective on September 29, 2008.  If we fail to keep the registration statement effective or the selling security holders cannot otherwise sell their August 2008 warrant shares under that registration for 30 consecutive days or for more than an aggregate of 60 calendar days during any 12-month period, then we must pay to each holder of an April 2008 warrant a penalty of 1.25% of the aggregate purchase price for the shares that cannot be sold under the registration statement. paid for each 30-day period or pro rata for any portion following the date by which the registration statement should have been effective (except that such penalty will not include the amount invested with regard to April 2008 warrants that are not in the money at the time of the event for which the penalty is being imposed).  We also have to pay a 1.25% penalty for any period of time where the holder is unable to sell his Class A common stock under this prospectus for sales (except if such failure is due to market conditions for our Class A common stock).  The maximum penalty is 8.75% of the aggregate purchase price paid by a holder in the August 2008 Offering.  We must keep this resale registration statement effective until the first to occur:  (A) the date on which all shares covered by such registration statement (i) have been sold or (ii) may be sold pursuant to Rule 144(b)(1) without volume limitation, or (B) 30 days after the August 2008 Warrants expire.

Holder of any August 2008 warrants Not a Stockholder.  The August 2008 warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Warrants issued to investors in a private placement in April 2007 (the “April 2007 warrants”).

On April 6, 2007, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with various accredited investors (the “Investors”) pursuant to which the Investors agreed to purchase from us an aggregate of 17.7 million shares of our Class A common stock and 6.2 million April 2007 warrants exercisable to purchase the Company’s Class A common stock at an exercise price of $1.037 per share for an aggregate purchase price of $16.8 million.  In addition, we issued 1,707,894 April 2007 warrants to the placement agent in this transaction.

Exercise Price, Vesting and Term.  The April 2007 warrants are exercisable, without any vesting, until April 6, 2012.  Each April 2007 warrant is exercisable to purchase one share of Class A common stock at an exercise price of $1.037.

Cashless Exercise.  The April 2007 warrants may be exercised using a cashless exercise procedure.

Transferability.  The April 2007 warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.  If the transfer of April 2007 warrants is made pursuant to an exemption from registration, we may require the holder of the April 2007 warrant to provides us with (i) a written opinion of counsel and (ii) an executed investment letter.  Additionally, we may require that the transferee be an “accredited investor” or a “qualified institutional buyer” (as such terms are defined under SEC rules).

Adjustments.  The number of shares of Class A common stock issuable upon the exercise of the April 2007 warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our class A common stock or stock dividend.  In such event, the exercise price and the number of shares of our Class A common stock issuable upon the exercise of each April 2007 warrant will be adjusted by us so that the number of shares of our Class A common stock that the holder of the April 2007 warrant would have received if such holder had exercised his or her April 2007 warrant on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Subsequent Equity Sales.  In the event that we sell or offer to sell our common stock at price per share less than the exercise price of the April 2007 warrants (“Dilutive Issuance”), then the (i) exercise price of the April 2007 warrant will be adjusted by multiplying the exercise price by a fraction, the numerator of which is the number of shares of our common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of our common stock which the aggregate offering price for such Dilutive Issuance would purchase at the then exercise price, and the denominator of which shall be the sum of the number of shares of our common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance and (ii) number of shares issuable upon the exercise of the April 2007 warrants will be proportionately increased so that we will still receive the same aggregate proceeds from the exercise of the April 2007 warrants after the exercise price reduction as we would have received prior to the exercise price adjustment.

Subsequent Rights Offerings.  If we issue rights, options or warrants to all our stockholders entitling them to acquire shares of our common stock at a price per share less than the daily volume weighted average price of our Common Stock at the record date for the issuance of the rights, options and warrants, then the exercise price of the April 2007 warrants will be adjusted by multiplying the exercise price by a fraction, the (x) numerator of which is the sum of the number of shares of our common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such daily volume weighted average price and (y) denominator of which equals the sum of the number of shares of our common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of our common stock offered for subscription or purchase

Pro Rata Distributions.  If we distribute to all of our stockholders evidences of our indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than our Common Stock, then in each such case the exercise price of the April 2007 warrants will be adjusted by multiplying the exercise price of the April 2007 warrant in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction (x) of which the numerator shall be the daily volume weighted average price of our Common Stock on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of our common stock (as determined by the Board of Directors in good faith) and (y) of which the denominator shall be the daily volume weighted average price of our Common Stock on such record date.

Merger, Asset Sale, Etc.  If we effect any merger, consolidation, any sale of all or substantially all of our assets or if any tender offer or exchange offer is completed pursuant to which our stockholders are permitted to tender or exchange their shares for other securities, cash or property, or we effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, then, the holders of the April 2007 warrants will have the right to receive the consideration they would have received in such transaction had they exercised their April 2007 warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.  In the event of any all cash transaction, an issuer tender offer or a transaction involving an entity that acquirer is not traded on an exchange or on a Nasdaq market, then the holders of the April 2007 warrants, then we must repurchase the April 2007 warrants at a cash value determined using the Black-Scholes option pricing formula.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the April 2007 warrants.  We filed a registration statement covering the shares of Class A common stock issuable upon the exercise of the April 2007 warrants on June 29, 2007, which was declared effective on July 24, 2007.  We have to pay a 1.25% penalty for any period of time where the holder is unable to sell his Class A common stock under this prospectus for sales (except if such failure is due to market conditions for our Class A common stock).  The maximum penalty is 8.75% of the aggregate purchase price paid by a holder under the Purchase Agreement.  We must keep this resale registration statement effective until the earlier date on which all shares covered by such registration statement (i) have been sold or (ii) may be sold pursuant to Rule 144(b)(1) without any volume limitation.

Holder of any April 2007 warrants Not a Stockholder.  The April 2007 warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Warrants issued to investors in a merger in November 2005 and in private placements in January and March 2006 (the “November 2005 warrants”).

In November 2005, our subsidiary, Lpath Therapeutics, Inc., issued 3,781,125 warrants exercisable to purchase its common stock in connection with the sale of units.  On November 30, 2005, in connection with our merger with Neighborhood Connections, Inc., we issued to Lpath Therapeutics investors 3,781,125 November 2005 warrants that were identical to the warrants included in the units sold by Lpath Therapeutics in November 2005.  The Investors who purchased at least 625,000 units from Lpath Therapeutics Inc. also received a bonus November 2005 warrant to buy 10% of the number of shares of common stock purchased on identical terms to the warrants included in the units.  This resulted in 306,250 of additional November 2005 warrants issued by us in our merger with Lpath Therapeutics.  In addition, after the closing of the merger with Neighborhood Connections, we issued 664,244 November 2005 warrants to note holders of Lpath Therapeutics who converted all of the outstanding principal and accrued interest on their notes into units of our Class A common stock and November 2005 warrants (at the same price paid by the investors in the Lpath Therapeutics November 30, 2005 private placement).  In January 2006 and March 2006, we issued 334,813 November 2005 warrants and 208,423 November 2005 warrants, respectively, in connection with a private placement of units.

Exercise Price, Vesting and Term.  The November 2005 warrants are exercisable, without any vesting, until September 30, 2010.  Each November 2005 warrant is exercisable to purchase one share of Class A common stock at an exercise price of $1.50.

Cashless Exercise.  After November 30, 2006, the November 2005 warrants may be exercised using a cashless exercise if the holder cannot use this prospectus to sell the shares of Class A common stock underlying his or her November 2005 warrants.  The cashless exercise may not be used during the period of February 14 and March 1 of each calendar year.

Transferability.  The November 2005 warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments.  The number of shares of Class A common stock issuable upon the exercise of the November 2005 warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our class A common stock or stock dividend.  In such event, the exercise price and the number of shares of our Class A common stock issuable upon the exercise of each November 2005 warrant will be adjusted by us so that the number of shares of our Class A common stock that the holder of the November 2005 warrant would have received if such holder had exercised his or her November 2005 warrant on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Merger, Asset Sale, Etc.  In the event of a capital reorganization, reclassification of our capital stock, merger (in which we are not the surviving entity), or sale of all or substantially all of our assets, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the holders of the November 2005 warrants will have the right to receive the consideration they would have received in such transaction had they exercised their November 2005 warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.  This obligation is required to be assumed by the acquirer (if other than us) in any such transaction.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the November 2005 warrants.  We also have to pay a 1.25% penalty for any period of time where the holder is unable to sell his Class A common stock under this prospectus for sales (except if such failure is due to market conditions for our Class A common stock).  We must keep this resale registration statement effective until the earliest of (i) September 30, 2010, (ii) the date on which all shares covered by such registration statement have been sold, and (iii) the date on which all shares covered by such registration statement may be sold pursuant to Rule 144(b)(1).

Holder of any November 2005 warrants Not a Stockholder.  The November 2005 warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Warrants issued to placement agents for November 2005, January 2006, and March 2006 private placements (the “Placement Agent warrants”).

In connection with the placement of units with investors in November 2005, our subsidiary, Lpath Therapeutics Inc. issued to the placement agents in that offering Placement Agent warrants exercisable to purchase 413,797 shares of Lpath Therapeutics common stock.  In our merger with Neighborhood Connections, these warrants were exchanged for identical Placement Agent warrants exercisable to purchase 413,797 shares of Class A common stock. In January 2006 and March 2006, we issued to placement agents in the sale of units Placement Agent warrants exercisable to purchase 45,894 shares and 23,400 shares of our Class A common stock, respectively.

Exercise Price, Vesting and Term.  The Placement Agent warrants are exercisable without any vesting.  Of the 483,091 Placement Agent warrants we issued in total, 108,125 expired on May 30, 2008, 22,988 expired on July 31, 2008, 23,400 expired on September 29, 2008, and 328,578 will expire on September 30, 2010.  Each Placement Agent warrant is exercisable for one share of Class A common stock at an exercise price of $0.80.

Transferability.  The Placement Agent warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments  The number of shares of Class A common stock issuable upon the exercise of the Placement Agent warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our Class A common stock or if there is a distribution of a stock dividend.  In such event, the exercise price and the number of shares of our Class A common stock issuable upon the exercise of each Placement Agent warrant will be adjusted by us so that the number of shares of our Class A common stock that the holder of the Placement Agent warrant would have received if such holder had exercised his Warrant on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Merger, Asset Sale, Etc.  In the event of a capital reorganization, reclassification of our capital stock, merger (in which we are not the surviving entity), or sale of all or substantially all of our assets, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the holders of the Placement Agent warrants will have the right to receive the consideration they would have received in such transaction had they exercised their Placement agent warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.  This obligation is required to be assumed by the acquirer (if other than us) in any such transaction.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the Placement Agent warrants.  We must keep this resale registration statement effective until the earliest of (i) September 30, 2010, (ii) the date on which all shares covered by such registration statement have been sold, and (iii) the date on which all shares covered by such registration statement may be sold pursuant to Rule 144(b)(1).

Holder of any Placement Agent warrants Not a Stockholder.  The Placement Agent warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Warrants issued to note holders of Lpath Therapeutics (the “2002 Note warrants”).

In 2002, our subsidiary, Lpath Therapeutics, entered into a convertible debt financing arrangement with certain of its preferred stockholders.  As part of the debt financing, Lpath Therapeutics issued to these preferred stockholders warrants exercisable to purchase shares of its common stock, the number and exercise price of which was set by a formula based on a future equity financing by or sale of Lpath Therapeutics.  As a result of such subsequent equity financing, the 2002 Note warrants became exercisable to purchase 531,394 shares of Lpath Therapeutics common stock at an exercise price of $0.16 per share.  In our merger with Neighborhood Connections, these warrants were exchanged for identical 2002 Note warrants exercisable to purchase 531,394 shares of our Class A common stock.

Exercise Price, Vesting and Term.  The 2002 Note warrants are exercisable, without any vesting, until October 31, 2012.  Each 2002 Note warrant is exercisable to purchase one share of Class A common stock at an exercise price of $0.16.

Transferability.  The 2002 Note warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments.  In the event of a stock split, the exercise price of the 2002 Note warrants will be proportionately reduced and the number of shares issuable upon exercise of the 2002 Note warrants will be proportionately increased.  In the event of a reverse stock split, the exercise price of the 2002 Note warrants will be proportionately increased and the number of shares issuable upon exercise of the 2002 Note warrants will be proportionately decreased.

Merger, Asset Sale, Stock Dividend, Etc. In the event of any stock dividend paid by us or any spin-off, split-up, reclassification, merger, consolidation or sale of substantially all of our assets, the holders of the 2002 Note warrants will be entitled to receive upon the exercise of the 2002 Note warrants the amount of stock and other securities and property (including cash) that such person would have received for the shares of our Class A common stock as if he or she had exercised his or her warrant as of the date on which our stockholders became entitled to receive such consideration.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the Note conversion warrants.  The holder of the Note conversion warrants is not entitled to any penalty in the event that we fail to (i) file such registration statement by a certain date, (ii) have such registration statement declared effective by a certain date or (iii) keep the registration statement effective.

Holder of any Note conversion warrants Not a Stockholder.  The Note conversion warrants do not confer upon holders any voting, dividends or other rights as our stockholders

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements of Lpath, Inc. and subsidiary as of December 31, 2008 and 2007 have been included herein and in the prospectus in reliance upon the report of LevitZacks, an independent registered public accounting firm, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

Certain legal matters in connection with this offering and this Registration Statement are being passed upon by the law firm Michelman & Robinson, LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.W., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

You can read and print press releases, financial statements, our most recent annual and quarterly reports and additional information about us, free of charge, at our web site at http://www.lpath.com.

This prospectus is a part of a registration statement on Form S-1 filed by us with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  For further information with respect to us and the shares of our Class A common stock offered hereby, please refer to the registration statement.  The registration statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth above. Statements in this prospectus about any document filed as an exhibit are not necessarily complete and, in each instance, you should refer to the copy of such document filed with the SEC. Each such statement is qualified in its entirety by such reference.

DESCRIPTION OF BUSINESS

Overview

Lpath, Inc. is a biotechnology company focused on the discovery and development of lipidomic-based therapeutics, an emerging field of medical science whereby bioactive lipids are targeted to treat human diseases.  Our website can be found at www.lpath.com.

Lpath’s lead product candidate, ASONEP™, is the systemic formulation of sonepcizumab, a humanized monoclonal antibody (“mAb”) against sphingosine-1-phosphate (“S1P”). Sphingomab™ is the original mouse version of this monoclonal antibody.  ASONEP has demonstrated compelling results in preclinical studies against multiple forms of cancers and against multiple sclerosis.  ASONEP works, at least in part, by cutting off the blood supply that tumors need to thrive; drugs that function by this mechanism are said to be anti-angiogenic.  While ASONEP is potently anti-angiogenic, it also holds promise of assisting cancer patients in overcoming drug resistance, as S1P has been correlated with the development of drug resistance in multiple tumor types.  In 2008, we initiated a Phase 1 clinical trial to test ASONEP as a treatment for cancer.  Assuming the ASONEP clinical trial proceeds according to schedule, we plan to complete the Phase 1 clinical trial in 2009, and may begin the ASONEP Phase 2 studies in 2010.

Lpath’s second product candidate is iSONEP™, the ocular formulation of Sonepcizumab.  iSONEP has demonstrated multiple mechanisms of action in ocular models of disease, including anti-angiogenesis, anti-inflammatory, anti-fibrotic and anti-vascular permeability.  This combination of mechanisms would suggest: (i) iSONEP might have a comparative advantage over currently marketed products for “wet” age-related macular degeneration (“Wet AMD”) “); and (ii) iSONEP might demonstrate clinical efficacy in a broad range of retinal diseases where there is currently a significant unmet medical need, including diabetic retinopathy, dry AMD, and glaucoma-related surgery.  We began testing iSONEP as a treatment for Wet AMD in Phase 1 human clinical trials in the fourth quarter of 2008. Assuming the iSONEP clinical trial proceeds on schedule, we plan to complete the Phase 1 study in 2009 and may begin the iSONEP Phase 2 trials in 2010.

Lpathomab™, our third product candidate, is a monoclonal antibody against lysophosphatidic acid (“LPA”), a key bioactive lipid that has long been recognized as a significant promoter of cancer-cell growth and metastasis in a broad range of tumor types and as a significant contributor to neuropathic pain. We have two lead humanized antibodies that inhibit LPA.  These antibodies are being tested against each other in various models of human disease to determine which of these drug candidates against LPA is most likely to succeed in human clinical trials.  We plan to begin testing Lpathomab in human clinical trials in 2010.

We believe we are the only company to have developed functional monoclonal antibodies against any bioactive lipid of which there are estimated to be 1,000 or more.  These unique antibodies were produced using our ImmuneY2™ technology, a series of proprietary processes developed by the company.  We are currently applying the ImmuneY2 process to other bioactive lipids that are validated targets for disease treatment, thereby expanding our potential pipeline of novel monoclonal antibody-based drug candidates.

Lpath has a strong intellectual-property position in the bioactive-lipid area, with over 35 issued or pending patents in the United States, with comparable intellectual-property coverage in major foreign countries.  Most of these patents were developed in-house based on Lpath’s pioneering research on bioactive lipid signaling. The company’s research partners to date include the M.D. Anderson Cancer Center, Johns Hopkins University, the University of Florida College of Medicine, Harvard Medical School, and San Diego State University.

The Emergence of Lipidomics

Currently the drug-development industry is fundamentally protein-centric, because most drugs on the market (and almost all drug candidates in clinical trials) target proteins.  The recognition among medical researchers that bioactive lipids play key roles in disease is a relatively recent development.  “Although the concept of ‘bioactive lipids’ has been decades in the making, it has only started to gain traction in the past 20 years, and promises to occupy centre-stage in cell biology research in the twenty-first century.” (Nature Reviews, February 2008)

In an article published in 2007 the British Journal of Cancer described the emergence of lipidomics in drug discovery:

The focus on proteins was a natural consequence of the science community’s evolving understanding of biochemistry, which allowed researchers to identify potential protein targets involved in key metabolic and signaling pathways.  Some of the first drugs developed by the rational-drug-design approach to the scientific method came after the discovery of key enzymes, receptors, and ion channels [all proteins] as they emerged in the basic science literature.  One can argue that target identification now is driven by the technological developments of proteomics and genomics, both of which reflect the persistent ‘protein-centric’ view of drug discovery.

Now, the field of lipidomics (a subset of ‘metabolomics’) has emerged and provides new opportunities for drug discovery.  As was the case for proteomics and genomics, tools of measurement led the way.  For lipidomics, the development of electrospray tandem mass spectrometry and other tools has facilitated our understanding of the cellular lipidome, and we now believe that there are over 1,000 members of the lipidome, opening up an entire array of new potential targets for therapeutic interventions.

It has been recognized that alterations in lipid metabolism can lead to cancer, cardiovascular disease, diabetes, neurodegenerative disorders, immune function, pain, mental disorders, and inflammation. (British Journal of Cancer, October 2006)

We believe that Lpath is the leader in lipidomic-based therapeutics.  This emerging field of medical science involves two areas of expertise:

1.  An understanding of the role of bioactive lipids in their respective signaling systems so that potentially important targets can be identified:  The study of lipidomics is complex, as the molecular weight of bioactive lipids is significantly lower than proteins and, unlike proteins, they are not water-soluble.  As such, many of the measurement and analytical tools that exist in the protein-centric pharmaceutical industry do not work when dealing with bioactive lipids.  Because of Lpath’s long-standing focus on bioactive lipids as targets for human disease, we are one of the few companies that have developed the expertise and assays to address the unique challenges of lipidomics.

2.   The ability to inhibit the identified bioactive-lipid targets:  Bioactive lipids are difficult to inhibit for the same reasons that make them difficult to study—they are extremely small and they are not water-soluble.  As such, many companies have tried to generate monoclonal antibodies that inhibit the functional activity of bioactive lipids, only to have failed.  We believe we are the only company to have developed functional monoclonal antibodies against bioactive lipids such as S1P or LPA.  This capability is based on our proprietary ImmuneY2 technology.

Product Opportunities

Lpath’s key product-development programs are summarized in Table 1:

Table 1. Primary Product-Development Programs

PRODUCT	Description	Indication	Status
ASONEP™	mAb against S1P, a validated angiogenic factor and validated mediator of lymphocyte trafficking	Cancer – various tumor types Multiple sclerosis	Phase 1 Demonstrated in vivo efficacy in validated models of MS.

iSONEP™	mAb against S1P, a validated angiogenic growth factor & contributor to inflammation	AMD Other retinal diseases	Phase 1 Demonstrated in vivo mechanisms that contribute to progression of diabetic retinopathy and Wet AMD

Lpathomab™	mAb against LPA, a tumorigenic and metastatic agent and a validated contributor to neuropathic pain; in addition, the mAb was shown to inhibit fibrosis in a bleomycin model of pulmonary fibrosis	Cancer – to be tested against several tumor types	Antibody humanization completed for 2 lead antibodies. Clinical candidate selection in process. Antibody manufacturing and IND-enabling activities to begin in the third quarter of 2009.
		Other potential indications: fibrosis, neuropathic pain	See above.

		Fibrotic ocular diseases	See above.

ASONEP

ASONEP is the systemic formulation of, sonepcizumab, a monoclonal antibody against S1P, a bioactive lipid implicated in the progression of many diseases including various types of cancer, and multiple sclerosis, as well as other angiogenic-related diseases and inflammatory-oriented indications.  It is well documented in scientific literature that S1P is a key protector of cancer cells when tumors are stressed by radiation or chemotherapy.  Many studies have been conducted that demonstrate a strong link between S1P and several prevalent tumor types, including leukemia, prostate cancer, glioblastoma (a brain tumor), lung cancer, pancreatic cancer, and melanoma (skin cancer).

ASONEP acts as a molecular sponge to selectively absorb the tumorigenic agent SIP from blood and from tissues that tumors rely upon.  The drug candidate has demonstrated efficacy in preclinical models of several types of human cancers.  In addition, the preclinical safety profile of ASONEP was extremely favorable throughout a wide variety of studies at high multiples of anticipated human exposure.

We believe ASONEP may be effective in reducing the four major processes of cancer progression:  tumor proliferation, tumor metastasis, tumor-associated angiogenesis, and protection from cell death.  The other mAbs on the market or in clinical trials generally inhibit only one or two tumor-promoting effects in a broad range of cancers.  As such, our company believes that ASONEP may have a comparative advantage over the therapeutic antibody approaches for cancer currently on the market.

Other potential advantages of ASONEP, which are generally related to Lpath’s unique approach of targeting bioactive lipids (whereas most therapeutic mAbs on the market and in clinical trials are directed against protein targets), include the following:

a) ASONEP’s preclinical data are more predictive of success in the clinic than typical protein-targeted drug candidates. Unlike protein targets, S1P has a single molecular structure that is conserved among species (i.e., S1P in a mouse is the same as in monkeys and humans, which is not the case for protein targets).  This allows for a greater translation (i.e., higher predictive value) between animal efficacy studies and possible human applications.

b) Cancer cells (and other pathogenic cell types) cannot as easily “escape therapy” by mutating around the therapy.  When the target is a protein, cancerous cells can “escape therapy” by mutating around the therapy; they do this either (i) through a form of natural selection, by “selecting” the isoform of the protein that the drug has least efficacy against, or (ii) by making a new version of the protein that the drug is less effective against (and cancer cells have already proven to be highly likely to mutate). S1P, on the other hand, has no isoforms (or splice variants) so the natural selection process described above cannot occur; in addition, because cells are programmed to produce proteins and not lipids, the second approach described above is highly unlikely to occur.

c)   Antibodies that bind to lipids can attain certain efficiencies and potencies that protein-targeted antibodies cannot attain. A typical antibody usually binds and inhibits one (in some cases, two) protein targets. Lipids are so small, by contrast, that each antibody can bind and inhibit two or more such lipid molecules, providing certain efficacies and potencies that typical antibodies cannot attain.

d)  ASONEP has greater binding affinity than other antibodies. The affinity of ASONEP (i.e., the “strength” of binding to its target, S1P) is higher than antibody therapeutics that are currently used in the clinic as molecular sponges.

ASONEP has demonstrated favorable results in disease models outside of the cancer realm. In a recent preclinical study conducted at Harvard Medical School using ASONEP in an Experimental Autoimmune Encephalomyelitis (EAE) model of Multiple Sclerosis, ASONEP performed favorably compared against FTY720, a Novartis compound currently undergoing a Phase 3 clinical trial in Multiple Sclerosis Further studies of ASONEP as a possible treatment for Multiple Sclerosis are planned to fully assess its potential for this indication.

In 2008, we initiated a Phase 1 clinical trial to test ASONEP as a treatment for cancer.  As of February 01, 2009, serious adverse events that led to subject withdrawal from the study have been reported for 5 participants in the ASONEP trial. The events were considered unrelated to study therapy for all 5 subjects.  Of these, no subjects were removed from the study due to unacceptable toxicity related to study drug. One subject was removed due to progressive disease and 4 subjects were removed due to other reasons.  It is important to note that cancer patients who are willing to participate in Phase 1 clinical trials are generally suffering the effects of the later stages of the disease and frequently experience a variety of non-drug related complications.  To this point in the Phase 1 clinical trial, patients are being dosed with ASONEP at relatively low doses.  We have not yet seen any reliable indications of efficacy.  Assuming that the iSONEP clinical trial proceeds on schedule, we plan to complete the Phase 1 study in 2009.  Depending on the results of the Phase 1 trial, among other considerations, we may begin the ASONEP Phase 2 clinical trials in 2010.

In October 2008, Lpath, Inc. entered into a License Agreement (the “Agreement”) with Merck KgaA, (“Merck”), pursuant to which Merck has agreed to collaborate, through its Merck Serono division, with Lpath to develop and commercialize ASONEP™.  Pursuant to the terms of the Agreement, we licensed to Merck exclusive, worldwide rights to develop and commercialize ASONEP™ across all non-ocular indications.  Refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Note 2 to the Consolidated Financial Statements, below, for further discussion regarding our agreement with Merck.

iSONEP

iSONEP is the ocular formulation of sonepcizumab; as such, it is also a mAb against the bioactive lipid S1P. Just as ASONEP dmeonstrated a robust anti-angiogenic mechanism on a systemic basis, iSONEP has demonstrated promising anti-angiogenic results in various eye models of Wet AMD, as performed by Dr. Maria Grant (University of Florida) and Dr. Peter Campochiaro (Johns Hopkins University).  Moreover, Dr. Peter Campochiaro also demonstrated that iSONEP has strong anti-vascular-permeability effects in the eye, as well as promising anti-inflammatory properties.  Studies that we performed in-house suggest iSONEP also may have anti-fibrotic effects.

The compelling results of these studies suggest the following:

(i) iSONEP may have comparative advantages over currently available treatments like Lucentis© and Avastin© (and soon-to-be-available treatments like Regeneron’s VEGF-Trap©). The loss of visual acuity associated with AMD is caused by a combination of all the factors mentioned above, yet Lucentis, Avastin, and the VEGF-Trap fail to address inflammation and sub-retinal fibrosis.  Thus, iSONEP could improve vision on a more-consistent basis across the patient population and could treat the multiple mechanisms that cause exudative-AMD-related vision loss.  Such an agent might act as a monotherapy or an adjunct therapy to an anti-VEGF agent.

(ii) iSONEP can inhibit the vascular and extravascular components of ischemic retinopathies such as diabetic retinopathy and the dry form of AMD, both of which represent significant unmet medical needs.

(iii) iSONEP might be efficacious in treating fibrotic-related disorders of the eye, including proliferative retinopathy, post glaucoma filtration surgery (trabeculectomy or valve implantation), and various anterior-segment diseases.

We began testing iSONEP as a treatment for Wet AMD in Phase 1 human clinical trials in the fourth quarter of 2008.  Thus far, no serious adverse events have been observed.  Assuming that the iSONEP clinical trial proceeds on schedule, we plan to complete the Phase 1 study in 2009.  Depending on the results of the Phase 1 trial, among other considerations, we may begin the iSONEP Phase 2 trials in 2010.

Lpathomab

Lpath’s drug discovery team, using our proprietary ImmuneY2 technology, was the first to generate functional monoclonal antibodies against lysophosphatidic acid (“LPA”).  LPA has long been recognized as a robust tumorigenic agent, contributing to the proliferation and metastasis of a wide range of tumors.  Because of its potentially significant role in cancer, many other companies have tried to create an antibody against LPA, but to no avail.

We have now completed the humanization and optimization of two anti-LPA antibodies, and have demonstrated, in various preclinical studies, anti-tumorigenic and anti-metastatic properties of Lpathomab across a wide range of cancerous tumors.

Late in 2008, in the ordinary course of evaluating the lead Lpathomab compound in various models of cancer and fibrosis, we determined that a second version of the anti-LPA antibody was also demonstrating strong levels of efficacy.  As such, we have humanized and optimized this second candidate and will test it head-to-head with the first anti-LPA antibody to determine which of the two drug candidates will move ahead into IND-enabling activities.  Following selection of the strongest anti-LPA drug candidate, we will proceed with the activities required to file an IND (Investigational New Drug) with the U. S. Food and Drug Administration, and expect to begin a Phase 1 clinical trial in 2010.

Business Strategy

With its long-standing focus on bioactive lipids as targets for human disease, Lpath has developed an expertise involving various tools and technologies that positions it as the clear leader in the emerging category of lipidomic-based therapeutics.  Lpath intends to leverage this expertise by using its proprietary ImmuneY2 drug-discovery engine to add novel bioactive-lipid-oriented product candidates to its therapeutic pipeline.  In addition, Lpath will consider licensing in technologies and compounds that further leverage its unique expertise and related intellectual property.

Manufacturing, Development, and Commercialization Strategy

We have outsourced Good Laboratory Practices (“GLP”) preclinical development activities (e.g., toxicology) and Good Manufacturing Practices (“GMP”) manufacturing and clinical development activities to contract research organizations (“CRO”) and contract manufacturing organizations (“CMO”). CROs and CMOs are third-parties that specialize in executing processes relating to project-oriented research activities on behalf of their clients and are commonly engaged in the industry. Manufacturing is only outsourced to organizations with approved facilities and manufacturing practices. Marketing, sales, and distribution will likely be through strategic partners that license the right to market, sell, and distribute our compounds in exchange for some combination of up-front payments, royalty payments, and milestone payments.

Market and Competitive Considerations

The mAb Antibody Market

Cancer is the second leading cause of death in the U.S.  Recently, the overall health burden of cancer was estimated to be in excess of $190 billion.  This great personal and societal burden has resulted in cancer becoming a major focus of R&D programs for both the U.S. government and pharmaceutical companies.  These programs reflect an unprecedented effort to discover, develop, and market cancer therapeutics, a market that is expected to grow at a rate of 8% annually and to reach $85 billion by the year 2012.

Unfortunately, the considerable R&D effort devoted to cancer has not significantly mitigated the incidence of the disease, nor has it significantly increased the survival rate or reduced the duration of treatment for cancer patients.  There are still over one million new cases of cancer diagnosed annually, resulting in over 500,000 deaths per year in the United States alone.  This is a dramatic demonstration that, even though a significant effort has been put forth to discover new therapeutics for cancer, effective therapeutic agents to combat the disease remain elusive.  Further, traditional therapeutic agents are commonly plagued with severe side effects.  Therefore, many groups have recently begun to look for new approaches to fighting the war against cancer.  Among these new “innovative therapies” are gene therapy and therapeutic proteins such as mAbs.

The first mAb used clinicically for the treatment of cancer was Rituxan (rituximab), which was launched in 1997.  Since then, the sales level of this antibody has reached over $2 billion per year.  In addition, Genentech’s newer mAb, Avastin, is estimated to reach an annual sales level of $3-5 billion by 2010.  These sales levels demonstrate the great potential of an effective mAb against cancer. Since the launch of Rituxan, more than 20 other mAbs have since been approved for marketing, including seven that are approved for cancer.  The success of these products, as well as the reduced cost and time to develop mAbs when compared with small molecules, has made mAb therapeutics the second largest category of drug candidates behind small molecules. Further, the specificity of antibodies when compared with small molecule therapeutics has provided antibody therapeutics with a major advantage in terms of maximizing efficacy and reducing toxicity.  For cancer alone, there are currently approximately 300 industry antibody R&D projects with more than 50 companies involved in developing new cancer-antibody therapeutics.  In the face of this substantial competition, Lpath is uniquely poised to use the advantages of antibody therapeutics against an entirely new class of promising targets — bioactive lipids.

Competition

The pharmaceutical, biopharmaceutical and biotechnology industries are very competitive, fast moving and intense, and expected to be increasingly so in the future.  Other larger and well funded companies have developed and are developing drugs that, if not similar in type to Lpath’s drugs, are designed to address the same patient or subject population.  Therefore, Lpath’s lead product, other products in development, or any other products Lpath may acquire or in-license may not be the best, the safest, the first to market, or the most economical to make or use.  If a competitor’s product is better than Lpath’s, for whatever reason, then Lpath sales could be lower than that of competing products, if Lpath is able to generate sales at all.

Collaborative Arrangement

In October 2008, Lpath, Inc. entered into a License Agreement with Merck KgaA, pursuant to which Merck has agreed to collaborate, through its Merck Serono division, with the company to develop and commercialize ASONEP™, Lpath’s Phase 1 monoclonal antibody which is currently being evaluated as a drug candidate for the treatment of certain cancers.  Pursuant to the terms of the Agreement, the company licensed to Merck exclusive, worldwide rights to develop and commercialize ASONEP™ across all non-ocular indications.  Under the terms of the agreement, Merck paid us a $4 million upfront licensing fee.  During the 12 month period following the Effective Date (the “Initial Development Period”), Merck will be required to provide the company research and development funding of $500,000 per month, which the company intends to use to support development activities related to ASONEP™, including the company’s Phase 1 clinical trials.  Within the Initial Development Period, Merck will pay the company additional amounts if certain clinical development objectives are achieved.  At Merck’s election, the Initial Development Period may be extended by up to 6 months, in which case Merck will continue to pay Lpath agreed upon amounts for research and development funding.  During the Initial Development Period, Merck may terminate the License Agreement upon 30 days written notice.  Refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Note 2 to the Consolidated Financial Statements, below, for further discussion regarding our agreement with Merck.

In-licensed Technology

Lonza Biologics PLC

In 2006 we entered into two licensing arrangements with Lonza Biologics PLC (“Lonza”).  In the Research Evaluation Agreement, Lonza granted to Lpath a non-exclusive license to use cell-line development technology owned by Lonza for research purposes.  The term of this agreement is one year, and requires an annual license fee of £35,000 (approximately $48,000 based on 2006 exchange rates).  The license may be extended at Lpath’s discretion for additional one-year periods.  The Research Evaluation Agreement does not permit the use of the underlying technology for the manufacture of products to be used in in vivo clinical studies or for commercial sale.

Under the terms of the second license from Lonza, identified as the License Agreement, Lonza granted to Lpath a non-exclusive license, with right to grant and authorize sublicenses, to use Lonza’s cell-line technology for the production of drug material to be used in human clinical trials, as well as for commercial sale.  Pursuant to the terms of the License Agreement, Lpath is obligated to pay Lonza various annual license fees and royalties depending on whether the drug material produced using the technology is manufactured by Lonza, by Lpath or its affiliates, or by a contract manufacturer.  Unless terminated earlier, the License Agreement will continue in effect until the expiration of the patents related to the underlying technology.  Lpath may terminate the agreement at any time in our discretion by giving Lonza 60 days’ written notice of termination.  Either party may terminate the agreement upon a material breach by the other party, subject to certain cure periods.

AERES Biomedical Limited

In 2005, Lpath entered into a collaboration agreement with AERES Biomedical Limited (“AERES”) to “humanize” the company’s sonepcizumab monoclonal antibody.  Humanization under this agreement with AERES involves utilizing proprietary processes owned by AERES for the purpose of modifying sonepcizumab antibodies originally generated in mice for potential human acceptance in a clinical trial.  The expenses incurred under this contract totaled approximately $170,000 in 2005 and $664,000 in 2006.  The work performed by AERES was successfully completed in 2006.  Lpath could owe certain contingent amounts when and if ASONEP or iSONEP passes through the various levels of the FDA drug-candidate-review and approval processes.  In 2008, Lpath paid AERES $150,000 for the first milestone payable under the agreement, which was triggered by the filing of the ASONEP IND. AERES will be entitled to a low single-digit royalty on any revenues generated by the ultimate commercialization of ASONEP or iSONEP.

DataMabs LLP

In 2007, Lpath entered into a collaboration agreement with DatTaMabs LLP (“DataMabs”) to assist the company in humanizing the Lpathomab monoclonal antibody.  The expenses incurred to complete the work under this contract totaled $200,000 in 2007.  The work performed by DataMabs was successfully completed in 2007, and Lpath completed the humanization project in early 2008.  Lpath could owe certain contingent amounts when and if Lpathomab passes through the various levels of the FDA drug-candidate-review and approval processes.  DatAMabs will be entitled to a low single-digit royalty on any revenues generated by the ultimate commercialization of Lpathomab.

Patents and Proprietary Rights

Our success will depend, in part, on our ability to obtain patent protection for our products in the United States and other countries. Since 1997, we have created a broad and deep intellectual-property position in the lysolipid signaling area.  We currently own or have exclusively licensed more than 35 issued or pending patents in the United States, with comparable coverage in major foreign countries.  Seven issued or allowed patents provide ownership of anti-sphingolipid therapeutic antibodies as compositions of matter and methods to treat disease.  Several patents provide claims on sphingolipids and sphingolipid receptors as targets to treat cardiovascular diseases, cancer, inflammation, angiogenesis, and various diagnostic and drug-screening applications.  Lpath has other proprietary reagents and some small-molecule inhibitors that are being tested in discovery-stage studies.  In 2005, Lpath purchased eight issued patents formerly assigned to Atairgin Technologies, Inc. and LPL Technologies, Inc.  These patents cover compositions of matter and methods in the cancer diagnostics and therapeutics arenas relating to related lipid-signaling pathways.

Manufacturing

To leverage our experience and available financial resources, we do not plan to develop company-owned or company-operated manufacturing facilities. We plan to outsource all product manufacturing to a contract manufacturer of clinical drug products that operates at a manufacturing facility in compliance with current GMP.  We may also seek to refine the current manufacturing process and final product formulation to achieve improvements in storage temperatures and the like.

In 2006 Lpath and Laureate Pharma, Inc. (“Laureate”) entered into a contract manufacturing agreement for the production of ASONEP and iSONEP.  Under the terms of the agreement, Laureate will perform cell-line development, cell-line optimization, and upstream and downstream process development, followed by GMP manufacture of the product for use in clinical trials.  The agreement has been amended to extend the termination date from December 31, 2007 to December 31, 2009.  Lpath may terminate the agreement at any time in our discretion by giving Laureate 90 days’ written notice of termination.  Either party may terminate the agreement upon a material breach by the other party, subject to certain cure periods.

Government Regulation

The FDA and comparable regulatory agencies in foreign countries, as well as drug regulators in state and local jurisdictions, impose substantial requirements upon the clinical development, manufacture, and marketing of pharmaceutical products.  These agencies and other federal, state and local entities regulate research and development activities and the human testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising, and promotion of Lpath’s product candidates (and any other products we may develop, acquire, or in-license).

The process required by the FDA under the drug provisions of the United States Food, Drug, and Cosmetic Act before Lpath’s initial products may be marketed in the U.S. generally involves the following:

•                  Preclinical laboratory and animal tests;

•                  Submission of an Investigational New Drug Application (“IND”), which must become effective before human clinical trials may begin;

•                  Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for its intended use;

•                  Submission to the FDA of an New Drug Application (“NDA”); and

•                  FDA review and approval of an NDA.

The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approval will be granted on an expeditious basis, if at all.  Preclinical tests include laboratory evaluation of the product candidate, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product candidate.  Certain preclinical tests must be conducted in compliance with good laboratory practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring such studies to be replicated.  In some cases, long-term preclinical studies are conducted while clinical studies are ongoing.

Lpath then submits the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of an IND, which must become effective before we may begin human clinical trials.  The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold.  In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin.  Lpath’s submission of an IND may not result in FDA authorization to commence clinical trials.  All clinical trials must be conducted under the supervision of a qualified investigator in accordance with good clinical practice regulations.  These regulations include the requirement that all subjects provide informed consent. Further, an independent Institutional Review Board (“IRB”) at each medical center proposing to conduct the clinical trials must review and approve any clinical study.  The IRB also continues to monitor the study and must be kept aware of the study’s progress, particularly as to adverse events and changes in the research.  Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if adverse events occur.

Human clinical trials are typically conducted in three sequential phases that may overlap:

•                  Phase 1: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution, and excretion.

•                  Phase 2: The drug is studied in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•                  Phase 3: When Phase 2 evaluations demonstrate that a dosage range of the drug is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population, often at geographically dispersed clinical study sites.

Management cannot be certain that Lpath will successfully initiate or complete Phase 1, Phase 2, or Phase 3 testing of Lpath’s product candidates within any specific time period, if at all.  Furthermore, the FDA or an Institutional Review Board may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Concurrent with clinical trials and pre-clinical studies, Lpath also must develop information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with GMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product, and management must develop methods for testing the quality, purity, and potency of the final products.  Additionally, appropriate packaging must be selected and tested and chemistry stability studies must be conducted to demonstrate that the product does not undergo unacceptable deterioration over its shelf-life.

The results of product development, pre-clinical studies, and clinical studies are submitted to the FDA as part of an NDA for approval of the marketing and commercial shipment of the product.  The FDA reviews each NDA submitted and may request additional information, rather than accepting the NDA for filing. In this event, the application must be resubmitted with the additional information.  The resubmitted application is also subject to review before the FDA accepts it for filing.  Once the FDA accepts the NDA for filing, the agency begins an in-depth review of the NDA.  The FDA has substantial discretion in the approval process and may disagree with Lpath’s interpretation of the data submitted in the NDA.

The review process may be significantly extended by FDA requests for additional information or clarification regarding information already provided.  Also, as part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation.  The FDA is not bound by the recommendation of an advisory committee.  Manufacturing establishments often also are subject to inspections prior to NDA approval to assure compliance with GMPs and with manufacturing commitments made in the relevant marketing application.

Under the Prescription Drug User Fee Act (“PDUFA”), submission of an NDA with clinical data requires payment of a fee to the FDA, which is adjusted annually.  For fiscal year 2009, that fee is $1,247,200.  In return, the FDA assigns a goal often months for standard NDA reviews from acceptance of the application to the time the agency issues its “complete response,” in which the FDA may approve the NDA, deny the NDA if the applicable regulatory criteria are not satisfied, or require additional clinical data. Even if these data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.  If the FDA approves the NDA, the product becomes available for physicians to prescribe.  Even if the FDA approves the NDA, the agency may decide later to withdraw product approval if compliance with regulatory standards is not maintained or if safety problems occur after the product reaches the market.  The FDA may also require post-marketing studies, also known as Phase IV studies, as a condition of approval to develop additional information regarding the safety of a product.  In addition, the FDA requires surveillance programs to monitor approved products that have been commercialized, and the agency has the power to require changes in labeling or to prevent further marketing of a product based on the results of these post-marketing programs.

Satisfaction of the above FDA requirements or requirements of state, local and foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the pharmaceutical product or medical device.  Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon Lpath’s activities.  Management cannot be certain that the FDA or any other regulatory agency will grant approval for the lead product ASONEP (or any other products we may develop, acquire, or in-license) under development on a timely basis, if at all.  Success in preclinical or early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from preclinical and clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval.  Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.  Delays in obtaining, or failures to obtain regulatory approvals would have a material adverse effect on Lpath’s business.

Any products manufactured or distributed by us pursuant to the FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experiences with the drug, submitting other periodic reports, drug sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with certain electronic records and signature requirements, and complying with the FDA promotion and advertising requirements.  Drug manufacturers and their subcontractors are required to register their facilities with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with good manufacturing practices, which impose procedural and documentation requirements upon Lpath’s third-party manufacturers.  Failure to comply with these regulations could result, among other things, in suspension of regulatory approval, recalls, suspension of production or injunctions, seizures, or civil or criminal sanctions.  Management cannot be certain that Lpath’s present or future subcontractors will be able to comply with these regulations and other FDA regulatory requirements.

The FDA regulates drug labeling and promotion activities.  The FDA has actively enforced regulations prohibiting the marketing of products for unapproved uses. Under the FDA Modernization Act of 1997, the FDA will permit the promotion of a drug for an unapproved use in certain circumstances, but subject to very stringent requirements.

Lpath’s product candidates are also subject to a variety of state laws and regulations in those states or localities where Lpath’s lead product ASONEP (and any other products we may develop, acquire, or in-license) will be marketed.  Any applicable state or local regulations may hinder Lpath’s ability to market Lpath’s lead product (and any other products we may develop, acquire, or in-license) in those states or localities.  In addition, whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent sales and marketing efforts in those countries.  The approval procedure varies in complexity from country to country, and the time required may be longer or shorter than that required for FDA approval.  We may incur significant costs to comply with these laws and regulations now or in the future.

The FDA’s policies may change, and additional government regulations may be enacted which could prevent or delay regulatory approval of Lpath’s potential products.  Moreover, increased attention to the containment of health care costs in the U.S. and in foreign markets could result in new government regulations that could have a material adverse effect on Lpath’s business.  Management cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

Other Regulatory Requirements

The U.S. Federal Trade Commission and the Office of the Inspector General of the U.S. Department of Health and Human Services (“HHS”) also regulate certain pharmaceutical marketing practices. Also, reimbursement practices and HHS coverage of medicine or medical services are important to the success of procurement and utilization of Lpath’s product candidates, if they are ever approved for commercial marketing.

Lpath is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances.  Lpath may incur significant costs to comply with these laws and regulations now or in the future.  Management cannot assure you that any portion of the regulatory framework under which we currently operate will not change and that such change will not have a material adverse effect on Lpath’s current and anticipated operations.

Employees

As of March 16, 2009 we employed 22 individuals, of whom 12 held advanced degrees.  A significant number of our management and professional employees have had prior experience with pharmaceutical, biotechnology, or medical product companies. Collective bargaining agreements do not cover any of our employees, and management considers relations with its employees to be good.

DESCRIPTION OF PROPERTY

Our administrative offices and research facilities are located in San Diego, California and are considered to be in good condition and adequately utilized. We lease approximately 7,300 square feet of laboratory and office space.  This lease arrangement expires in October 2010. Approximately 500 square feet of the facility is subleased to a company that is co-owned by two of our largest shareholders. The terms of this sublease, in general, are identical to the terms of the company’s direct lease.

LEGAL PROCEEDINGS

We are not currently a party in any legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since December 1, 2005, our common stock has traded under the symbol “LPTN” [the “OB” is designation only used by Yahoo! Finance] on the Over-the-Counter Bulletin Board.  Prior to the effectiveness of the Merger between Neighborhood Connections, Inc. and our predecessor company Lpath Therapeutics Inc. on November 30, 2005, our common stock was registered to be traded under the symbol “NBHC” on the Over-the-Counter Bulletin Board.  However, from January 2003, when our common stock was cleared for trading, through November 30, 2005 no shares were traded.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock.

	2008		2007
	High	Low	High	Low

First quarter	$2.30	$1.70	$1.40	$0.77
Second quarter	$1.75	$1.23	$2.00	$1.15
Third quarter	$1.52	$.96	$1.95	$1.28
Fourth quarter	$1.30	$.90	$2.54	$1.90

As of March 18, 2009 we had approximately 395 stockholders of record (excluding an indeterminable number of stockholders whose shares are held in street or “nominee” name) of our common stock.  We have not paid any dividends on our common stock since our inception and do not expect to pay dividends on our common stock in the foreseeable future.  The closing price of our common stock on April 27, 2009, was $0.85 per share.

The following table summarizes our compensation plans under which our equity securities are authorized for issuance as of December 31, 2008:

EQUITY COMPENSATION PLAN INFORMATION

	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options and Restricted Stock Units		Weighted- Average Exercise Price of Outstanding Stock Options		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders	6,029,771	(1)	$0.51	(2)	3,358,693

Equity compensation plans not approved by security holders	—		—		—

Total	6,029,771		$0.51		3,358,693

(1)  Includes 2,387,425 restricted stock units.

(2)  Excludes 2,387,425 restricted stock units.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
and Stockholders of

LPATH, INC.

We have audited the accompanying consolidated balance sheets of Lpath, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lpath, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has incurred significant cash losses from operations since inception and expects to continue to incur cash losses from operations in 2009 and beyond.  These factors, among others, raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ LevitZacks

San Diego, California
March 17, 2009

LPATH, INC.

Consolidated Balance Sheets

December 31,

	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$7,775,593	$7,521,071
Accounts receivable	656,221	10,502
Prepaid expenses and other current assets	204,863	217,581
Total current assets	8,636,677	7,749,154

Equipment and leasehold improvements, net	285,218	422,484
Patents, net	462,785	442,706
Deposits and other assets	37,272	37,644

Total assets	$9,421,952	$8,651,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,123,836	$989,069
Accrued compensation	459,831	81,069
Accrued expenses	391,836	491,729
Deferred contract revenue	3,333,333	—
Deferred rent, current portion	51,130	45,405
Leasehold improvement debt, current portion	15,278	14,107
Total current liabilities	5,375,244	1,621,379

Deferred rent, long-term portion	49,990	101,121
Leasehold improvement debt, long-term portion	15,116	30,395
Long-term accrued liabilities	411,802	563,865
Total liabilities	5,852,152	2,316,760

Stockholders’ Equity:
Common stock - $.001 par value; 100,000,000 shares authorized; 52,657,911 and 45,046,495 issued and outstanding at December 31, 2008 and December 31, 2007, respectively	52,657	45,046
Additional paid-in capital	43,144,945	34,457,999
Accumulated deficit	(39,627,802)	(28,167,817)
Total stockholders’ equity	3,569,800	6,335,228

Total liabilities and stockholders’ equity	$9,421,952	$8,651,988

See accompanying notes to the consolidated financial statements.

LPATH, INC.

Consolidated Statements of Operations

Years Ended December 31, 2008 and 2007

	2008	2007

Revenues:
Grant and royalty revenue	$1,194,482	$372,348
Research and development revenue under collaborative agreement	1,666,667	—
Total revenues	2,861,149	372,348

Expenses:
Research and development	10,116,124	12,418,554
General and administrative	4,480,260	3,429,676
Total expenses	14,596,384	15,848,230

Loss from operations	(11,735,235)	(15,475,882)

Other income (expense):
Interest income	124,041	398,020
Interest expense	(12,122)	(27,951)
Gain on foreign currency exchange	163,331	14,053
Total other income (expense)	275,250	384,122

Net loss	$(11,459,985)	$(15,091,760)

Basic and diluted net loss per share	$(0.24)	$(0.39)

Weighted average number of common shares outstanding used in the calculation	48,068,937	38,771,019

See accompanying notes to the consolidated financial statements.

Lpath, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

Years Ended December 31, 2008 and 2007

					Total
	Common Stock		Additional Paid	Accumulated	Stockholders’
	Shares	Amount	in Capital	Deficit	Equity

Balance, January 1, 2007	24,616,393	$24,616	$14,610,217	$(13,076,057)	$1,558,776

Common stock and warrants issued for cash, net of issuance costs	17,733,737	17,734	15,831,793		15,849,527
Warrants exercised, net of issuance costs	2,203,158	2,203	1,454,782		1,456,985
Stock options exercised	493,207	493	78,303		78,796
Stock-based compensation			2,482,904		2,482,904
Net loss				(15,091,760)	(15,091,760)

Balance, December 31, 2007	45,046,495	45,046	34,457,999	(28,167,817)	6,335,228

Common stock and warrants issued for cash, net of issuance costs	7,090,999	7,091	6,341,730		6,348,821
Warrants exercised, net of issuance costs	144,963	144	122,078		122,222
Stock options exercised	262,642	263	108,791		109,054
Stock-based compensation	112,812	113	2,114,347		2,114,460
Net loss				(11,459,985)	(11,459,985)

Balance, December 31, 2008	52,657,911	$52,657	$43,144,945	$(39,627,802)	$3,569,800

See accompanying notes to the consolidated financial statements.

LPATH, INC.

Consolidated Statements of Cash Flows

Years Ended December 31, 2008 and 2007

	2008	2007
Cash flows from operating activities:
Net loss	$(11,459,985)	$(15,091,760)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	2,136,439	2,482,904
Depreciation and amortization	215,016	156,435
Deferred rent expense	(45,406)	37,755
Foreign currency exchange gain	(163,331)	(14,053)
Changes in operating assets and liabilities:
Accounts receivable	(645,719)	107,859
Prepaid expenses and other current assets	12,718	(16,406)
Accounts payable and accrued compensation and expenses	422,327	1,420,575
Deferred contract revenue	3,333,333	—
Deposits and other assets	2,567	(2,150)
Net cash used in operating activities	(6,192,041)	(10,918,841)

Cash flows from investing activities:
Equipment expenditures	(5,383)	(126,575)
Patent expenditures	(114,043)	(149,969)
Net cash used in investing activities	(119,426)	(276,544)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants, net	6,348,821	15,841,690
Proceeds from options and warrants exercised	231,276	1,535,781
Proceeds from issuance of notes payable to related parties	—	100,000
Repayments of notes payable to related parties, including loan fees	—	(108,163)
Repayments of leasehold improvement debt	(14,108)	(14,066)
Net cash provided by financing activities	6,565,989	17,355,242

Net increase in cash	254,522	6,159,857

Cash and cash equivalents at beginning of period	7,521,071	1,361,214
Cash and cash equivalents at end of period	$7,775,593	$7,521,071

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$12,122	$20,114
Income taxes	$1,600	$1,600
Supplemental Schedule of Non-cash Investing and Financing Activities:
Incurred patent expenditures contained in accrued expenses	$3,800	$23,202
Common stock issued in payment of loan fees	$—	$7,837
Leasehold improvements financed by landlord	$—	$58,568
Leasehold improvements paid by landlord	$—	$80,428

See accompanying notes to the consolidated financial statements.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 1 – THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

Lpath, Inc. (“Lpath,” “we,” or “company”) is using its proprietary technology to discover and develop lipidomic-based therapeutics, an emerging field of medical science that targets bioactive signaling lipids to treat important human diseases.  Lpath has active programs in cancer, heart failure, and age-related macular degeneration.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, and with the rules and regulations of the Securities and Exchange Commission related to an annual report on Form 10-K.  The consolidated financial statements include the accounts of Lpath, Inc. and its wholly-owned subsidiary, Lpath Therapeutics Inc.  All significant intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  By their nature, estimates are subject to an inherent degree of uncertainty and, as such, actual results may differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with maturities of three months or less from the original purchase date.  Lpath classifies its securities as “held-to maturity” in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities.  Lpath carries these investments at amortized cost since the company has the positive intent and ability to hold them to maturity.

Concentration of Credit Risk

Financial instruments that potentially subject the company to a significant concentration of credit risk consist of cash and cash equivalents. The company maintains its cash balances with one major commercial bank.  The balances are insured by the Federal Deposit Insurance Corporation up to $250,000.

The company invests its excess cash in money market mutual funds, in certificates of deposit of federally insured financial institutions, and in debt instruments of financial institutions and corporations with strong credit ratings. The company has established guidelines relative to diversification of its cash investments and their maturities that are intended to secure safety and liquidity. These guidelines are periodically reviewed.  To date, the company has not experienced any impairment losses on its cash equivalents.

Fair Value of Financial Instruments

Lpath has determined the estimated fair value of its financial instruments.  The amounts reported for cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate the fair value because of their short maturities.  The estimated fair value of leasehold improvement debt approximates its carrying amount in the consolidated balance sheets. Such fair value was derived by evaluating the nature and terms of the obligation and considering the prevailing economic and market conditions at the balance sheet date.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 1 – THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (continued)

Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost. Equipment depreciation is computed using the straight-line method over the estimated useful asset lives, which range from three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remainder of the lease term.  Repairs and maintenance are charged to expense as incurred.

Patents

Legal and filing costs directly associated with obtaining patents are capitalized. Upon issuance of a patent, amortization is computed using the straight-line method over the estimated remaining useful life of the patent.

Long-Lived Assets

The company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  In accordance with SFAS No. 144, long-lived assets are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable.  Based on its review at the years ending December 31, 2008 and 2007, management did not believe that there was any impairment of the value of such assets.

Deferred Rent

Rent expense is recorded on a straight-line basis over the term of the lease. The difference between rent expense and amounts paid under the lease agreements is recorded as deferred rent.  Lease incentives, including tenant improvement allowances, are also recorded to deferred rent and amortized on a straight-line basis over the lease term.

Stock-Based Compensation Expense

The company adopted Financial Accounting Standards Board (“FASB”) Statement No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), on January 1, 2006. SFAS 123(R) revises FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and amends FASB Statement No. 95, “Statement of Cash Flows” (“SFAS 95”). SFAS 123(R) requires companies to expense the fair value of employee stock options and other forms of stock-based employee compensation over the employees’ service periods or the derived service period for awards with market conditions. Compensation expense is measured based on the fair value of the award at the grant date, including estimated forfeitures, and is adjusted to reflect actual forfeitures and the outcomes of certain conditions.

As of December 31, 2008 total unrecognized compensation expense related to unvested stock-based compensation arrangements already granted under our equity incentive plan was $2.5 million, which we expect will be recognized over a weighted-average period of 2.0 years.  However, it is difficult to predict the actual amount of share-based compensation expense that we will recognize in future periods because that expense can be affected by changes in the amount or terms of our stock-based compensation awards issued in the future, changes in the assumptions used in our model to value those future awards, changes in our stock price, and changes in interest rates, among other factors.

The company accounts for stock-based compensation issued to non-employees under SFAS No. 123(R), and Emerging Issues Task Force (“EITF”) Issue 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.  As such, the value of such options is periodically remeasured and income or expense is recognized during their vesting terms.

Refer to Note 9, “Stockholders’ Equity,” for further information.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 1 — THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

Research and Development revenue Under Collaborative Agreement. We follow the provisions as set forth by current accounting rules, which primarily include SAB 101, Revenue Recognition in Financial Statements , SAB 104, Revenue Recognition , and EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables..

Lpath may enter into collaborations where we receive non-refundable upfront payments, generally these payments would be for licenses to Lpath drug candidates.  Non-refundable payments are recognized as revenue when the Company has a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the resulting receivable is reasonably assured and the Company has no further performance obligations under the license agreement. Multiple element arrangements, such as license and development arrangements are analyzed to determine whether the deliverables, which often include a license together with performance obligations such as research and development responsibilities and steering committee services, can be separated or whether they must be accounted for as a single unit of accounting in accordance with EITF 00-21. The Company recognizes up-front license payments as revenue upon delivery of the license only if the license has stand-alone value and the fair value of the undelivered performance obligations, typically including research and/or steering committee services, can be determined. If the fair value of the undelivered performance obligations can be determined, such obligations would then be accounted for separately as performed. If the license is considered to either (i) not have stand-alone value or (ii) have stand-alone value but the fair value of any of the undelivered performance obligations cannot be determined, the arrangement would then be accounted for as a single unit of accounting and the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations are performed.

If the Company is involved in a steering committee as part of a multiple element arrangement that is accounted for as a single unit of accounting, the Company assesses whether its involvement constitutes a performance obligation or a right to participate. Steering committee services that are determined to be performance obligations are combined with other research services or performance obligations required under an arrangement, if any, in determining the level of effort required in an arrangement and the period over which the Company expects to complete its aggregate performance obligations.

Whenever the Company determines that an arrangement should be accounted for as a single unit of accounting, it must determine the period over which the performance obligations will be performed and revenue will be recognized. Revenue will be recognized using either a relative performance or straight-line method. The Company recognizes revenue using the relative performance method provided that the Company can reasonably estimate the level of effort required to complete its performance obligations under an arrangement and such performance obligations are provided on a best-efforts basis. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the relative performance method, as of each reporting period.

If the Company cannot reasonably estimate the level of effort required to complete its performance obligations under an arrangement, the performance obligations are provided on a best-efforts basis and the Company can reasonably estimate when the performance obligation ceases or the remaining obligations become inconsequential and perfunctory, then the total payments under the arrangement, excluding royalties and payments contingent upon achievement of substantive milestones, would be recognized as revenue on a straight-line basis over the period the Company expects to complete its performance obligations. Revenue is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line basis, as of the period ending date.

If the Company cannot reasonably estimate when its performance obligation either ceases or becomes inconsequential and perfunctory, then revenue is deferred until the Company can reasonably estimate when the performance obligation ceases or becomes inconsequential. Revenue is then recognized over the remaining estimated period of performance.

Significant management judgment is required in determining the level of effort required under an arrangement and the period over which the Company is expected to complete its performance obligations under an arrangement.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 1 — THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (continued)

Collaboration agreements may also contain substantive milestone payments. Substantive milestone payments are considered to be performance bonuses that are recognized upon achievement of the milestone only if all of the following conditions are met:

•                  the milestone payments are non-refundable;

•                  achievement of the milestone involves a degree of risk and was not reasonably assured at the inception of the arrangement;

•                  substantive Company effort is involved in achieving the milestone;

•                  the amount of the milestone payment is reasonable in relation to the effort expended or the risk associated with achievement of the milestone; and,

•                  a reasonable amount of time passes between the up-front license payment and the first milestone payment as well as between each subsequent milestone payment.

Determination as to whether a payment meets the aforementioned conditions involves management’s judgment. If any of these conditions are not met, the resulting payment would not be considered a substantive milestone, and therefore the resulting payment would be considered part of the consideration for the single unit of accounting and would be recognized as revenue as such performance obligations are performed under either the relative performance or straight-line methods, as applicable, and in accordance with these policies as described above.

Grant Revenue.  Lpath’s primary source of revenue to date has been research grants received from the National Institutes of Health.  Lpath recognizes grant revenue as the related research expenses are incurred, up to contractual limits.

Royalty Revenue.  Lpath recognizes royalty revenue from licensed products when earned in accordance with the terms of the license agreements. Net sales figures used for calculating royalties include deductions for costs of unsaleable returns, cash discounts, freight, postage and insurance.

Research and Development

Research and development costs are charged to expense when incurred.

Employee Benefit Plan

The Company has a 401(k) defined contribution plan that provides benefits for most employees. An employee is eligible to participate in this plan after one month of service. The plan provides for full vesting of benefits over five years. Company contributions to the plan are made at the discretion of the Board of Directors and aggregated $62,140 and $57,117 in 2008 and 2007, respectively.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

A net deferred tax asset related primarily to federal and state net operating loss and research and development credit carryforwards has been fully reserved due to uncertainties regarding Lpath’s ability to realize these tax benefits in future periods.  Consequently, no income tax benefit has been recorded for the years ended December 31, 2008 and 2007.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 1 — THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Loss

SFAS No. 130, Reporting Comprehensive Income requires that comprehensive loss and its components be displayed as part of the full set of consolidated financial statements. Comprehensive loss is comprised of net loss and certain changes in equity that are excluded from net loss.  At December 31, 2008 and 2007, Lpath had no reportable differences between net loss and comprehensive loss.

Per Share Data

In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (“SAB”) No. 98, basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period.  Under SFAS No. 128, diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares, such as stock options, restricted stock units, restricted stock awards, warrants, and convertible securities, outstanding during the period.

Basic and diluted net loss applicable to common stock per share is computed using the weighted average number of common shares outstanding during the period. Common stock equivalents from stock options, restricted stock units, and warrants of 20,818,691 for the year ended December 31, 2008, and common stock equivalents of 17,672,687 from stock options and warrants for the year ended December 31, 2007, are excluded from the calculation of diluted loss per share because the effect is anti-dilutive.

Recent Accounting Pronouncements

In June 2008, the FASB issued Emerging Issues Task Force Issue 07-5 (“EITF 07-5”), “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock.” EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS No. 133, “Accounting for Derivatives and Hedging Activities,” specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. This standard triggers liability accounting on all options and warrants exercisable at strike prices denominated in any currency other than the functional currency of the operating entity. The Company is currently evaluating the impact of the adoption of EITF 07-5 on the accounting for related warrants transactions. The company is currently evaluating the effect of EITF 07-5 on its consolidated financial statements.

Note 2 — RESEARCH AND DEVELOPMENT COLLABORATIVE AGREEMENT

On October 28, 2008 (the “Effective Date”), Lpath, Inc. entered into the License Agreement (the “Agreement”) with Merck KgaA, (“Merck”), pursuant to which Merck has agreed to collaborate, through its Merck Serono division, with the company to develop and commercialize ASONEP™, Lpath’s Phase 1 monoclonal antibody which is currently being evaluated as a drug candidate for the treatment of certain cancers.

Pursuant to the terms of the Agreement, the company licensed to Merck exclusive, worldwide rights to develop and commercialize ASONEP™ across all non-ocular indications.  The Agreement requires Merck to provide the company with up to $23 million of upfront payments and research and development funding to support the company’s completion of the Phase 1 clinical trial for ASONEP™.  On November 6, 2008, Merck paid the company an initial amount of $4,000,000, as provided in the Agreement.  During the 12 month period following the Effective Date (the “Initial Development Period”), Merck will be required to provide the company research and development funding of $500,000 per month, which the company intends to use to support development activities related to ASONEP™, including the company’s Phase 1 clinical trials.  Within the Initial Development Period, Merck will pay the company additional amounts if certain clinical development objectives are achieved.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 2 — RESEARCH AND DEVELOPMENT COLLABORATIVE AGREEMENT (continued)

The company accounts for the Agreement as a single unit of accounting.  Revenue is recognized over the anticipated performance period of one year using the straight-line method.  During 2008, Lpath recognized revenue related to the upfront licensing fee and initial development funding of $1,666,667 under the Merck collaborative agreement.  As of December 31, 2008, the company had deferred revenue of $3,333,333 related to the upfront licensing fee.  At Merck’s election, the Initial Development Period may be extended by up to 6 months, in which case Merck will continue to pay Lpath agreed upon amounts for research and development funding. Upon conclusion of the Initial Development Period, if Merck elects to accept the responsibility and related expenses for further development of ASONEP™, Merck will pay the company $28 million in various installments, the majority of which funds the company believes, based on the company’s reasonable estimates, will be due either upon transfer or within six months of transfer.  If, at the conclusion of the Initial Development Period, Merck does not accept the responsibility for further development of ASONEP, all rights granted under the Agreement revert to Lpath.

Additional payments of up to $422 million could be made by Merck upon achievement of certain development, regulatory, and sales milestones, should ASONEP™ be approved in multiple indications.   If Merck successfully brings ASONEP™ to market, Merck would pay the company royalties (the “Royalty Payments”) based on worldwide net sales of the products licensed under the Agreement (the “Licensed Products”), at the incremental royalty rates negotiated by the parties.  The Royalty Payments would continue on a country-by country and Licensed

Product-by-Licensed Product basis upon the later of 10-years after the date of the first commercial sale of such Licensed Product in such country or the expiration of protection by patents covering such products in such country.

The Agreement does not include any rights to license, develop or commercialize the company’s other product candidates or the company’s underlying drug discovery or development technologies, including iSONEP™   (Lpath’s ocular formulation of the anti-S1P antibody) and Lpathomab™ (an antibody against LPA, a key bioactive lipid).  Contingent upon the occurrence of specified events, the Agreement provides Merck, with certain rights of first negotiation and rights of first refusal with respect to other non-ocular antibody products of the company.

The Agreement contains customary termination provisions including (but not limited to) the right of Merck to terminate the Agreement in its entirety during the Initial Development Period upon 30 days written notice to Lpath.

Note 3 — GOING CONCERN UNCERTAINTY

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. In the year ended December 31, 2008 Lpath incurred a net loss and utilized net cash in operating activities of $11,459,985 and $6,192,041, respectively.  In the year ended December 31, 2007 the company incurred a net loss and utilized net cash in operating activities of $15,091,760 and $10,918,841, respectively. These conditions raise substantial doubt about the company’s ability to continue as a going concern. Management’s plans with regard to these matters are discussed below. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During 2009 the company expects to continue to incur cash losses from operations.  While the company had cash totaling $7,775,593 as of December 31, 2008, the cost of its ongoing drug discovery and development efforts, including general and administrative expenses, are expected to consume between $12 and $19 million in 2009.  We believe that our existing cash and expected funding under Lpath’s collaborative research and development agreement with Merck will be sufficient to meet Lpath’s projected operating requirements at least through 2009.  Although we believe work under the collaborative agreement with Merck is progressing as planned, there can be no assurance that Merck will not cancel the agreement before the conclusion of the initial development period.  In the event that Merck cancels its agreement with us, we would need to seek additional sources of capital to finance our research and development activities into 2010.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 3 — GOING CONCERN UNCERTAINTY (continued)

Unless Merck elects to extend its agreement with Lpath beyond the initial development period, we expect to continue to incur cash losses from operations during 2009.  Additional capital may be required to continue to fund the company’s research and development projects in 2009 and beyond.  In the event we need to raise additional capital, we would:

1.               Pursue additional fund raising activities from both existing and potential new investors.

2.               Explore cash generating opportunities from strategic alliances, including licensing portions of our technology or entering into corporate partnerships or collaborations.  In such transactions, Lpath could transfer certain rights to one or more of its drug discovery or development programs, or to specific indications within those programs and receive infusions of cash in the short-term, and potentially in the long-term as well.

3.               Continue to seek additional research grants from the National Institutes of Health or other sources.

Note 4 — COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

	December 31,
	2008	2007
Equipment and leasehold improvements
Office furniture and fixtures	$28,908	$28,908
Laboratory equipment	337,995	377,626
Computer equipment and software	129,264	145,912
Leasehold improvements	143,203	143,203
	639,370	695,649
Less accumulated depreciation	(354,152)	(273,165)
Equipment, net	$285,218	$422,484

Patents
Patents	$523,974	$488,612
Less accumulated amortization	(61,189)	(45,906)
Patents, net	$462,785	$442,706

Note 5 — OPERATING LEASE

On August 12, 2005, the company signed a five-year lease for 7,300 square feet of laboratory and office space in a building located at 6335 Ferris Square, San Diego, California.  Western States Investment Corporation (WSIC), which is co-owned by two of Lpath’s largest stockholders,  subleased a portion of the executive offices in this facility.  In 2006 WSIC subleased approximately 2,000 square feet.  In 2007 the amount of space subleased to WSIC decreased to approximately 500 square feet as Lpath’s utilization of space in the facility increased.  The terms of such sublease, in general, mirror the terms of the company’s direct lease. WSIC has the right to terminate the sublease should Lpath be purchased by or merged into another company.

In December 2006, the company assumed additional “must take” lease space under terms of the lease.  The lease provided the landlord would pay for the first $20 per rentable square foot and one-half the amount in excess of the $20 per rentable square foot of the leasehold improvements made to the must take space.  The leasehold improvements were completed in July 2007.  We capitalized the total cost as a leasehold improvement and recorded an offsetting deferred rent amount for the portions paid by the landlord.  A portion of the leasehold improvements was financed by the landlord and will be repaid by Lpath over the remaining term of the lease.  The amount of this financing was recorded as leasehold improvement debt.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 5 — OPERATING LEASE (continued)

Future minimum payments, sublease income, and leasehold improvement debt under the company’s non-cancelable operating lease and sublease are set forth in the following table:

Years ending December 31,	Lease Obligation	Sublease Income	Net Lease Obligation	Leasehold Improvement Debt

2009	$196,571	$13,506	$183,065	$15,278
2010	176,446	12,107	164,339	15,117

Total Future Minimum Lease Commitments	$373,017	$25,613	$347,404	$30,395

Lpath’s rent expense totaled $215,000 and $247,000 for the years ended December 31, 2008 and 2007, respectively.  Lpath’s sublease income amounted to $17,000 and $18,000 for the years ended December 31, 2008 and 2007, respectively.

Lease Guaranty — To enter into the operating lease agreement described above, the landlord required that $360,000 of the lease obligation be guaranteed.  This guaranty was provided for Lpath by WSIC in exchange for a warrant to purchase 588,000 shares of Lpath common stock. The warrant terms included an exercise price of $0.80 per share, with an expiration date of May 31, 2007.  The value of this warrant was calculated, using the Black-Scholes model, to be $61,485.  This amount was charged to rent expense over the term of the guaranty.  As of December 31, 2007 the guaranty term had ended, and the total guaranty amount had been expensed.

Note 6 — RESEARCH AND LICENSE AGREEMENTS

In August 2006, Lpath and Lonza Biologics, PLC entered into two agreements, a License Agreement and a Research Evaluation Agreement.  Both agreements grant Lpath the use of certain proprietary technology to assist in the development of monoclonal antibodies.  Under the terms of the License Agreement an annual license fee of approximately £300,000 per year began to accrue during the third quarter of 2007, when Lpath utilized the Lonza technology in the manufacture of drug substance to be used in clinical trials.  Under the terms of the License Agreement, payment of this annual license fee will be deferred until Lpath’s drug candidate utilizing that technology begins Phase II clinical trials.  While it is not possible to accurately predict when, or if, the drug candidate will progress to the initiation of Phase II clinical trials, management believes that it is unlikely that payment of this annual fee will occur prior to 2010.  Accordingly, this fee was accrued and is carried on the balance sheet as a long-term liability.  Under the terms of the Research Evaluation Agreement, a license fee is due annually.  The company paid Lonza Biologics PLC annual license fees totaling approximately $66,000 and $72,000 during 2008 and 2007, respectively, related to the Research Evaluation Agreement.

In August 2006, Lpath and Laureate Pharma, Inc. entered into a Development and Manufacturing Services Agreement for the development, manufacture and storage of Lpath’s Sonepcizumab monoclonal antibody for use in clinical trials.  The company paid Laureate Pharma approximately $1,920,000 and $2,240,000 and $175,000 during 2008 and 2007, respectively, related to this agreement.

In August 2005, Lpath entered into a collaboration agreement with AERES Biomedical (“AERES”) to “humanize” the company’s Sphingomab monoclonal antibody.  Humanization under this agreement with AERES involves utilizing proprietary processes owned by AERES for the purpose of modifying Sphingomab antibodies originally contained in mice for potential human acceptance in a clinical trial.  The humanized version of Sphingomab that was produced from the collaboration with AERES is called Sonepcizumab.  The company paid AERES $150,000 in 2008 and no amounts were paid during 2007.  Lpath could owe certain additional contingent amounts when drug candidates based on of Sonepcizumab pass through the levels of the FDA drug review and approval process.  AERES will be entitled to a royalty, not to exceed 4%, on any revenues generated by the ultimate commercialization of any drug candidate based on Sonepcizumab.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 6 — RESEARCH AND LICENSE AGREEMENTS (continued)

Prior to 2006, Lpath entered into a research agreement with San Diego State University (SDSU). Under the agreement, the company paid fees and cost reimbursements to SDSU in exchange for research facilities, equipment, supplies, and personnel.  Lpath was the sole owner of any discovery, invention, finding, data, or conclusion derived from the research.  Total fees and cost reimbursements paid to SDSU were $111,000 and $93,000 for the years ended December 31, 2008 and 2007, respectively.  This agreement expired in 2008.

Note 7 — PRIVATE PLACEMENTS OF COMMON STOCK AND WARRANTS

In August 2008, the company received gross proceeds of $6,736,000 from the sale of common stock and warrants through a private placement.  Lpath issued 7,090,999 shares of Class A common stock at a price of $0.95 per share.  Each investor also received warrants to purchase the number of shares of Class A common stock equal to 25% of the number of common shares purchased in this financing.  This resulted in the issuance of warrants to purchase a total of 1,772,748 shares of Class A common stock in this transaction.  The warrants are exercisable at a price of $1.25 per share, and expire on August 12, 2013.

Stock issuance costs related to the private placement were paid in cash and warrants.  Cash expenses for this transaction totaled $387,000, including placement agent fees totaling $276,000 and legal and other fees totaling $111,000. In addition, 166,740 warrants were issued to placement agents.  These warrants carry an exercise price of $1.25 per share, and expire on August 12, 2013.  All of the warrants issued in conjunction with this financing contain provisions specifying that in the event that Lpath sells shares of its Class A Common Stock at a price per share less than the exercise price of the warrants, then both the exercise price of the warrants and the number of shares that may be acquired with the warrants will be adjusted according to formulas specified in the warrants.

In 2007 the company received gross proceeds of $16,847,000 from the sale of common stock and warrants through a private placement.  Lpath issued 17,733,737 shares of Class A common stock at a price of $0.95 per share.  Each investor also received warrants to purchase the number of shares of Class A common stock equal to 35% of the number of common shares purchased in this financing.  This resulted in the issuance of warrants to purchase a total of 6,206,809 shares of Class A common stock in this transaction.  The warrants are exercisable at a price of $1.05 per share, and expire five years from the date of issue.

Stock issuance costs related to the private placement were paid in cash and warrants.  Cash expenses for this transaction totaled $998,000. In addition, 1,707,894 warrants were issued to placement agents.  These warrants carry an exercise price of $1.05 per share, and expire five years from the date of issue.  All of the warrants issued in conjunction with this financing contain provisions specifying that in the event that Lpath sells shares of its Class A Common Stock at a price per share less than the exercise price of the warrants, then both the exercise price of the warrants and the number of shares that may be acquired with the warrants will be adjusted according to formulas specified in the warrants.

Note 8 — OBLIGATIONS UNDER REGISTRATION RIGHTS AGREEMENTS

The company entered into a Registration Rights Agreement (the “2007 Registration Rights Agreement”) with the investors in the 2007 private placement.  The company met its initial obligation under the 2007 Registration Rights Agreement when the company registered with the Securities and Exchange Commission (the “SEC”) the Class A common stock issued in the private placement, together with the Class A common stock to be issued upon exercise of the warrants, in the company’s Registration Statement (the “2007 Registration Statement”) that was declared effective by the SEC on July 26, 2007.  The 2007 Registration Rights Agreement also provides that if the 2007 Registration Statement ceases to remain continuously effective for more than 30 consecutive days or more than an aggregate of 60 calendar days during any 12-month period, the company may be required to make cash payments, as partial liquidated damages, to each investor in the private placement in an amount equal to 1.25% of the aggregate amount invested by such investor for each 30-day period, or any portion of a 30-day period following July 31, 2007.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 8 — OBLIGATIONS UNDER REGISTRATION RIGHTS AGREEMENTS (continued)

The 2007 Registration Rights Agreement provides that the maximum aggregate liquidated damages payable by the company shall be 8.75% of the aggregate amount invested.  The company’s obligation to maintain the effectiveness of the 2007 Registration Statement will continue until all of the shares issued in this private placement have been sold, or the date on which these shares may be sold pursuant to Rule 144(b)(1).  Based on the company’s experience since filing its first registration statement in 2006, the company believes that it is unlikely that it will be required to pay any liquidated damages under the provisions of the 2007 Registration Rights Agreement, and therefore has not recorded a liability for that potential obligation.

The company entered into a Registration Rights Agreement (the “2005 Registration Rights Agreement”) with the investors in the November 30, 2005, the January 31, 2006, and the March 27, 2006 private placements.  The company met its initial obligations under that 2005 Registration Rights Agreement when the company’s Registration Statement on Form SB-2 (the “2006 Registration Statement”) was declared effective by the SEC on April 21, 2006. The 2005 Registration Rights Agreement also provides that if the 2006 Registration Statement ceases to remain continuously effective for more than 20 consecutive days or more than an aggregate of 45 days during any 12-month period, the company may be required to make cash payments, as liquidated damages, to each investor in the private placement in an amount equal to 1.25% of the aggregate amount invested by such investor for each 30-day period or pro rata for any portion of a 30-day period.  The company’s obligation to maintain the effectiveness of the 2006 Registration Statement will continue until the earliest of (i) September 30, 2010, (ii) the date on which all of the shares issued in this private placement have been sold, or (iii) the date on which the shares issued in this financing may be sold pursuant to Rule 144(b)(1).  Based on the company’s experience since filing the 2006 Registration Statement, the company believes that it is unlikely that it will be required to pay any liquidated damages under the provisions of the 2005 Registration Rights Agreement, and therefore has not recorded a liability for that potential obligation.

Note 9 — STOCKHOLDERS’ EQUITY

Preferred Stock

Lpath is authorized to issue up to 15,000,000 shares of Preferred Stock, par value $0.001. As of December 31, 2008 and 2007, there were no preferred stock shares issued or outstanding.

Equity Incentive Plan

In November 2005 the company adopted the Lpath, Inc. 2005 Stock Option and Stock Purchase Plan, which permitted stock option grants to employees, outside consultants, and directors. In October 2007, Lpath’s stockholders approved the amendment of this plan which was concurrently renamed the Lpath, Inc. Amended and Restated 2005 Equity Incentive Plan (“the Plan”).  There are 10,390,000 shares of Class A common stock authorized for grant under the Plan. The Plan allows for grants of incentive stock options with exercise prices of at least 100% of the fair market value of Lpath’s common stock, nonqualified options with exercise prices of at least 85% of the fair market value of the company’s common stock, restricted stock, and restricted stock units. All stock options granted to date have a ten-year life and vest over zero to five years.  Restricted stock units granted have a five-year life and vest over zero to four years or upon the achievement of specified clinical trial milestones.  As of December 31, 2008 a total of 3,358,693 shares of Class A common stock were available for future grant under the Plan.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 9 — STOCKHOLDERS’ EQUITY (continued)

The following table presents stock-based compensation as included in the company’s consolidated statements of operations:

	2008	2007
Stock-based compensation expense by type of award:
Stock options	$230,193	$1,885,421
Restricted stock units	1,906,246	597,483
Total stock-based compensation expense	$2,136,439	$2,482,904

Effect of stock-based compensation expense on income by line item:
Research and development	$683,834	$1,591,631
General and administrative	1,452,605	891,273
Total stock-based compensation expense	$2,136,439	$2,482,904

Fair value is determined at the date of grant for employee options and restricted stock units and at the date at which the grantee’s performance is complete for non-employee options and restricted stock units. Compensation cost is recognized over the vesting period based on the fair value of the options and restricted stock units.

Because of our net operating losses, we did not realize any tax benefits for the tax deductions from share-based payment arrangements during the years ended December 31, 2008 and 2007.

Stock Options

All stock options granted during 2008 and 2007 were granted with exercise prices equal to the fair market value of the company’s common stock on the date of grant and the options had weighted-average grant-date fair values, measured on the grant date, of $ 1.00 and $0.76, respectively.

As of December 31, 2008, there was $336,000 of total unrecognized compensation expense, net of estimated forfeitures, related to unvested options granted under the Plan. That expense is expected to be recognized over a weighted-average period of 0.6 years.

The company uses the Black-Scholes valuation model to estimate the fair value of stock options at the grant date. The Black-Scholes valuation model uses the option exercise price as well as estimates and assumptions related to the expected price volatility of the company’s stock, the rate of return on risk-free investments, the expected period during which the options will be outstanding, and the expected dividend yield for the company’s stock to estimate the fair value of a stock option on the grant date.

The fair value of each option granted under the Plan during 2008 and 2007 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2008	2007
Expected stock price volatility	80%	80 - 100%
Risk-free interest rate	4.1%	4.76%
Expected term	6 - 10 years	6 - 10 years
Expected annual dividends	—	—

The weighted-average valuation assumptions were determined as follows:

•                  Expected stock price volatility:  The estimated expected volatility is based on a weighted-average calculation of a peer group and the company’s historical volatility.

•                  Risk-free interest rate:  The company bases the risk-free interest rate on the interest rate payable on U.S. Treasury debt securities.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 9 — STOCKHOLDERS’ EQUITY (continued)

•                  Expected term of options:  The expected term of options granted is derived using assumed exercise rates based on historical exercise patterns and represents the period of time that options granted are expected to be outstanding.

Expected annual dividends: The estimate for annual dividends is zero because the company has not historically paid, and does not intend for the foreseeable future to pay, a dividend.

A summary of the stock option activity under the plan as of December 31, 2008 and 2007, and changes during the years then ended is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at January 1, 2007	4,456,968	$0.52

Granted	461,400	$0.90
Exercised	(493,207)	$0.16
Expired	—	—
Forfeited	(160,776)	$1.10

Outstanding at December 31, 2007	4,264,385	$0.58

Granted	22,000	$1.31
Exercised	(262,642)	$0.42
Expired	(107,412)	1.47
Forfeited	(273,985)	$1.12

Outstanding at December 31, 2008	3,642,347	$0.53	6.39	$2,302,931

Vested and exercisable at December 31, 2008	3,222,455	$0.51	6.28	$1,885,151

The aggregate intrinsic value in the table above represents the total intrinsic value which would have been received by the stock option holders had all option holders exercised their options as of that date.  The aggregate intrinsic value is calculated as the difference between the fair market value of the company’s common stock on December 31, 2008 of $1.05 and the exercise price of stock options, multiplied by the number of shares subject to such stock options.

At December 31, 2008 the company had 3,160,980 stock options outstanding with strike prices below the company’s market price of $1.05 on that date, of which 2,807,310 were vested and exercisable.  The total intrinsic value of options exercised during the years ended December 31, 2008 and 2007 was $390,000 and $618,000, respectively.  Cash received from option exercises during the years ended December 31, 2008 and 2007 was $109,000 and $79,000, respectively.  Upon stock option exercises the company issues new shares of common stock.

Restricted Stock Units

As of December 31, 2008, there was $2.2 million of total unrecognized stock-based compensation expense related to unvested restricted stock units granted under the Equity Incentive Plan. The company expects to recognize that expense over a weighted-average period of 2.3 years.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 9 — STOCKHOLDERS’ EQUITY (continued)

The following table summarizes the restricted stock units activity of the company during 2008 and 2007:

	Total Restricted Stock Units	Weighted Average Grant- Date Fair Value

Outstanding January 1, 2007	—	$—
Granted	1,879,800	2.42
Shares issued	—	—
Cancelled	—	—

Outstanding December 31, 2007	1,879,800	2.42
Granted	1,019,000	1.54
Shares issued	(112,812)	2.20
Cancelled	(398,563)	1.41

Outstanding December 31, 2008	2,387,425	$2.05

Warrants

The following table summarizes Lpath warrants outstanding as of December 31, 2008:

Warrant Expiration Date	Number of Shares		Exercise Price per Share

April 3, 2009	390,000		$0.05

September 30, 2010	268,523		$0.80

September 30, 2010	4,411		$0.95

September 30, 2010	5,281,697		$1.50

April 6, 2012	6,475,235		$1.04

June 13, 2012	1,542,716		$1.04

October 31, 2012	531,394		$0.16

February 28, 2013	50,000		$2.00

August 12, 2013	1,847,910		$1.25

August 15, 2013	78,948		$1.25

Total:	16,533,466	Weighted Average:	$1.16

The terms of all outstanding warrants permit the company, upon exercise of the warrants, to settle the contract by the delivery of unregistered shares.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 10 — INCOME TAXES

As of December 31, 2008, Lpath had federal net operating loss carryforwards of approximately $34 million that will expire beginning in 2018 and continue expiring through 2028.  As of December 31, 2008 the company’s California net operating loss carryforwards amount to approximately $34 million that will expire beginning in 2009 and continue expiring through 2028.  Portions of these net operating loss carryforwards may be used to offset future taxable income, if any.

As of December 31, 2008, Lpath also has federal and California research and development tax credit carryforwards of $1,185,000 and $719,000, respectively, available to offset future taxes.  The federal credits begin expiring in 2019, and the state credits do not expire.

Under the provisions of Section 382 of the Internal Revenue Code, substantial changes in Lpath’s ownership may limit the amount of net operating loss carryforwards and tax credit carryforwards that can be utilized annually in the future to offset taxable income. A valuation allowance has been established to reserve the potential benefits of these carryforwards in Lpath’s financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.  If it is determined that a substantial change in Lpath’s ownership occurred in prior years, or if such change in ownership occurs in the future, Lpath’s ability to use its net operating loss carryforwards in any fiscal year may be significantly limited.

The company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007. FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions. The adoption of FIN 48 did not have an impact on our results of operations or financial condition.

Significant components of the company’s deferred tax assets and liabilities are as follows:

	2008	2007
Deferred tax assets:
Federal and state net operating loss carryforwards	$14,502,000	$11,200,000
Research and development credit carryforwards	1,904,000	1,320,000
Stock-based compensation	1,863,000	1,311,000
Deferred contract revenue	1,428,000	—
Other, net	62,000	84,000
	19,759,000	13,915,000
Deferred tax liabilities:
State taxes	(1,486,000)	(1,036,000)
Patent costs	(198,000)	(190,000)
	(1,684,000)	(1,226,000)

Total deferred tax assets	18,075,000	12,689,000
Less valuation allowance	(18,075,000)	(12,689,000)

Net deferred tax assets	$—	$—

Realization of the deferred tax assets is dependent upon the generation of future taxable income, the amount and timing of which are uncertain.  Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.  The valuation allowance increased by $5,386,000 in 2008, and by $6,656,000 in 2007.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 10 — INCOME TAXES (continued)

As a result of the company’s significant operating loss carryforwards and the corresponding valuation allowance, no income tax benefit has been recorded as of December 31, 2008 and 2007.  The provision for income taxes using the statutory federal income tax rate of 34% as compared to the company’s effective tax rate is summarized as follows:

	2008	2007

Federal tax benefit at statutory rate	$3,896,000	$5,131,000
Non-taxable grant income	384,000	119,000
State tax benefit, net	868,000	990,000
R&D credits	353,000	459,000
Employee stock-based compensation	(114,000)	(43,000)
Other permanent differences	(1,000)	—
Increase in valuation allowance	(5,386,000)	(6,656,000)

Provision for income taxes	$—	$—

Note 11 — RELATED PARTY TRANSACTIONS

On March 8, 2007, Scott Pancoast, our President and CEO, and Donald Swortwood, both being directors of the company, agreed to commit up to an aggregate of $400,000 in bridge debt financing to us.  Mr. Pancoast and Mr. Swortwood each agreed to commit up to $200,000. A commitment fee of 4%, or $8,000, was due to each of Mr. Pancoast and Mr. Swortwood as a result of their respective agreements to commit such funds.  Non-interested members of our Board of Directors and Audit Committee approved the commitment and its terms.

On March 23, 2007, pursuant to their commitment to provide the bridge debt financing to us, we and Mr. Pancoast signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $50,000, and Donald Swortwood and Letitia Swortwood each signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $25,000.  The promissory notes carried an interest rate of 9% per annum.  The terms of the promissory notes provided that the outstanding principal balance and all accrued interest was due upon the earlier of September 30, 2007, or the date of the next Qualified Financing Round (as defined in the promissory notes).  All of these promissory notes were repaid in full, together with accrued interest, on April 10, 2007.

Lpath subleases a portion of its facility to Western States Investment Corporation (“WSIC”), owned by two individuals who are among Lpath’s largest stockholders.  The terms of the sublease, in general, are the same as the terms of the company’s direct lease.  To enter into the operating lease agreement described above, the landlord required that $360,000 of the lease obligation be guaranteed.  This guaranty was provided for Lpath by WSIC in exchange for a warrant to purchase 588,000 shares of Lpath common stock.  The warrant terms included an exercise price of $0.80 per share, with an expiration date of May 31, 2007.  The value of this warrant was calculated, using the Black-Scholes model, to be $61,485.  This amount was charged to rent expense over the term of the guaranty.  As of December 31, 2007 the entire amount has been charged to rent expense.

In addition, certain Lpath employees provide investment oversight, accounting, and other administrative services to WSIC.  Certain WSIC employees also provide services to Lpath.  Lpath and WSIC reimburse each other for costs incurred on behalf of the other entity.

During 2008, WSIC reimbursed Lpath $144,000 for investment oversight expenses, $22,157 for lease and facility related expenses, and $2,860 for accounting and other administrative services.  During 2007, WSIC reimbursed Lpath $96,000 for investment oversight expenses, $37,857 for lease and facility related expenses, and $21,783 for accounting and other administrative services.  During 2008 and 2007, Lpath reimbursed WSIC $40,778 and $34,537, respectively, for accounting and administrative expenses.

LPATH, INC.

Notes to Consolidated Financial Statements

Years Ended December 31, 2008 and 2007

Note 11 — RELATED PARTY TRANSACTIONS (continued)

As of December 31, 2008, WSIC owed Lpath $1,480 for lease and facility expenses.  As of December 31, 2007 WSIC owed Lpath $28,800 for investment oversight expenses, $4,397 for lease and facility related expenses, and $2,860 for accounting and other administrative services.  As of December 31, 2008 and 2007, Lpath owed WSIC $8,816 and $8,820, respectively, for accounting and administrative expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this filing. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Market Risks” and elsewhere in this filing.

Overview

Lpath, Inc. is a biotechnology company focused on the discovery and development of lipidomic-based therapeutics.  Lipidomics is an emerging field of medical science whereby bioactive signaling lipids are targeted to treat important human diseases.  Our lead product candidate, ASONEP™, is a monoclonal antibody against sphingosine-1-phosphate (S1P). ASONEP is currently in Phase 1 clinical trials and holds promise for the treatment of cancer, multiple sclerosis, and other diseases.  A second product candidate, iSONEP™ (another formulation of the same S1P-targeted antibody) is currently in Phase I clinical trials, and has demonstrated promising results in various models of human ocular disease, including age-related macular degeneration, retinopathy, and glaucoma.  Our third product candidate, Lpathomab™, is an antibody against lysophosphatidic acid (LPA), a key bioactive lipid that has been long recognized as a valid disease target.  Lpath’s ability to generate novel antibodies against bioactive lipids is based on its ImmuneY2™ technology, a series of proprietary processes developed by the company.  We are currently applying the Immune Y2 process to other lipid-signaling agents that are validated targets for disease treatment, thereby potentially creating a pipeline of monoclonal antibody-based drug candidates.

Lpath has incurred significant net losses since its inception. As of December 31, 2008, Lpath had an accumulated deficit of approximately $39.6 million.  Lpath expects its operating losses to increase for the next several years as it pursues the clinical development of its product candidates.

Revenue

Lpath has generated approximately $3.2 million in revenue to date from research grants awarded by the National Institutes of Health.  Lpath expects to continue to receive small amounts of revenue from research grants.

Lpath has generated $90,000 in royalty revenue to date from a licensing agreement with a company that produces novel research assays.  Lpath expects to continue to receive small amounts of royalty revenue under this agreement.

On October 28, 2008 (the “Effective Date”), Lpath, Inc. entered into the License Agreement (the “Agreement”) with Merck KgaA, (“Merck”), pursuant to which Merck has agreed to collaborate, through its Merck Serono division, with the company to develop and commercialize ASONEP™, Lpath’s Phase 1 monoclonal antibody which is currently being evaluated as a drug candidate for the treatment of certain cancers.

Pursuant to the terms of the Agreement, the company licensed to Merck exclusive, worldwide rights to develop and commercialize ASONEP™ across all non-ocular indications.  The Agreement requires Merck to provide the company with up to $23 million of upfront payments and research and development funding to support the company’s completion of the Phase 1 clinical trial for ASONEP™.  On November 6, 2008, Merck paid the company an initial amount of $4,000,000, as provided in the Agreement.  During the 12 month period following the Effective Date (the “Initial Development Period”), Merck will be required to provide the company research and development funding of $500,000 per month, which the company intends to use to support development activities related to ASONEP™, including the company’s Phase 1 clinical trials.  Within the Initial Development Period, Merck will pay the company additional amounts if certain clinical development objectives are achieved.

During 2008, Lpath recognized revenue related to the upfront licensing fee and initial development funding of $1,666,667 under the Merck collaborative agreement.  As of December 31, 2008, the company had deferred revenue of $3,333,333 related to the upfront licensing fee.  At Merck’s election, the Initial Development Period may be extended by up to 6 months, in which case Merck will continue to pay Lpath agreed upon amounts for research and development funding. Upon conclusion of the Initial Development Period, if Merck elects to accept the responsibility and related expenses for further development of ASONEP™, Merck will pay the company $28 million in various installments, the majority of which funds the company believes, based on the company’s reasonable estimates, will be due either upon transfer or within six months of transfer.  If, at the conclusion of the Initial Development Period, Merck does not accept the responsibility for further development of ASONEP, all rights granted under the Agreement revert to Lpath.

Additional payments of up to $422 million could be made by Merck upon achievement of certain development, regulatory, and sales milestones, should ASONEP™ be approved in multiple indications.   If Merck successfully brings ASONEP™ to market, Merck would pay the company royalties (the “Royalty Payments”) based on worldwide net sales of the products licensed under the Agreement (the “Licensed Products”), at the incremental royalty rates negotiated by the parties.  The Royalty Payments would continue on a country-by country and Licensed

Product-by-Licensed Product basis upon the later of 10-years after the date of the first commercial sale of such Licensed Product in such country or the expiration of protection by patents covering such products in such country.

The Agreement does not include any rights to license, develop or commercialize the company’s other product candidates or the company’s underlying drug discovery or development technologies, including iSONEP™   (Lpath’s ocular formulation of the anti-S1P antibody) and Lpathomab™ (an antibody against LPA, a key bioactive lipid).  Contingent upon the occurrence of specified events, the Agreement provides Merck, with certain rights of first negotiation and rights of first refusal with respect to other non-ocular antibody products of the company.

The Agreement contains customary termination provisions including (but not limited to) the right of Merck to terminate the Agreement in its entirety during the Initial Development Period upon 30 days written notice to Lpath.

Research and Development Expenses

Lpath’s research and development expenses consist primarily of salaries and related employee benefits, research supplies and materials, external costs associated with its drug discovery research, and external costs incurred in preparation for clinical development, including preclinical testing and regulatory expenses.  Lpath’s historical research and development expenses are principally related to the research and drug discovery efforts in creating its lead product candidates, ASONEP and iSONEP.

Lpath charges all research and development expenses to operations as incurred.  Lpath expects its research and development expenses to increase significantly in the future as its product candidates move through pre-clinical testing and into clinical trials.

Due to the risks inherent in the drug discovery and clinical trial process and given the early stage of our product development programs, Lpath is unable to estimate with any certainty the costs it will incur in the continued development of its product candidates for potential commercialization.  Clinical development timelines, the probabilities of success, and development costs vary widely.  While Lpath is currently focused on advancing each of its product development programs, Lpath anticipates that it will periodically make determinations as to the scientific and clinical success of each product candidate, as well as ongoing assessments as to each product candidate’s commercial potential.  In addition, Lpath cannot forecast with any degree of certainty which product candidates will be subject to future partnering, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements. As a result, Lpath cannot be certain when and to what extent it will receive cash inflows from the commercialization of its product candidates.

Lpath expects its research and development expenses to be approximately $25 to $30 million over the two year period ending December 31, 2010.  This estimate includes the expenses to conduct Phase I clinical trials for ASONEP and iSONEP, our two most advanced product candidates, as well as to initiate preclinical testing of our third product candidate, Lpathomab.  Lpath expects these expenditures to increase as it continues the advancement of its product development programs. Lpath has recently initiated clinical trials for its first two product candidates.  The lengthy process of completing clinical trials and seeking regulatory approval for one product candidate typically requires expenditures in excess of approximately $50 million.  Any failure by Lpath or delay in completing clinical trials, or in obtaining regulatory approvals, would cause Lpath’s research and development expenses to increase and, in turn, have a material adverse effect on Lpath’s results of operations and its ability to continue as a going concern.

General and Administrative Expenses

Lpath’s general and administrative expenses principally comprise salaries and benefits and professional fees related to Lpath’s administrative, finance, human resources, legal, and internal systems support functions.  In addition, general and administrative expenses include insurance and an allocated portion of facilities and information technology costs.

Lpath anticipates increases in general and administrative expenses as it adds personnel, increases its business development activities, becomes subject to the Sarbanes-Oxley compliance obligations applicable to larger publicly-held companies, and continues to develop and prepare for the commercialization of its product candidates.

Application of Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development

Lpath-sponsored research and development costs related to future products and redesign of present products are expensed as incurred.

Patent Expenses

Legal and filing costs directly associated with obtaining patents are capitalized. Upon issuance of a patent, amortization is computed using the straight-line method over the estimated remaining useful life of the patent.

Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the carrying amount is not recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its fair value.

Revenue Recognition

Research and Development revenue Under Collaborative Agreement. We follow the provisions as set forth by current accounting rules, which primarily include SAB 101, Revenue Recognition in Financial Statements , SAB 104, Revenue Recognition , and EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables.

Lpath may enter into collaborations where we receive non-refundable upfront payments, generally these payments would be for licenses to Lpath drug candidates.  Non-refundable payments are recognized as revenue when the Company has a contractual right to receive such payment, the contract price is fixed or determinable, the collection of the resulting receivable is reasonably assured and the Company has no further performance obligations under the license agreement. Multiple element arrangements, such as license and development arrangements are analyzed to determine whether the deliverables, which often include a license together with performance obligations such as research and development responsibilities and steering committee services, can be separated or whether they must be accounted for as a single unit of accounting in accordance with EITF 00-21. The Company recognizes up-front license payments as revenue upon delivery of the license only if the license has stand-alone value and the fair value of the undelivered performance obligations, typically including research and/or steering committee services, can be determined. If the fair value of the undelivered performance obligations can be determined, such obligations would then be accounted for separately as performed. If the license is considered to either (i) not have stand-alone value or (ii) have stand-alone value but the fair value of any of the undelivered performance obligations cannot be determined, the arrangement would then be accounted for as a single unit of accounting and the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations are performed.

If the Company is involved in a steering committee as part of a multiple element arrangement that is accounted for as a single unit of accounting, the Company assesses whether its involvement constitutes a performance obligation or a right to participate. Steering committee services that are determined to be performance obligations are combined with other research services or performance obligations required under an arrangement, if any, in determining the level of effort required in an arrangement and the period over which the Company expects to complete its aggregate performance obligations.

Whenever the Company determines that an arrangement should be accounted for as a single unit of accounting, it must determine the period over which the performance obligations will be performed and revenue will be recognized. Revenue will be recognized using either a relative performance or straight-line method. The Company recognizes revenue using the relative performance method provided that the Company can reasonably estimate the level of effort required to complete its performance obligations under an arrangement and such performance obligations are provided on a best-efforts basis. Revenue recognized is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the relative performance method, as of each reporting period.

If the Company cannot reasonably estimate the level of effort required to complete its performance obligations under an arrangement, the performance obligations are provided on a best-efforts basis and the Company can reasonably estimate when the performance obligation ceases or the remaining obligations become inconsequential and perfunctory, then the total payments under the arrangement, excluding royalties and payments contingent upon achievement of substantive milestones, would be recognized as revenue on a straight-line basis over the period the Company expects to complete its performance obligations. Revenue is limited to the lesser of the cumulative amount of payments received or the cumulative amount of revenue earned, as determined using the straight-line basis, as of the period ending date.

If the Company cannot reasonably estimate when its performance obligation either ceases or becomes inconsequential and perfunctory, then revenue is deferred until the Company can reasonably estimate when the performance obligation ceases or becomes inconsequential. Revenue is then recognized over the remaining estimated period of performance.

Significant management judgment is required in determining the level of effort required under an arrangement and the period over which the Company is expected to complete its performance obligations under an arrangement.

Collaboration agreements may also contain substantive milestone payments. Substantive milestone payments are considered to be performance bonuses that are recognized upon achievement of the milestone only if all of the following conditions are met:

•                  the milestone payments are non-refundable;

•                  achievement of the milestone involves a degree of risk and was not reasonably assured at the inception of the arrangement;

•                  substantive Company effort is involved in achieving the milestone;

•                  the amount of the milestone payment is reasonable in relation to the effort expended or the risk associated with achievement of the milestone; and,

•                  a reasonable amount of time passes between the up-front license payment and the first milestone payment as well as between each subsequent milestone payment.

Determination as to whether a payment meets the aforementioned conditions involves management’s judgment. If any of these conditions are not met, the resulting payment would not be considered a substantive milestone, and therefore the resulting payment would be considered part of the consideration for the single unit of accounting and would be recognized as revenue as such performance obligations are performed under either the relative performance or straight-line methods, as applicable, and in accordance with these policies as described above.

Grant Revenue.  Lpath’s primary source of revenue to date has been research grants received from the National Institutes of Health.  Lpath recognizes grant revenue as the related research expenses are incurred, up to contractual limits.

Royalty Revenue.  Lpath recognizes royalty revenue from licensed products when earned in accordance with the terms of the license agreements. Net sales figures used for calculating royalties include deductions for costs of unsaleable returns, cash discounts, freight, postage and insurance.

Stock-Based Compensation

Lpath accounts for employee stock options and restricted stock untis using the fair-value method in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”  Other issuances of common stock, stock options, warrants or other equity instruments to employees and non-employees as the consideration for goods or services Lpath receives are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured).  Generally, the fair value of any options, warrant or similar equity instruments issued have been estimated based on the Black-Scholes option pricing model.

Net Operating Losses and Tax Credit Carryforwards

At December 31, 2008, Lpath had federal and state net operating loss carryforwards of approximately $34 million.  Under current law, the federal net operating loss carryforwards may be available to offset taxable income through 2028 and California net operating loss carryforwards may be available to offset taxable income through 2028.

As of December 31, 2008, Lpath also had federal and California research and development tax credit carryforwards of $1,185,000 and $719,000, respectively.  These tax credits may be available to offset future taxes.  The federal credits begin expiring in 2019, and the state credits do not expire.

A valuation allowance has been established to reserve the potential benefits of these carryforwards in Lpath’s financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.  Under the provisions of Section 382 of the Internal Revenue Code, substantial changes in Lpath’s ownership may limit the amount of net operating loss carryforwards that can be utilized annually in the future to offset taxable income. If a change in Lpath’s ownership is deemed to have occurred or occurs in the future, Lpath’s ability to use its net operating loss and tax credit carryforwards in any fiscal year may be significantly limited.

Results of Operations

Years Ended December 31, 2008 and 2007

Grant and Royalty Revenue.  Grant and royalty revenue for 2008 increased to $1,200,000 from $372,000 in 2007.  The increase of $828,000 reflects the increased level of activity on studies funded by grants from the National Institutes of Health (“NIH”).

Research and Development Revenue Under Collaborative Agreement.  As described in Note 2 to the financial statements, on October 28, 2008 Lpath entered into a license agreement with Merck.  Merck has agreed to collaborate with the company to develop and commercialize ASONEP™.  On November 6, 2008, in connection with the execution of the Agreement, Merck paid to the company an initial amount of $4,000,000.  During the months of November and December 2008, Lpath received $1,000,000 of research and development funding from Merck.  Lpath recognizes revenue under the Merck collaborative agreement ratably over the period of performance which is estimated to be 12 months.  Therefore, of the $5,000,000 received from Merck, $1,666,667 was recognized as revenue in 2008 and $3,333,333 was accounted for as deferred contract revenue.

Research and Development Expenses.  Research and development (R&D) expenses for 2008 were $10,116,000 compared to $12,419,000 for 2007.  The decrease of $2,303,000 reflects the significant pre-clinical costs incurred in 2007.  In addition, spending for R&D was curtailed in 2008 pending the completion of the financing transaction in August 2008.   Outside services expense decreased by approximately $1,663,000 during 2008 compared to 2007 primarily due to the IND-enabling studies performed in 2007.  For the year ended December 31, 2008, employee compensation and benefits expense increased by approximately $255,000 compared to 2007, commensurate with the increase in research and development staffing.  Stock-based compensation charges decreased by $908,000 due primarily to the decrease in the market value of Lpath’s common stock, which is a key factor in the calculation of stock-based compensation expense for outside consultants.  This was partially offset by the vesting, during 2008, of restricted stock units granted in the fourth quarter of 2007.

General and Administrative Expenses.  General and administrative expenses increased $1,050,000 for the year ended December 31, 2008 to $4,480,000 compared to $3,430,000 in 2007.  Employee compensation and benefits expense increased by $307,000 due principally to year-end bonuses.  No bonuses were paid or accrued as December 31, 2007.  Stock-based compensation charges increased by $561,000 due primarily to the vesting of restricted stock units granted in the fourth quarter of 2007.

Lpath recognized a foreign currency gain of $163,000 in 2008 due to a reduction in the U. K. Pound exchange rate used to translate the carrying amount of the company’s accrued liability related to a license agreement with a company located in the U.K. Such liability is included in long-term liabilities on the balance sheet.

Interest Income.  Interest income was $124,000 in 2008, compared with $398,000 in 2007.  The $274,000 decrease was the result of higher levels of invested cash in 2007.

Liquidity and Capital Resources

Since Lpath’s inception, its operations have been financed through the private placement of equity and debt securities.  Through December 31, 2008, Lpath had received net proceeds of approximately $36.4 million from the sale of shares of preferred stock and common stock and from the issuance of convertible promissory notes.  As of December 31, 2008, Lpath had cash and cash equivalents totaling $7.8 million.

For the year ended December 31, 2008, we used net cash of $6.2 million for operating activities compared to $10.9 million in 2007.  The decrease in net cash used in operating activities was primarily driven by $5.0 million in funds received under Lpath’s collaborative research development agreement with Merck.

Net cash used in investing activities during 2008 amounted to $119,000 compared to $277,000 in 2007.  This decrease is attributable to higher expenditures for equipment in 2007.  We also capitalized expenses of $114,000 in 2008 and $150,000 in 2007 related to the filing and prosecution of patents.

Net cash provided from financing activities during 2008 totaled $6.6 million compared to $17.4 million in 2007.  During 2008 we raised $6.3 million, net of offering costs, through the sale of common stock and warrants to purchase common stock.  We also received $231,000 upon the exercise of warrants and stock options to purchase common stock.

A portion of our leased facility is subleased to a company that is co-owned by two of Lpath’s largest stockholders.  The terms of this sublease, in general, are the same as the terms of the company’s direct lease.  The sublease was approved by the landlord.

The following table describes Lpath’s commitments to settle contractual obligations in cash as of December 31, 2008:

	Payments Due by Year
	2009	2010	Total

Operating lease obligations	$196,571	$176,446	$373,017

Less sublease income	13,506	12,107	25,613

Sub-total	183,065	164,339	347,404

Leasehold improvement debt	15,278	15,117	30,395

Other contractual commitments	—	411,802	411,802

Total	$198,343	$591,258	$789,601

Lpath has entered into various agreements with third parties to perform specialized drug discovery tasks, license proprietary technology, manufacture product candidates, conduct preclinical and clinical studies, and provide analytical services.  Lpath’s payment obligations under these agreements depend upon the progress of its discovery and development programs.  Therefore, Lpath is unable to estimate with certainty the future costs it will incur under these agreements.  In one such arrangement, Lpath has entered into a collaboration agreement with a biomedical research company to utilize their proprietary processes to assist Lpath in preparing its lead drug candidate for clinical trials.  Under the terms of that collaboration agreement Lpath is obligated to make additional milestone payments and specified royalty payments upon the achievement of certain product-development events and commercialization objectives.  Under the terms of a license agreement with another biomedical research company, an annual license fee of approximately £300,000 per year began to accrue during the third quarter of 2007 following the occurrence of certain events.  Pursuant to that agreement, payment of that annual license fee will be deferred until Lpath’s drug candidate incorporating that technology begins Phase II clinical trials.  While it is not possible to predict when, or if, the drug candidate will progress to the commencement of Phase II clinical trials, and consequently when payment would be required, we estimate that the earliest date that payment of this licensing fee will be made is in 2010.  Accordingly, a liability for this amount has been accrued and the ultimate payment of this amount is included in the payments due in 2010 in the table above.  Other deferred license fees, milestone payments and royalty payments under Lpath’s various agreements are not included in the table above because Lpath cannot, at this time, determine when, or if, the related milestones will be achieved or the events triggering the commencement of payment obligations will occur.

We expect our cash expenditures to increase significantly in the foreseeable future as we continue to: (i) increase our research and development, (ii) seek regulatory approvals, and (iii) develop and commercialize our product candidates.  As we expand our research and development efforts and pursue additional product opportunities, we anticipate significant cash expediutres associated with hiring additional personnel, capital expenditures, and investment in equipment and facilities.  The costs of filing and prosecuting patents to protect our intellectual property will also increase.

The amount and timing of cash requirements will depend on our opportunites for partnerships and collaborations, on regulatory and market acceptance of our product candidates, if any, and the resources we devote to the research, development, regulatory, manufacturing, and commercializtion activities required to support our product candidates.

We believe that our existing cash and expected funding under Lpath’s collaborative research and development agreement with Merck will be sufficient to meet Lpath’s projected operating requirements at least through 2009.  Although we believe work under the collaborative agreement with Merck is progressing as planned, there can be no assurance that Merck will not cancel the agreement before the conclusion of the initial development period. In the event that Merck decides to cancel its agreement with us, we would need to seek additional sources of capital.  We expect to continue to incur cash losses from operations throughout 2009.  While the company had cash totaling $7.8 million as of December 31, 2008, the cost of its ongoing drug discovery and development efforts, including general and administrative expenses, are expected to consume between $12 and $19 million in 2009.  Additional capital may be required to continue to fund the company’s research and development projects in 2009 and beyond.  In the event we need to raise additional capital, we would:

1.	Pursue additional fund raising activities from both existing and potential new investors.

2.

Explore cash generating opportunities from strategic alliances, including licensing portions of our technology or entering into corporate partnerships or collaborations. In such transactions, Lpath could transfer certain rights to one or more of its drug discovery or development programs, or to specific indications within those programs and receive infusions of cash in the short-term, and potentially in the long-term as well.

3.	Continue to seek additional research grants from the National Institutes of Health or other sources.

Until we can generate significant cash from operations, we expect to continue to fund our operations with cash resources generated from a combination of the proceeds of offerings of our equity securities and license agreements.  In addition, we may finance future cash needs through the sale of other equity securities, strategic collaboration agreements, additional licenses, and debt financing.  However, we may not be successful in obtaining cash from new or exisiting collaboration agreements or licenses, or in receiving milestone or royalty payments under those agreements.  In addition, we cannot be sure that additional financing will be available when needed or that, if available, financing will be obtained on terms favorable to us or to our stockholders.  Having insufficient funds may require us to delay, scale back, or eliminate some or all of our development programs, relinquish some or even all rights to product candidates at an earlier stage of development, or renegotiate less favorable terms than we would otherwise choose. Failure to obtain adequate financing also may adversely affect our ability to operate as a going concern.  If we raise additional funds from the issuance of equity securities, substantial dilution to our existing stockholders would likely result.  If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business.

Impact of Recent Accounting Pronouncements

In June 2008, the FASB issued Emerging Issues Task Force Issue 07-5 (“EITF 07-5”), “Determining whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock.” EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early application is not permitted. Paragraph 11(a) of SFAS No. 133, “Accounting for Derivatives and Hedging Activities,” specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the statement of financial position would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS 133 paragraph 11(a) scope exception. This standard triggers liability accounting on all options and warrants exercisable at strike prices denominated in any currency other than the functional currency of the operating entity.  The Company is currently evaluating the impact of the adoption of EITF 07-5 on the accounting for related warrants transactions. The company is currently evaluating the effect of EITF 07-5 on its consolidated financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The primary objective of our investment activities is to preserve our capital for the purpose of funding operations, while at the same time maximizing the income we receive from our investments without materially increasing risk.  To achieve these objectives, our investment policy allows us to maintain a portfolio of cash, cash equivalents, and short-term investments in a variety of securities, including commercial paper and money market funds.  Our cash and investments at December 31, 2008 consisted exclusively of cash in bank accounts, certificates of deposit, and a money market mutual fund that is restricted to invest only in short-term U.S. Treasury securities.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following sets forth certain information regarding our directors and executive officers as of March 31, 2009 (biographical descriptions below which reference dates prior to November 30, 2005 relate to such officer’s role in Lpath Therapeutics, Inc., our wholly-owned subsidiary):

Name	Age	Position
Scott Pancoast	50	President, Chief Executive Officer and Director
Roger Sabbadini, Ph.D.	62	Vice President, Chief Scientific Officer
Gary J.G. Atkinson	57	Vice President, Chief Financial Officer and Secretary
Glenn Stoller, M.D.	45	Head of Lpath Ocular
Jeffrey Ferrell	35	Director
Charles Mathews	71	Director
Daniel Petree	53	Director
Donald R. Swortwood	68	Director

Scott R. Pancoast

Chief Executive Officer, President, and Director

Mr. Pancoast has served as the President and Chief Executive Officer of Lpath since March 2005, and as a Director of Lpath since 1998.  Prior to joining Lpath, from 1994 to 2005 Mr. Pancoast was the Executive Vice President of Western States Investment Corporation (“WSIC”), a private San Diego venture capital fund.  He has served as the CEO or interim CEO for six start-up companies, and has been a member of the board of directors for over 15 companies, including two public companies.  During 2005 and 2006 Mr. Pancoast continued to serve as the Executive Vice President of WSIC, which is co-owned by two of Lpath’s largest stockholders.  Lpath was reimbursed by WSIC for the portion of his compensation and benefits corresponding to the time he devoted to WSIC matters.  Effective December 31, 2006, Mr. Pancoast resigned from his position as an officer and director of WSIC, however, he will continue to serve as a member of the board of directors of four WSIC portfolio companies.  From 1986 to 1994 Mr. Pancoast was with National Sanitary Supply Company, where he was a member of the Board of Directors and served in various management positions including Senior Vice President — Operations and Chief Financial Officer. Mr. Pancoast currently serves on the board of Sound Health Solutions, Inc. [SHSO.PK].   He is a graduate of the Harvard Business School and the University of Virginia.

Roger A. Sabbadini, Ph.D.

Scientific Founder, Vice President, Chief Scientific Officer

Dr. Sabbadini founded Lpath in 1997 and has served as the Chief Scientific Officer since its inception.  Dr. Sabbadini is professor emeritus of Biology at San Diego State University, where he served for over 29 years, and is the founder of three biotechnology companies incubated out of San Diego State University.  Dr. Sabbadini’s lab is focused on developing novel therapeutics for the treatment of sphingolipid-related diseases.  Dr. Sabbadini is a Charter Member of the SDSU Molecular Biology Institute and a Charter Member of the SDSU Heart Institute.  He holds a Ph.D. from the University of California, Davis. Dr. Sabbadini served as a Director of Lpath from December 2005 to November 2008.

Gary J. G. Atkinson

Vice President, Chief Financial Officer, and Secretary

Mr. Atkinson joined Lpath as Vice President, Chief Financial Officer in 2005.  He has more than 20 years of financial management experience.  During 2006, Mr. Atkinson devoted a portion of his time to matters relating to WSIC.  Lpath was reimbursed by WSIC for the portion of his compensation and benefits corresponding to the time he devoted to WSIC matters.  Prior to joining Lpath, Mr. Atkinson served, from 2001 to 2005 as Senior Vice President and Chief Financial Officer at Quorex Pharmaceuticals, Inc., a drug discovery company.  From 1995 to 2000, Mr. Atkinson served as Vice President of Finance at Isis Pharmaceuticals, a publicly held pharmaceutical research and development company.  He began his career with Ernst & Young and holds a B.S. from Brigham Young University.

Glenn Stoller, M.D.

Head of Lpath Ocular

Dr. Stoller is a practicing retinal-eye surgeon. He received his medical degree from NYU School of Medicine and performed his residency at the Harkness Eye Institute of Columbia Presbyterian Hospital. He completed his fellowship in medical and surgical diseases of the retina at New York Presbyterian Hospital—Cornell Campus in New York City. He has served as an advisor for a number of pharmaceutical companies. He is a former editorial board member of the American Academy of Ophthalmology and an active member of The Retina Society. Dr. Stoller has served as head of Lpath Ocular since April 2006.

Jeffrey Ferrell

Director

Mr. Ferrell currently serves as the Managing Member of Athyrium Capital Management, LLC, a life sciences focused investment and advisory company with offices in New York City. From 2001 to 2008, Mr. Ferrell served in a number of capacities at Lehman Brothers. Most recently he oversaw public and private life sciences investments for Global Trading Strategies, a principal investment group within Lehman. Prior to that he was a Vice President in Lehman Brothers’ Private Equity division. Prior to joining Lehman in 2001, he was a principal at Schroder Ventures Life Sciences in Boston. Ferrell graduated with an A.B. in Biochemical Sciences from Harvard University.  Mr. Ferrell has served as a director of Lpath since April 2007.

Charles A. Mathews

Director

Mr. Mathews is an active private investor and serves as an independent director on the boards of a number of public and private companies. From March 2005 to November 2006, Mr. Mathews was Chairman of Avanir Pharmaceuticals (AVNR), a drug development and marketing company and from May to September 2005 acted as its Chief Executive Officer.  Mr. Mathews is a past president of the San Diego Tech Coast Angels, part of an affiliation of over 200 accredited “angel” investors active in the life science and technology industries. From April 2002 until January 2004, Mr. Mathews served as the President and Chief Executive Officer of DermTech International, a privately held contract research organization focused on dermal and transdermal drugs. From 1996 to April 2002, Mr. Mathews was an independent management consultant, providing CEO-level consulting services to various public and private companies. He continues to serve as a director for Avanir Pharmaceuticals Inc. and several privately held companies.  Mr. Mathews has served as a director of Lpath since March 2006.

Daniel Petree

Director

Mr. Petree has over 20 years of experience in the biotechnology industry, serving in a variety of roles including investment banker, senior operating manager and corporate and securities lawyer.  Currently, Mr. Petree serves as a director of Cypress Biosciences, Inc., a company that provides products for the treatment of patients with Functional Somatic Syndromes and other central nervous system disorders, a position which he has held since 2004.  Mr. Petree also is a member and co-founder of P2 Partners, LLC, which provides transaction advisory services to small and medium sized life science companies.  Before co-founding P2 Partners in 2000, Mr. Petree was President and Chief Operating Officer of Axys Pharmaceuticals, a structure-based drug design company in South San Francisco. Neither Cypress Biosciences, Inc., P2 Partners, LLC nor Axys Pharmaceutics is an affiliate of the Company.  Mr. Petree has served as a director of Lpath since November 10, 2008.

Donald R. Swortwood

Director

Mr. Swortwood has served as Chairman and CEO of Western States Investment Corporation since its founding in 1977 and has been an active investor in California business for nearly thirty years. His investments have ranged from a business that developed novel technologies for the detection and treatment of gastro-esophageal reflux disease, which was sold to Medtronic; to a leader in SAN network-management-software solutions, which was sold to EMC; to a business that developed the first “ear thermometer,” which was sold to Wyeth. Currently, the Western States portfolio of holdings includes a number of biotech and life science companies. Mr. Swortwood is a graduate of Stanford University.  Mr. Swortwood has served as a director of Lpath since July 2006.

There are no family relationships between any of the officers and directors.

EXECUTIVE COMPENSATION

The following table summarizes the compensation that we paid to our Chief Executive Officer and each of our two other most highly compensated executive officers (collectively, the “Named Executives”) during the year ended December 31, 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Option and RSU Awards		All Other Compensation (7)		Total

Scott R. Pancoast	2008	$352,917	(1)	$—		$1,066,358	(5)	$9,200	(6)	$1,428,475
Chief Executive Officer and President	2007	$342,308	(1)	$70,311	(4)	$560,103	(5)	$9,000	(6)	$981,722

William A. Garland, Ph.D.	2008	201,106	(2)	$85,000	(4)	$(88,261	)(5)	—		$197,845
Vice President, Drug Development	2007	$278,250	(2)	$—		$231,951	(5)	—		$510,201

Gary J.G. Atkinson	2008	$232,077	(3)	$—		$221,483	(5)	$8,883	(6)	$462,443
Vice President, Chief Financial Officer	2007	$220,461	(3)	$25,311	(4)	$103,873	(5)	$8,449	(6)	$358,094

(1)   Scott Pancoast, our CEO and President, was paid a base salary of $367,500 per annum, effective as of November 10, 2008.  Mr. Pancoast serves as a member of the board of directors of four WSIC portfolio companies.  Mr. Pancoast may be granted annual bonuses and stock options at the discretion of the Board, upon review and recommendation by the Compensation Committee.

(2)   William Garland, Ph.D., stepped down as Vice President—Drug Development of the Company effective as of September 22, 2008. Dr. Garland was paid $130 per hour, effective as of January 1, 2008, pursuant to his consulting agreement.  Dr. Garland was also granted stock options in connection with his consulting agreement.

(3)   Gary Atkinson, our Vice President and Chief Financial Officer, was paid a base salary of $260,000 per annum, effective as of November 1, 2008. Mr. Atkinson will devote his full time duties to the company, except that a portion of his time may, from time to time, be devoted to matters relating to Western States Investment Corporation (in which case, the company will be reimbursed by WSIC).  Mr. Atkinson may be granted annual bonuses and stock options at the discretion of the Board, upon review and recommendation by the Compensation Committee.

(4)   Scott R. Pancoast and Gary J.G. Atkinson received bonuses in 2007 in recognition of their performance and achievements in 2006.  Dr. Garland received bonuses in 2008 upon achievement of specific drug development performance goals.

(5)   Option and Restricted Stock Units (“RSU”) award compensation represents the aggregate annual stock compensation expense of the officer’s outstanding stock option grants and restricted stock units.  Pursuant to the provisions of SFAS No. 123(R) stock-based compensation for employees is measured at the grant date based on the fair value of the award and is recognized as compensation expense over the service period, which generally represents the vesting period.  Stock-based compensation expense for consultants is measured at the latter of the vesting date or the balance sheet date.  Since Dr. Garland was a consultant and Lpath’s stock price had declined in 2008 compared to 2007, Lpath recorded a credit to stock-based compensation expense in 2008.  Material terms of option awards for each of the named executive officers are set forth in the following table entitled “Outstanding Equity Awards at Fiscal Year-End 2008”.

(6)   Amounts represent company matching 401(k) contributions.

The following table details unexercised stock options and restricted stock units for each of our Named Executives as of December 31, 2008.

	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not
Name	Exercisable	Unexercisable		Price ($)	Date (1)	Vested (#) (4)	Vested ($) (4)	Vested (#) (5)	Vested ($) (5)

Scott R. Pancoast	154,167	45,833	(2)	$0.80	11/30/2015	232,031	$243,633	144,375	$151,594
	222,919	25,921	(2)	$0.22	5/16/2015
	562,500	37,500	(3)	$0.08	3/29/2015
	75,000	—		$0.05	8/25/2014
	10,000	—		$0.10	5/19/2009

Gary J.G. Atkinson	57,812	17,188	(2)	$0.80	11/30/2015	56,500	$59,325	35,000	$36,750
	178,125	46,875	(2)	$0.64	10/28/2015

(1)          For each option shown, the expiration date is the 10th anniversary of the date the option was granted.

(2)          One quarter of the shares vest one year from the date of grant, the remaining shares vest monthly over the following three years.

(3)          Shares vest monthly over four years.

(4)          Restricted Stock Units vest over a four-year period.

(5)          Performance based restricted stock units vest upon the achievement of specific performance objectives.

Narrative to Summary Compensation Table and Outstanding Equity Awards Table

The Compensation Committee granted merit-based non-statutory stock options and statutory stock options to the executive officers and other employees in previous years.  In November 2007, the Compensation Committee granted restricted stock units to the executive officers and our other employees.

Such grants of stock options and restricted stock units were granted out of our Amended and Restated 2005 Equity Incentive Plan (“the Plan”).  There are 10,390,000 shares of Class A common stock authorized for grant under the Plan. The Plan allows for grants of incentive stock options with exercise prices of at least 100% of the fair market value of Lpath’s common stock, nonqualified options with exercise prices of at least 85% of the fair market value of the company’s common stock, restricted stock, and restricted stock units. All stock options granted to date have a ten-year life and vest over zero to five years.  Restricted stock units granted have a five-year life and vest over zero to four years or upon the achievement of specified clinical trial milestones.

On March 27, 2006, following the approval by the Company’s Compensation Committee and Board of Directors, the Company entered into an employment agreement with Scott R. Pancoast, President and Chief Executive Officer.  Under the terms of his employment agreement, Mr. Pancoast receives a minimum annual salary of $330,000.  Effective November 10, 2008, Mr. Pancoast’s base salary under the employment agreement was increased to $367,500.  Mr. Pancoast may be granted bonuses and equity compensation at the discretion of the Board, upon review and recommendation by the Compensation Committee.  Mr. Pancoast was paid a bonus of $70,311, in 2007.  No bonus was paid in 2008.  On November 20, 2007, Mr. Pancoast was granted restricted stock units for 825,000 shares of Lpath common stock.  One-half of these RSUs vest over a four-year service period, while the remainder vests upon the achievement of specific performance objectives.  If Mr. Pancoast’s employment is terminated by the Company without cause, he is entitled to receive his base salary and benefits for a period of 12 months following such termination, and the portion of his stock options and restricted stock units that would have vested during the 18 months following the termination will immediately vest.  If Mr. Pancoast’s employment is terminated in connection with a change of control of the Company, then Mr. Pancoast will be paid his base salary and benefits for a period of 18 months following such termination, and the portion of his stock options and restricted stock units that would have vested during the 24 months following the termination will immediately vest.

On March 27, 2006, following the approval by the Company’s Compensation Committee and Board of Directors, the Company entered into an employment agreement with Gary Atkinson, Vice President and Chief Financial Officer.  Under the terms of his employment agreement, Mr. Atkinson receives a minimum annual salary of $210,000.  Effective November 1, 2008, Mr. Atkinson’s base salary under the employment agreement was increased to $260,000.  Mr. Atkinson may be granted bonuses and equity compensation at the discretion of the Board, upon review and recommendation by the Compensation

Committee.  Mr. Atkinson was paid a bonus of $25,311, in 2007.  No bonus was paid in 2008.  On November 20, 2007, Mr. Atkinson was granted restricted stock units for 200,000 shares of Lpath common stock.  One-half of these RSUs vest over a four-year service period, while the remainder vests upon the achievement of specific performance objectives.  If Mr. Atkinson’s employment is terminated by the Company without cause, he is entitled to receive his base salary and benefits for a period of 7 months following such termination.  If Mr. Atkinson’s employment is terminated in connection with a change of control of the Company, then Mr. Atkinson will be paid his base salary and benefits for a period of 12 months following such termination, and the portion of his stock options and restricted stock units that would have vested during the 24 months following the termination will immediately vest.

We do not provide pension arrangements or post-retirement health coverage for our executives or employees.  Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan.  In any plan year, we contribute to each participant a matching contribution up to a maximum of 4% of the participant’s compensation, subject to statutory limitations.  We do not provide any nonqualified defined contribution or other deferred compensation plans.

Compensation of Directors

The terms of the compensation arrangements for our non-management directors are as follows:

•                 Non-management directors shall receive an annual payment of $25,000, which is payable in equal quarterly payments.

•                 The non-management directors shall receive a stock option grant that vests over a four-year period and is intended to be the sole non-cash compensation paid to non-management directors.  These options will vest in equal monthly installments over a four-year period.  The exercise price of such options will be the fair market value of the Company’s Common Stock on the date immediately prior to the date of grant.  Such stock options will expire on the tenth anniversary of the date of grant.

Directors who are also executive officers of the Company are not paid additional compensation for serving as directors.

Director Compensation Fiscal Year 2008

Name	Fees Paid in Cash	Option Awards		Total
Jeffrey Ferrell	$25,000	$—	(1)	$25,000
Charles A. Mathews	$25,000	$14,286	(2)	$39,286
Daniel Petree	$—	$—	(3)	$—
Donald R Swortwood	$25,000	$16,001	(4)	$41,001

(1)   Mr. Ferrell was appointed to the Board on April 6, 2007 and elected on October 9, 2007.  Mr. Ferrell was granted 23,000 restricted stock units on February 9, 2009.

(2)   As of December 31, 2008, Mr. Mathews held 50,000 stock options, of which 34,375 were vested and 20,000 restricted stock units, of which 8,750 were vested.  Mr. Mathews was elected to the Board on March 2, 2006.

(3)   Mr. Petree was appointed to the Board of Directors on November 10, 2008.

(4)   As of December 31, 2008, Mr. Donald R. Swortwood held 50,000 stock options, of which 30,208 were vested.  Mr. Swortwood was elected to the Board on July 25, 2006.

Director Attendance at Annual Meeting

The Company encourages members of the Board of Directors to attend annual meetings.   Part of that encouragement from the Company consists of a reimbursement policy.  The Company reimburses directors for reasonable out-of-pocket expenses incurred by directors in attending an annual meeting.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information on the beneficial ownership of our Class A common stock by executive officers and directors, as well as stockholders who are known by us to own beneficially more than 5% of our common stock, as of March 31, 2009.  Except as listed below, the address of all owners listed is c/o Lpath, Inc., 6335 Ferris Square, Suite A, San Diego, CA 92121.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
Barclays Plc 1 Churchill Place London, E145HP, England	8,421,100	(3)	15.9%

LB I Group Inc. 399 Park Avenue 9th Floor New York, NY 10022	7,591,098	(4)	13.4%

Charles Polsky Portfolio Manager WHI Growth Fund, L.P. 191 N. Wacker Drive, Suite 1500 Chicago, Il 60606	7,067,881	(5)	12.9%

Donald R. Swortwood Chairman & Chief Executive Officer Western States Investment Group 6335 Ferris Square, Ste A, San Diego, CA 92121 Director	6,022,133	(6)	11.2%

Letitia H. Swortwood Western States Investment Group 6335 Ferris Square, Ste A, San Diego, CA 92121	5,980,675	(7)	11.2%

E. Jeffrey Peierls 73 S. Holman Way Golden, CO 80401	5,593,618	(8)	10.3%

Brian E. Peierls 7808 Harvestman Cove Austin, TX 78731	4,607,648	(9)	8.5%

Scott Pancoast President, Chief Executive Officer and Director	1,639,022	(10)	3.0%

Roger Sabbadini, Ph.D. Founder, Chief Scientific Officer, and Director	1,462,280	(11)	2.7%

Gary J.G. Atkinson Vice President, Chief Financial Officer and Secretary	354,687	(12)	*

Charles Mathews Director	54,583	(13)	*

Jeffrey Ferrell Director	5,750	(14)	*

Daniel Petree Director	11,500	(15)	*

All directors and executive officers as a group (seven persons)	9,549,955		17.5%

From time to time, the number of our shares held in the “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our common stock outstanding.

* Less than one percent.

(1) A person is considered to beneficially own any shares: (i) over which the person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2) Percentage information is based on 52,931,071 shares of Class A Common Stock outstanding as of March 31, 2009, plus each person’s warrants, options, and restricted stock units (RSUs) that are currently exercisable or vested (in the case of (RSUs) or that will become exercisable or vested within 60 days of March 31, 2009.  Percentage information for each person assumes that no other individual will exercise any warrants and/or options.

(3) Barclays Plc is a registered broker-dealer.

(4) Includes 3,906,887 shares of Class A common stock issuable upon the exercise of warrants.  Lehman Brothers Holdings Inc., a former public company and broker-dealer, now in Chapter 11 Bankruptcy receivership, is the parent company of Lehman Brothers Inc.

(5) Includes 1,607,350 shares of Class A common stock and 619,994 shares of Class A common stock issuable upon the exercise of warrants owned directly by WHI Growth Fund, L.P.  Also includes 913,890 shares of Class A common stock and 504,809 shares of Class A common stock issuable upon the exercise of warrants held by WHI Morula Fund, LLC, 526,316 shares of Class A common stock held by WHI Morula Fund II, LLC, 842,120 shares of Class A common stock and 298,587 shares of Class A common stock issuable upon the exercise of warrants held by WHI Select Fund, L.P., and 1,315,796 shares of Class A common stock and 439,019 shares of Class A common stock issuable upon the exercise of warrants held by Panacea Fund, LLC.  William Harris Investors, Inc., a registered investment advisor, serves as the General Partner for the WHI Growth Fund, L.P. and the WHI Select Fund, L.P.  They also serve as the Manager of WHI Morula Fund, LLC, and the Panacea Fund, LLC.

(6) Includes 604,980 shares of Class A common stock issuable upon the exercise of warrants, 36,458 shares of Class A common stock issuable upon the exercise of outstanding options, 5,000 shares of Class A common stock that are issuable pursuant to the terms of RSUs, and 588,000 shares of Class A common stock owned by WSIC.  Mr. Swortwood owns 50% of WSIC.

(7) Includes 604,980 shares of Class A common stock issuable upon the exercise of warrants, and 588,000 shares of Class A common stock owned by WSIC.  Mrs. Swortwood owns 50% of WSIC.

(8) Includes 381,579 shares of Class A common stock and 158,902 shares of Class A common stock issuable upon the exercise of warrants owned directly by Mr. E. Jeffrey Peierls.  Also includes 2,786,842 shares of Class A common stock and 1,085,182 shares of Class A common stock issuable upon the exercise of warrants held by The Peierls Foundation, Inc. (the “Foundation”), and 242,105 shares of Class A common stock and 102,130 shares of Class A common stock issuable upon the exercise of warrants held by the U. D. Ethel Peierls Charitable Lead Trust (the “Lead Trust”), and 638,948 shares of Class A common stock and 197,930 shares of Class A common stock issuable upon the exercise of warrants held by the following trusts: UD E.F. Peierls for B.E. Peierls, UD E.F. Peierls for E.J. Peierls, UD J.N. Peierls for B.E. Peierls, UD J.N. Peierls for E.J. Peierls, UD E.S. Peierls for E.F. Peierls, UW Jennie Peierls for B.E. Peierls, UW Jennie Peierls for E.J. Peierls, UW E.S. Peierls for BEP Art VI-Accum, UW E.S. Peierls for EJP Art VI-Accum (the “Trusts”).  Mr. E. Jeffrey Peierls is the President and a Director of the Foundation and is a Co-Trustee of the Lead Trust, and is a Co-Trustee of the Trusts.  Mr. E. Jeffrey Peierls has voting and investment power over the shares of our Class A common stock held by the Foundation, the Lead Trust and the Trusts.

(9) Includes 278,947 shares of Class A common stock and 112,442 shares of Class A common stock issuable upon the exercise of warrants owned directly by Mr. Brian E. Peierls.  Also includes 2,786,842 shares of Class A common stock and 1,085,182 shares of Class A common stock issuable upon the exercise of warrants held by the Foundation and 242,105 shares of Class A common stock and 102,130 shares of Class A common stock issuable upon the exercise of warrants held by the Lead Trust.  Mr. Brian E. Peierls is the Vice President and a Director of the Foundation and is a Co-Trustee of the Lead Trust.  Mr. Brian E. Peierls has voting and investment power over the shares of our Class A common stock held by the Foundation and the Lead Trust.

(10) Includes 34,796 shares of Class A common stock issuable upon the exercise of warrants, 1,113,007 shares of Class A common stock issuable upon the exercise of outstanding options and 386,719 shares of Class A common stock that are issuable pursuant to the terms of RSUs.

(11) Includes 483,510 shares of Class A common stock issuable upon the exercise of outstanding options and 142,970 shares of Class A common stock that are issuable pursuant to the terms of  RSUs.

(12) Includes 267,187 shares of Class A common stock issuable upon the exercise of outstanding options and 87,500 shares of Class A common stock that are issuable pursuant to the terms of  RSUs.

(13) Includes 39,583 shares of Class A common stock issuable upon the exercise of outstanding options and 15,000 shares of Class A common stock that are issuable pursuant to the terms of  RSUs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 18, 2008, the Company entered into the Stock Purchase Agreement (the “2008 SPA”) by and between the Company and certain investors (the 2008 SPA and related documents, together, the “2008 Financing”).  Pursuant to the 2008 SPA, the Company sold shares of its Class A common stock at $0.95 per share and also issued warrants to purchase Class A common stock equal to 25% of the shares purchased by each investor, at an exercise price of $1.25 per share, for aggregate proceeds of approximately $6.7 million.

Pursuant to the 2008 SPA, Mr. Pancoast, the CEO and a director of the Company, subscribed for 25,260 shares of Class A common stock and warrants to purchase 6,251shares of Class A common stock, for an aggregate purchase price of $23,997.  Such subscription was on the same terms and condition as other investors in the 2008 Financing.  Mr. Pancoast subsequently gifted his shares.   Pursuant to the 2008 SPA, the Donald R. Swortwood Trust Dated July 7, 1995, of which Mr. Swortwood — a director of the Company — is a trustee, and Letitia H. Swortwood Revocable Trust #1 Dated September 16, 1992, of which Letitia Swortwood, is a trustee, each subscribed for 131,580 shares of Class A common stock and were issued respective warrants to purchase each 32,895 shares of Class A common stock in exchange for the respective investments of $125,001 by each such trust.

In April 2007, the Company entered into the Stock Purchase Agreement, dated April 6, 2007 (the “2007 SPA”) and related documents (together with the 2007 SPA, the “2007 Financing”), with each of the purchasers specified therein, whereby the Company sold shares of Class A common stock at a per-share price of $0.95 and warrants to purchase Class A common stock at the exercise price of $1.05 for aggregate proceeds of approximately $16.9 million.  Lehman Brothers Holdings Inc. and affiliates (“Lehman”) purchased 8,421,100 shares and was issued warrants to purchase 2,947,385 shares of Class A common stock for a total subscription amount of $8,000,045 pursuant to the 2007 SPA.  In connection with its participation in the 2007 Financing, William Harris Investors, Inc., through affiliates (collectively, “William Harris”) purchased an aggregate 4,696,000 shares of and 1,643,600 warrants to purchase shares of Class A common stock for a total subscription amount of $4,461,200.  The Peierls Foundation, Inc. and affiliates (collectively, “the Peierls Group”) purchased a total of 1,310,000 shares of, and 444,500 warrants to purchase shares of Class A common stock for the aggregate consideration of $1,244,500 pursuant to the 2007 SPA.

In connection with its entry into the 2008 SPA, Lehman subscribed for an aggregate 3,684,211 shares of, and 921,053 warrants to purchase Class A common stock for an aggregate purchase price of $3,500,000.  In October 2008, pursuant to a reorganization of Lehman, beneficial ownership of the shares of Class A common stock acquired by Lehman in connection with the 2007 Financing was transferred to Barclays Capital Plc.

Pursuant to the 2008 SPA, William Harris subscribed for an aggregate 789,472 shares of, and was issued a total of 197,368 warrants to purchase Class A common stock for an aggregate purchase price of $749,998.

In connection with the 2008 Financing, the Peierls Group invested a total of $1,680,000 in exchange for an aggregate 1,768,421 shares of, and 442,105 warrants to purchase Class A common stock.

On March 8, 2007, Scott Pancoast, our President and CEO, and Donald Swortwood, both being directors of the company, agreed to commit up to an aggregate of $400,000 in bridge debt financing to us.  Mr. Pancoast and Mr. Swortwood each agreed to commit up to $200,000. A commitment fee of 4%, or $8,000, was due to each of Mr. Pancoast and Mr. Swortwood as a result of their respective agreements to commit such funds.  Non-interested members of our Board of Directors and Audit Committee approved the commitment and its terms.

On March 23, 2007, pursuant to their commitment to provide the bridge debt financing to us, we and Mr. Pancoast signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $50,000, and Donald Swortwood and Letitia Swortwood each signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $25,000.  The promissory notes carried an interest rate of 9% per annum.  The terms of the promissory notes provided that the outstanding principal balance and all accrued interest was due upon the earlier of September 30, 2007, or the date of the next Qualified Financing Round (as defined in the promissory notes).  All of these promissory notes were repaid in full, together with accrued interest, on April 10, 2007.

Lpath subleases a portion of its facility to Western States Investment Corporation (“WSIC”), owned by two individuals who are among Lpath’s largest stockholders.  The terms of the sublease, in general, are the same as the terms of the company’s direct lease.  To enter into the operating lease agreement described above, the landlord required that $360,000 of the lease obligation be guaranteed.  This guaranty was provided for Lpath by WSIC in exchange for a warrant to purchase 588,000 shares of Lpath common stock.  The warrant terms included an exercise price of $0.80 per share, with an expiration date of May 31, 2007.  The value of this warrant was calculated, using the Black-Scholes model, to be $61,485.  This amount was charged to rent expense over the term of the guaranty.  As of December 31, 2007 the entire amount has been charged to rent expense.

In addition, certain Lpath employees provide investment oversight, accounting, and other administrative services to WSIC.  Certain WSIC employees also provide services to Lpath.  Lpath and WSIC reimburse each other for costs incurred on behalf of the other entity.

During 2008, WSIC reimbursed Lpath $144,000 for investment oversight expenses, $22,157 for lease and facility related expenses, and $2,860 for accounting and other administrative services.  During 2007, WSIC reimbursed Lpath $96,000 for investment oversight expenses, $37,857 for lease and facility related expenses, and $21,783 for accounting and other administrative services.  During 2008 and 2007, Lpath reimbursed WSIC $40,778 and $34,537, respectively, for accounting and administrative expenses.

As of December 31, 2008, WSIC owed Lpath $1,480 for lease and facility expenses.  As of December 31, 2007, WSIC owed Lpath $28,800 for investment oversight expenses, $4,397 for lease and facility related expenses, and $2,860 for accounting and other administrative services.  As of December 31, 2008 and 2007, Lpath owed WSIC $8,816 and $8,820, respectively, for accounting and administrative expenses.

We believe that each of the transactions set forth above which could be deemed a transaction with a related party were entered into on (i) terms as fair as those that could be obtained from independent third parties, and (ii) were ratified by a majority (but no less than two) of our independent directors or by our Audit Committee pursuant to Section III, Item 9(d) of our Audit Committee Charter, who, in either case, did not have an interest in the transaction and who had access to our counsel at our expense.

Director Independence

We currently have three “independent directors” as determined by our Board of Directors, and two non-independent directors.  In assessing director independence, we follow the criteria of the Nasdaq Stock Market (Marketplace Rule 4200).  Our current independent directors are Jeffrey Ferrell, Charles Mathews and Daniel Petree.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, incorporates certain provisions permitted under Article 78 of the Nevada Revised Statutes relating to the liability of Directors.  The provisions eliminate a Director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law.  These provisions do not eliminate a Director’s duty of care.  Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws.

Our Articles of Incorporation, as amended, also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by Article 78 of the Nevada Revised Statutes.  These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from Directors.  We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Expenses estimated to be incurred by Lpath, Inc. for the issuance and distribution of this prospectus are as follows:

SEC registration fee	$0.00
Printing and reproduction costs	10,000.00
Legal and accounting fees and expenses	35,000.00
Total	$45,000.00

Item 14.  Indemnification of Directors and Officers.

Our Bylaws provide for indemnification of its directors, officers and employees as follows:

Every director, officer, or employee shall be indemnified by us against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests.

Our Bylaws further state that we shall provide to any person who is or was our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Nevada law.  The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article.

Our Articles of Incorporation state that any of our directors or officers shall not be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends.  Any repeal or modification of this Article by our stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any of our directors or officers for acts or omissions prior to such repeal or modification.

Article VII of the Articles of Incorporation states:

“Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she or a person with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith.  Such right of indemnification shall be contract right which may be enforced in any manner desired by such person.  The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.  Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchased or maintain insurance on behalf of any person who is or was a director or officer.”

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO ANY OF OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SUCH ACT AND IS THEREFORE UNENFORCEABLE.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

In November 2005, we sold 7,562,250 shares of common stock and 3,781,125 warrants to purchase common stock in connection with a $6,049,800 aggregate offering of units at a price of $1.60 per unit. Each unit consisted of two shares of common stock and one warrant to purchase an additional share of common stock at a price of $1.50 per share. The warrants expire on September 30, 2010. Investors who purchased at least 625,000 units also received a bonus warrant to buy 10% of the number of shares of common stock purchased on identical terms to those previously described. This resulted in 306,250 additional warrants being issued. In connection with the placement of units with investors, placement agents were issued 413,797 warrants, each exercisable for one share of common stock at an exercise price of $0.80.  Of the 413,797 warrants issued to placement agents, 108,125 expire on May 30, 2008 and 305,672 expire on September 30, 2010.

Between June 2005 and November 2005, the company issued 1,300,000 shares of common stock and 1,560,000 warrants. This was the result of the sale of 130,000 units by the company. Each unit consisted of 10 shares of common stock and a warrant to purchase an additional 12 shares of common stock at the exercise price of $0.60 per share.  The warrants expire on May 31, 2007. The price per unit was $5.00 and resulted in proceeds of $650,000.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth two paragraphs above.

In January 2006, we received approval from our Board of Directors and a majority of the stockholders who participated in the November 30, 2005 financing to raise additional capital through a supplemental financing transaction.  The offering price was $1.90 per Unit.  Each Unit consisted of two shares of common stock and a warrant to purchase an additional share of common stock at $1.50 per share.  The warrant has an expiration date of September 30, 2010.  The supplemental financing closed on January 31, 2006.  Proceeds of $636,140 were received for the sale of 334,813 Units.

On March 24, 2006, the company obtained further approval from the applicable shareholders to raise additional capital through an additional supplemental financing transaction.  The pricing and material terms of such March 2006 offering were identical to the earlier January 2006 supplemental round financing (which is described in Note 11 to the Consolidated Financial Statements).  Proceeds of $396,000 were received for the sale of 208,423 Units (each Unit consisting of two shares of the company’s Class A common stock and a warrant to purchase an additional share of such common stock).

On April 6, 2007, we entered into a Securities Purchase Agreement with various accredited investors pursuant to which the Investors agreed to purchase from us an aggregate of 17.7 million shares of the Company’s Class A common stock and 6.2 million warrants exercisable to purchase our Class A common stock at an exercise price of $1.05 per share for an aggregate purchase price of $16.8 million.    The initial closing under the Purchase Agreement occurred on April 6, 2007 (the “Initial Closing”). At the Initial Closing, we received gross proceeds of $13.9 million from the investors and issued 14.6 million shares of our Class A common stock and 5.1 million warrants. The remaining $2.9 million of the aggregate purchase price was funded at a second closing held on June 13, 2007.  As a condition to the second closing, our stockholders at a special meeting held on June 8, 2007 approved an increase in the (i) authorized Class A common stock to at least 100 million shares and (ii) number of shares covered by the Company’s 2005 stock option plan to 10.39 million shares. At the second closing, we received the remaining $2.9 million of the aggregate purchase price for which we will issued to the Investors 3.1 million shares of our Class A common stock and 1.1 million Warrants.

On August 18, 2008, the Company entered into the Stock Purchase Agreement (the “2008 SPA”) by and between the Company and certain investors (the 2008 SPA and related documents, together, the “2008 Financing”).  Pursuant to the 2008 SPA, the Company sold shares of its Class A common stock at $0.95 per share and also issued warrants to purchase Class A common stock equal to 25% of the shares purchased by each investor, at an exercise price of $1.25 per share, for aggregate proceeds of approximately $6.7 million.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth above.

The offer and sale of our securities summarized above were made to accredited investors (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and without any publicity or advertising, and thus subject to an exemption from registration under Section 4(2) of the Securities Act as a transaction by the issuer not involving a public offering.

Item 16.  Exhibits.

Exhibits required by Item 601 of Regulation S-K. The following exhibits are filed as a part of, or incorporated by reference into, this Report:

2.1*	Agreement and Plan of Reorganization, by and between Neighborhood Connections, Inc., Neighborhood Connections Acquisition Corporation, and Lpath Therapeutics Inc. dated July 15, 2005.

2.2

Acquisition Agreement and Plan of Merger, dated as of March 19, 2004, between Neighborhood Connections, Inc. and JCG, Inc. (filed as Exhibit 2.1 to the Current Report on Form 8-K filed on March 22, 2004 and incorporated herein by reference).

3.1*	Amendment to Articles of Incorporation filed December 1, 2005.

3.2

Articles of Incorporation filed on September 18, 2002 (filed as Exhibit 3.1 to Amendment No. 1 to the Annual Report on Form 10-KSB/A for the year ended December 31, 2003 (the “2003 Amended 10-KSB”) (filed on March 25, 2004 and incorporated herein by reference).

3.3	Amendment to Articles of Incorporation filed on December 27, 2002 (filed as Exhibit 3.3 to the Current Report on Form 8-K/A filed on January 9, 2006 and incorporated herein by reference).

3.4	Amended and Restated By-laws (filed as Exhibit 3.4 to the Quarterly Report on Form 10-QSB filed on November 13, 2006 and incorporated herein by reference).

3.5

Amended and Restated Bylaws, as amended on April 3, 2007 (conformed) (filed as Exhibit 3.5 to the Registration Statement on Form SB-2, SEC File No. 144199 (the “June 2007 SB-2”) and incorporated herein by reference).

3.6	Amendment to Articles of Incorporation filed on June 8, 2007 (filed as Exhibit 3.6 to the June 2007 SB-2 and incorporated herein by reference).

4.1*	Form of Warrant issued to Western States Investment Corporation for lease guaranty.

4.2*	Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated June 30, 2005.

4.3*	Form of Warrant issued to Johnson & Johnson Development Corporation dated April 3, 2002.

4.4*	Form of Warrant issued to purchasers of Convertible Secured Promissory Notes as amended by the Omnibus Amendment to Convertible Secured Promissory Notes and Warrants dated November 30, 2005.

4.5*	Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated November 30, 2005.

4.6#	Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated January 31, 2006.

4.7

Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated March 28, 2006 (filed as Exhibit 4.7 to the registration statement on Form SB-2 filed on March 30, 2006, SEC File No. 333-132850, and incorporated herein by reference).

4.8	Form of Warrant issued pursuant to the Securities Purchase Agreement dated April 6, 2007 (April 2007 Warrants) (filed as Exhibit 4.7 to the June 2007 SB-2 and incorporated herein by reference).

4.9	Form of Warrant issued pursuant to the Securities Purchase Agreement dated June 13, 2007 (June 2007 Warrants) (filed as Exhibit 4.8 to the June 2007 SB-2 and incorporated herein by reference).

4.10

Form of Warrant issued pursuant to the Securities Purchase Agreement dated August 12, 2008 (August 2008 Warrants) (filed as Exhibit 4.10 to the registration statement on Form S-1 filed on September 11, 2008, SEC File No. 333-153423 (“2008 S-1”) and incorporated herein by reference).

5.1	Opinion of Michelman & Robinson, LLP (filed as Exhibit 5.1 attached herewith).

10.1*	Lease Agreement dated August 12, 2005 between Lpath Therapeutics Inc. and Pointe Camino Windell, LLC.

10.2*	Research Agreement dated January 28, 2004 between Medlyte, Inc. and San Diego State University, together with Amendments No.1 and No.2.

10.3*	Assignment Agreement dated June 9, 2005 between Lpath Therapeutics Inc. and LPL Technologies, Inc.

10.4

Research Collaboration Agreement dated August 2, 2005 between Lpath Therapeutics Inc. and AERES Biomedical Limited (filed as Exhibit 10.4 to the Current Report on Form 8-K/A filed on January 9, 2006 and incorporated herein by reference) (portions of this exhibit have been omitted pursuant to a request for confidential treatment).

10.5*	Lpath, Inc. Amended and Restated 2005 Equity Incentive Plan (filed as Appendix A to the Company’s Schedule 14-A Proxy Statement filed on August 28, 2007 and incorporated herein by reference). +

10.6#	Assignment and Assumption Agreement dated December 1, 2005 by and between Lpath, Inc. and Lpath Therapeutics, Inc.

10.7**	Form of Employment Agreement between Lpath, Inc. and Scott R. Pancoast dated as of January 1, 2006.+

10.8**	Form of Employment Agreement between Lpath, Inc. and Gary Atkinson dated as of February 6, 2006.+

10.9**	Form of Consultant Agreement between Lpath, Inc. and William Garland dated as of January 1, 2006.+

10.10**	Form of Consultant Agreement between Lpath, Inc. and Roger Sabbadini dated as of February 1, 2006.+

10.11

Form of Employment Agreement between Lpath, Inc. and John Bender dated as of October, 2008 (effective as of September 22, 2008) (filed as Exhibit 10.11 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 25,2009 and incorporated herein by reference).+

10.12

Development and Manufacturing Services Agreement dated August 16, 2006 between Lpath Inc. and Laureate Pharma, Inc. (filed as Exhibit 10.13 to the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 filed on November 13, 2006 and incorporated herein by reference) (portions of this exhibit have been omitted pursuant to a request for confidential treatment).

10.13

Securities Purchase Agreement, dated as of April 6, 2007, by and among Lpath, Inc. and each investor identified therein (filed as Exhibit 10.14 to the June 2007 SB-2 and incorporated herein by reference).

10.14

Registration Rights Agreement, dated as of April 6, 2007, by and among Lpath, Inc. and each investor identified therein (filed as Exhibit 10.15 to the June 2007 SB-2 and incorporated herein by reference).

10.15##	License Agreement dated August 8, 2006 between Lonza Biologics PLC and Lpath, Inc. (portions of this exhibit have been omitted pursuant to a request for confidential treatment).

10.16

Securities Purchase Agreement, dated August 12, 2008, by and among Lpath, Inc. and each of the investors identified therein (filed as Exhibit 10.17 to the 2008 S-1 and incorporated herein by reference).

10.17

Registration Rights Agreement, dated August 12, 2008, by and among Lpath, Inc. and each of the investors identified therein (filed as Exhibit 10.18 to the 2008 S-1 and incorporated herein by reference).

10.18

License Agreement, dated as of October 28, 2008, by and between Lpath, Inc. and Merck KgaA (portions of this exhibit have been omitted pursuant to a request for confidential treatment) (filed as Exhibit 10.17 to the Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 25,2009 and incorporated herein by reference)

21.1#	List of Subsidiaries of Registrant.

23.1	Consent of LevitZacks (contained in Exhibit 23.1 attached herewith)

23.2	Consent of Michelman & Robinson, LLP (contained in Exhibit 5.1 attached herewith).

*Filed as an exhibit to the Current Report on Form 8-K filed with the SEC on December 6, 2005 and incorporated herein by reference

#Filed as an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 2005 filed with the SEC on March 16, 2006 and incorporated herein by reference

**Filed as an exhibit to the Current Report on Form 8-K filed with the SEC on March 29, 2006 and incorporated herein by reference

##Filed as an exhibit to the Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2007 filed with the SEC on November 13, 2007 and incorporated herein by reference

+Management contract, or compensation plan or arrangement

Item 17.  Undertakings.

The undersigned registrant hereby undertakes that:

(1)  It will file, during any period in which it offers or sell securities, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)  For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

(3)  It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 to Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of San Diego, State of California, on May 1, 2009.

LPATH, INC.

/s/ Scott R. Pancoast
Scott R. Pancoast, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott R. Pancoast	President, Chief Executive Officer, and Director	May 1, 2009
Scott R. Pancoast	(Principal Executive Officer)

/s/ Gary J. G. Atkinson	Vice President and Chief Financial Officer	May 1, 2009
Gary J. G. Atkinson	(Principal Financial and Accounting Officer)

/s/ Charles A. Mathews	Director	May 1, 2009
Charles A. Mathews

/s/ Donald R. Swortwood	Director	May 1, 2009
Donald R. Swortwood

/s/ Daniel H. Petree	Director	May 1, 2009
Daniel H. Petree

/s/ Jeffrey Ferrell	Director	May 1, 2009
Jeffrey Ferrell